UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March [    ], 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. Eastern Daylight Time on Tuesday, April 29, 2014, at the Embassy Suites, 460 North Cherry Street, Winston-Salem, NC 27101. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. Shareholders as of the record date of February 19, 2014 are invited to attend the meeting.

We are again providing proxy materials to our common stock shareholders primarily through the Internet. We have found this process significantly lowers the costs of our annual proxy campaign. We encourage you to read this year’s proxy materials, which include our 2014 Proxy Statement and our 2013 Annual Report on Form 10-K, that was filed with the Securities and Exchange Commission on February 26, 2014. Also included is a copy of the 2013 Annual Report that contains financial highlights, our letter to shareholders and additional information about BB&T.

We encourage you to vote through the Internet or by telephone as soon as possible. If you received the proxy materials by mail, you may complete, sign and return the enclosed proxy card. Even if you plan to attend the meeting, we strongly encourage you to vote your shares in advance.

The agenda for this year’s Annual Meeting includes the following items:

Agenda Item	Board Recommendation
Election of 18 Directors named in the Proxy Statement	FOR
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014	FOR
Advisory vote to approve BB&T’s executive compensation program	FOR
Amendment to BB&T’s Articles of Incorporation to implement a majority voting standard in uncontested director elections	FOR
Shareholder proposal with respect to political contributions, if properly presented at the meeting.	AGAINST
Shareholder proposal with respect to recoupment of incentive compensation, if properly presented at the meeting.	AGAINST

Please refer to the proxy statement for further details on the proposals to be voted on at the Annual Meeting. We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial performance and strategic direction of BB&T.

Sincerely,

Kelly S. King Chairman and Chief Executive Officer

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

Notice of Annual Meeting of Shareholders

Date and Time:	April 29, 2014, at 11:00 A.M. Eastern Daylight Time

Place:	Embassy Suites 460 North Cherry Street Winston-Salem, NC 27101

Items of Business:

1.      The election of the eighteen directors named in the Proxy Statement, each for a one-year term expiring at the 2015 Annual Meeting of Shareholders.

2.      Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

3.      Advisory vote to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote.

4.      Amendment to BB&T’s Articles of Incorporation to implement a majority voting standard in uncontested director elections.

5.      Shareholder proposal with respect to political contributions, if properly presented at the meeting.

6.      Shareholder proposal with respect to recoupment of incentive compensation to senior executives, if properly presented at the meeting.

Shareholders may also transact such other business as may properly come before the meeting.

Record Date:	You may vote at the meeting (or any adjournment or postponement) if you were a shareholder of record of BB&T Corporation common stock at the close of business on February 19, 2014.

Voting by Proxy:

Your vote is very important. You may vote in one of four ways:

•    By Internet: Go to www.envisionreports.com/BBT and follow the instructions

•    By telephone: Call toll-free 1-800-652-VOTE(8683), and follow the instructions

•    By mail: Complete, sign, date and mail the enclosed proxy card

•    In person: Attend the Annual Meeting in person and submit a ballot

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013 accompanies these proxy materials.

By Order of the Board of Directors,

Kelly S. King Chairman and Chief Executive Officer

March [    ], 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be

Held on April 29, 2014

A copy of this Proxy Statement is available at www.envisionreports.com/BBT. Also available at this website is the 2013 Annual Report, which highlights summary financial information about BB&T, and BB&T’s Annual Report on Form 10-K for the year ended December 31, 2013.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement for BB&T Corporation (the “Corporation,” the “Company,” or “BB&T”). This summary does not contain all the information that you should consider, and you should read this entire Proxy Statement carefully before you vote. The page references in this summary will guide you to more complete information. Additional Information regarding our 2013 performance can be found in our 2013 Annual Report on Form 10-K.

2014 Annual Meeting of Shareholders

Time and Date:	April 29, 2014, at 11:00 A.M. Eastern Daylight Time
Location:	Embassy Suites 460 North Cherry Street Winston-Salem, NC 27101
Record Date:	February 19, 2014

Items to Be Voted On

Item	Board Recommendation	For More Information
1. Elect eighteen directors, named in this Proxy Statement	FOR ALL	Page [4]
2. Ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2014	FOR	Page [25]
3. Vote on an advisory resolution to approve BB&T’s executive compensation program	FOR	Page [28]
4. Vote to approve an amendment to BB&T’s articles of incorporation to implement majority voting in uncontested director elections	FOR	Page [74]
5. Vote on a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures, if properly presented at the meeting.	AGAINST	Page [76]
6. Vote on a shareholder proposal relating to recoupment of incentive compensation to senior executives, if properly presented at the meeting.	AGAINST	Page [78]

How to Vote Your Shares

Your vote matters! Shareholders of record as of February 19, 2014 are entitled to vote. Please cast your vote today. Here is how:

Vote by Internet:	Go to www.envisionreports.com/BBT and follow the instructions
Vote by telephone:	Call toll-free 1-800-652-VOTE(8683), and follow the instructions
Vote by mail:	Complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided
Vote in person:	Attend the Annual Meeting in person and submit a ballot.

If your shares are held in “street name,” please refer to the voting instructions received from your bank or broker. If you vote via the Internet or by telephone, please do not return your proxy card.

(i)

2013 Business Performance Highlights

BB&T produced record operating results in 2013 while meeting the challenges of 2013 with a steadfast commitment to our values and an unwavering dedication to help our clients, associates, communities and shareholders be successful. Several of our notable business accomplishments during 2013 were:

•	Record income before taxes of $3.1 billion, an 11.9% increase over the prior year.

•	Continued improvement in credit quality.

•

Growth in noninterest income was driven by record revenues in the insurance, investment banking and brokerage, bankcard fees and merchant discounts, and trust and investment advisory lines of business.

•	Continued improvement in deposit mix and average cost.

•	Strong growth in all regulatory capital ratios throughout 2013.

2013 Challenges

While 2013 was a year marked by record income before taxes and improved capital levels that were already among the best in the industry, BB&T faced several notable challenges. The following summary provides a brief description of two of 2013’s more significant challenges and the Compensation Committee’s view of these challenges for compensation purposes. See pages 32-33 for a more detailed discussion.

•	Tax Litigation Charges — In connection with ongoing tax litigation with the IRS, BB&T took charges to earnings of $281 million and $235 million in the first and third quarters of 2013, respectively.

•

Compensation Committee Perspective — The Compensation Committee reviewed the historical impact of the transactions underlying the tax litigation and determined that neither Mr. King nor any other current or former member of Executive Management received a material benefit from the transactions impacting their compensation or otherwise. For compensation purposes only, the Compensation Committee also considered that BB&T has appealed a significant adverse court decision in the litigation and further considered that a different financial services institution obtained a favorable ruling in its substantially similar case against the IRS. The Compensation Committee typically makes adjustments to BB&T’s GAAP results to ensure that the participants are compensated for BB&T’s core performance and are neither penalized nor rewarded for one-time charges, unusual gains, or similar non-core events. Accordingly, the Compensation Committee authorized compensation-related adjustments to BB&T’s 2013 results to factor out the tax litigation charges.

•	CCAR — In March 2013 the Federal Reserve objected to BB&T’s Comprehensive Capital Analysis and Review (“CCAR”) capital plan.

•

Compensation Committee Perspective — The Federal Reserve’s objection related to certain qualitative elements of BB&T’s capital plan, not to the quantitative aspects that reflect BB&T’s core business and performance, including the Corporation’s capital strength, earnings and financial condition. There was no objection to the continuation of BB&T’s dividend of $0.23 per share for 2013 and the Federal Reserve did not object to BB&T’s revised capital plan submitted in June 2013. Because of the nature of the Federal Reserve’s objections, Executive Management’s response and the subsequent non-objection to the CCAR resubmission, no adjustments were made to the NEOs’ compensation for 2013.

(ii)

2013 Executive Compensation Overview

2013 COMPENSATION HIGHLIGHTS
Base Salary • The NEOs’ base salaries increased approximately 2%, in line with the salary pool provided for associates across the entire company.

Short-Term Incentives

Annual Incentive Awards

•     For 2013, the maximum level of achievement under the Annual Incentive Awards would generate a payout of 150% of target, as opposed to 200% in 2012.

•     No increase to award opportunity to offset “upside” reduction.

Long-Term Incentives

Long-Term Incentive Performance (“LTIP”) Awards

•     For 2013 LTIP awards (payable in 2016), the maximum level of achievement over the three-year performance period will generate a payout of 150% of target, as opposed to 200% in 2012.

•     Award opportunity increased partially to offset “upside” reduction.

Incentive Stock Awards

•     For 2013, incentive stock awards consisted of a mix of restricted stock units (80%) and stock options (20%), as compared to 60% and 40%, respectively for 2012.

•     2013 restricted stock unit awards add a new performance-based vesting component and vest ratably over a three-year period.

•     The 2013 stock option awards vest ratably over a three-year period, as opposed to ratable four-year vesting for the 2012 stock options.

Risk Scorecard

•     For 2013, BB&T adopted a risk scorecard which the Compensation Committee can use to adjust, if necessary, the short-term and long-term incentive compensation of each member of Executive Management in connection with negative risk outcomes.

ELEMENTS OF COMPENSATION

For 2013, compensation to our NEOs consisted of the following principle components:

Compensation Element	Key features	Purpose
Base Salary	Cash compensation based on annual review of individual performance criteria and market analysis.	Provides NEOs a fixed amount of base compensation on which to rely.
Annual Incentive Award	Cash compensation to reward BB&T performance based on achievement of specific earnings per share and return on assets goals for the plan year.	Designed to incentivize NEOs to meet annual performance goal criteria that are expected to have a meaningful bearing on long- term increases in shareholder value.
Incentive Stock Awards	Composed of Incentive Stock Awards (20% stock options and 80% restricted stock units).	Aligns NEO compensation with
appreciation in BB&T share price.
The RSUs contain a performance-
based vesting feature where a
portion of the unvested award is
subject to forfeiture if the
performance criteria are not met.
LTIP	Cash compensation to reward superior three-year average return on common equity performance.	Designed to measure long-term company performance relative to BB&T’s Peer Group.

(iii)

In designing the various elements of the total compensation program, the Compensation Committee has carefully selected performance-based metrics and established performance goals that, on the whole, encourage the achievement of short- and long-term shareholder value while enabling BB&T to retain its talented executives.

The compensation program for our NEOs is based on the financial performance of BB&T compared to both objective performance criteria and Peer Group performance. This practice links executive performance and compensation to the annual financial and operational results of BB&T and the long-term financial interests of the shareholders. The Compensation Committee believes that BB&T’s compensation philosophy and practice is consistent with our corporate culture and objectives and provides a key link between NEO pay and performance.

The charts below show the mix of actual compensation paid for 2013 for BB&T’s Chairman and Chief Executive Officer, Kelly S. King, and each of our other NEOs averaged together, in each case expressed as a percentage of total direct compensation. As these charts illustrate, with the exception of base salary, all CEO and NEO pay is variable and at-risk.

The following table shows actual NEO compensation paid for the 2013 performance year and illustrates how the Compensation Committee viewed NEO compensation for 2013. The table also shows total compensation for 2013 as compared to 2012. The principal differences between the table below and the Summary Compensation Table are that the Summary Compensation Table reports the grant date fair value of restricted stock unit awards, the change in pension value and nonqualified deferred compensation earnings as well as all other compensation. The components included below are considered by the committee when making compensation determinations.

2013 COMPENSATION OVERVIEW TABLE

		2013 Incentive Compensation Overview
		Annual Incentive	Option	Restricted Stock Unit	LTIP
Name	Salary(1) ($)	Award(2) ($)	Awards(3) ($)	Awards(3) ($)	(2011- 2013)(4) ($)	2013 Total ($)	2012 Total ($)
Kelly S. King	996,250	2,002,861	557,897	2,231,575	2,055,726	7,844,309	8,555,426
Christopher L. Henson	661,250	759,644	231,437	925,742	953,876	3,531,949	3,721,286
Ricky K. Brown	661,250	759,644	231,437	925,742	953,876	3,531,949	3,718,036
Clarke R. Starnes III	557,500	640,456	176,166	704,654	715,784	2,794,560	2,951,224
Daryl N. Bible	557,500	640,456	176,166	704,654	715,784	2,794,560	2,951,224

(1)	Reflects base salary paid for 2013.
(2)	Amounts reflect value of 2013 Annual Incentive Award, paid in March 2014.
(3)	Amounts reflect the value the Compensation Committee sought to deliver through the restricted stock unit and stock option awards granted in February 2013. No amounts are immediately available to the officer as the options and units vest over time. The exercise price of the options was equal to the stock price on the date of grant, and therefore, there was no intrinsic value on the date of grant. The recipient will only be able to realize future value for the stock options if BB&T’s stock price increases.
(4)	Amounts reflect value of 2011-2013 LTIP awards, paid in March 2014.

(iv)

Changes Effective for 2014

As part of its regular review of BB&T’s compensation program, the Compensation Committee has approved the following changes for 2014. The Compensation Committee expects to conduct a review of the BB&T compensation program relative to the Peer Group in 2014 and may make additional changes to the program (or awards) in furtherance of its commitment to provide a compensation program that is competitive, performance-based, risk balanced and shareholder aligned.

•	No base salary adjustments from 2013.

•	For the 2014 Annual Incentive Awards, the maximum level of achievement will be further reduced to generate a payout of 125% of target, as compared to 150% for the 2013 Annual Incentive Awards.

•	For the 2014-2016 LTIP award, the maximum payout percentage has been reduced so that maximum performance generates a payment of 125% of target (as compared to 150% for 2013-2015 LTIP).

•	No increase to target award opportunity for any of the compensation elements to offset the lost “upside” by the reductions to the maximum payout percentages for the Annual Incentive Award and LTIP.

•

Performance-based vesting was added to 2014 stock option awards, in addition to the 2014 RSU awards (in 2013, only RSUs had a performance-based vesting component). The performance-based vesting component of both the 2014 stock options and the 2014 RSUs provide that up to 100% of the unvested portion of the award is subject to forfeiture if the performance criteria is not met. The 2013 performance-based vesting component for RSUs applied only to 20% of the unvested portion of the award.

For additional details, please refer to our Current Report on Form 8-K filed on February 28, 2014.

Corporate Governance Highlights

The Board of Directors is committed to providing a sound corporate governance framework to ensure that BB&T meets or exceeds the requirements of applicable laws, regulations and rules. In this regard, our ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders. Below are several notable features of BB&T’s corporate governance framework.

•

Director Independence. The Board is a strong proponent of the importance of director independence, and 15 of the 18 members of the Board are independent in accordance with the rules of the New York Stock Exchange and BB&T’s “Categorical Standards of Director Independence.” See page [12].

•

Independent Lead Director. Our Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint a “Lead Director,” who is required to be an independent director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective corporate governance in overseeing the direction and management of BB&T. The Lead Director serves a two-year term, subject to election as a director each year by the shareholders, and may serve for multiple successive terms at the discretion of the Board. The Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. Ronald E. Deal has served as the Lead Director since January 2013. See page [14].

•

Stock Ownership Guidelines. We believe that substantial stock ownership by Executive Management and the Board of Directors effectively aligns the interests of these individuals with the shareholders. We have historically maintained a stock ownership requirement, and the current policy is summarized below. For additional information, see page [52].

Position	Stock Ownership Guideline
CEO	5x Base Salary
Executive Management	3x Base Salary
Non-Employee Director	4x Annual Retainer

(v)

•

Pledging/Hedging of Shares. In 2013, after careful deliberation the Board of Directors approved changes to our Corporate Governance Guidelines so that future share pledges by directors and members of Executive Management are limited to those shares in excess of each individual’s stock ownership requirements. The Guidelines also prohibits directors and Executive Management from engaging in hedging strategies involving our common stock.

•

Risk Oversight. The Board oversees and is ultimately responsible for BB&T’s risk management framework. The Board and Executive Management are responsible for risk appetite and the risk strategy, which are determined based on the operating environment and the achievement of BB&T’s vision, mission and values. BB&T has developed a robust risk management organization with the purpose of providing independent oversight of all risk-taking activities. The risk management organization translates risk appetite into prudent risk processes through effective policies, procedures and limits, and identifies, assesses, measures, controls, monitors and reports all risk types for BB&T. The risk management organization also advocates BB&T’s risk culture throughout our organization and provides for the education of BB&T associates on sound risk management practices. See page [20].

•

Majority Voting for Director Elections. At BB&T’s 2013 Annual Meeting, our shareholders approved a proposal to amend our articles of incorporation to provide that director nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections. After considering the results of this shareholder vote, and after obtaining feedback from some of our largest shareholders on this issue, the Board determined that it is in the best interests of BB&T and the shareholders to amend our articles of incorporation to provide for majority voting in uncontested director elections, while retaining a plurality vote standard for contested elections. Proposal 4 contains BB&T’s proposal to adopt such a majority voting standard and more details about the proposal can be found on page [74]. If approved, BB&T intends to implement this standard beginning with the 2015 Annual Meeting of Shareholders.

•

Board Matching. Effective January 1, 2013, the membership of the Board of Directors was expanded to include all of the Board members of Branch Banking and Trust Company (our banking subsidiary) as of that date, and vice-versa, resulting in the two boards having identical memberships. The decision to match the membership of these two boards provides for transparency and information sharing between both boards allowing for better risk management, provides for administrative efficiencies, and takes advantage of the talent and experience provided by the new members of each board. This structure is also in line with that of many of the financial services companies found in BB&T’s Peer Group. See page [13].

•

Statement of Political Activity. In 2013, BB&T adopted a Statement of Political Activity, which describes and formalizes our oversight process for political contributions and political activity by BB&T, and the activities of our Government Affairs Group. We periodically participate in policy debates on issues to support the Corporation’s interests and we sponsor employee political action committees, or PACs, which allow associates to pool their financial resources to support federal and state candidates who support effective legislation important to BB&T, its shareholders, clients and communities. However, it is BB&T’s policy not to use corporate funds to make contributions to political candidates, political parties or committees or political committees organized for the advancement of political candidates. We invite you to review the Statement of Political Activity on our website. See page [18].

•

Clawbacks and Risk Scorecard. Our 2012 Incentive Plan and award agreements contain broad language regarding compensation clawbacks and makes all awards subject to recoupment to the extent determined by the plan administrator. For 2013, BB&T adopted a risk scorecard that can be used to adjust incentive compensation for negative risk outcomes. See page [51].

(vi)

•

Board Committees. The Board of Directors of BB&T Corporation has five standing committees, as indicated in the table below. The independence status, and committee membership, of each director nominee to the Board is also indicated in the table. Each committee has a written charter adopted by the Board that can be found on BB&T’s website at www.bbt.com and is available in hardcopy to any shareholder who requests it. See page [22] for more information on how to locate or request these documents. For more on the committees of the Board, please see pages [15-16].

Board Committee
Director	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive	Risk
Jennifer S. Banner*	✓	Chair
K. David Boyer, Jr.	✓	✓
Anna R. Cablik	✓		✓	Chair
Ronald E. Deal**	✓				Chair	✓
James A. Faulkner***
I. Patricia Henry	✓	✓
John P. Howe III, M.D.	✓		Chair	✓
Eric C. Kendrick***	✓
Kelly S. King†					✓	✓
Louis B. Lynn***	✓
Edward C. Milligan***	✓
Charles A. Patton	✓				✓	✓
Nido R. Qubein					✓	✓
Tollie W. Rich, Jr.	✓		✓	✓
Thomas E. Skains	✓				✓	Chair
Thomas N. Thompson	✓	✓
Edwin H. Welch, Ph.D.	✓		✓	✓
Stephen T. Williams	✓	✓

†	Chairman of the Board of Directors
*	Designated as Audit Committee Financial Expert
**	Independent Lead Director
***	Serves on the Trust Committee of Branch Banking and Trust Company

(vii)

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why am I being provided this proxy statement?

The enclosed proxy statement summarizes information you need in order to vote at the Annual Meeting of Shareholders to be held on April 29, 2014, at the Embassy Suites, 460 North Cherry Street, Winston-Salem, NC 27101, at 11:00 A.M. Eastern Daylight Time, and any adjournment or postponement thereof (the “Annual Meeting”). The proxy statement is being sent to you because the Board of Directors of BB&T Corporation is soliciting your proxy to vote your shares of common stock at the Annual Meeting. On or about [            ], 2014, the proxy statement and the accompanying proxy materials are being sent to shareholders of record on February 19, 2014.

Who may vote and what constitutes a quorum at the meeting?

Pursuant to the provisions of the North Carolina Business Corporation Act, February 19, 2014 has been fixed as the record date for the determination of holders of BB&T common stock entitled to notice of and to vote at the Annual Meeting.

In order to conduct the Annual Meeting, a majority of shares of BB&T common stock outstanding at the record date must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker “non-votes” (which are explained below) are counted as present and entitled to vote for purposes of determining a quorum.

On what matters are the shareholders of record voting?

The shareholders of record will vote on the following six proposals:

Proposals	Votes Required	Board Recommendation
1. Election of 18 Directors named in the Proxy Statement	Plurality of votes cast for each nominee	FOR ALL
2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014	Majority of votes cast	FOR
3. Annual advisory vote to approve the compensation of the Corporation’s NEOs (Say on Pay).	Majority of votes cast	FOR
4. Amendment to BB&T’s Articles of Incorporation to implement a majority voting standard for uncontested director elections	Majority of votes cast	FOR
5. A shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures, if properly presented at the meeting	Majority of votes cast	AGAINST
6. A shareholder proposal relating to recoupment of incentive compensation to senior executives, if properly presented at the meeting	Majority of votes cast	AGAINST

How many votes do I have?

Each share of BB&T common stock issued and outstanding on February 19, 2014 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”) and certain other BB&T affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 19, 2014, there were 711,219,543 shares of BB&T common stock outstanding and entitled to vote.

How do I vote?

There are four ways to vote:

•	Internet:	You may access the proxy materials on the Internet at www.envisionreports.com/BBT and follow the instructions on the proxy card or on the Notice of Internet Availability.

•	Telephone:	You may call toll-free 1-800-652-VOTE (8683), and follow the instructions on the proxy card or on the Notice of Internet Availability.

•	Mail:	If you received your proxy materials by mail, you may vote by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

•	In person:	A shareholder may vote in person at the Annual Meeting by filling out a ballot.

Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 P.M., Eastern Daylight Time, on April 28, 2014. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded.

Shareholders who hold shares in “street name,” that is, through a broker, bank or other nominee, should instruct their nominee to vote their shares by following the instructions provided by the nominee. Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

We encourage shareholders to take advantage of the options to vote using the Internet or by telephone. Voting in this manner will result in cost savings for BB&T. Three BB&T executives, Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., have been designated as the proxies to cast the votes of our shareholders at the Annual Meeting.

What if I sign and date my proxy but do not provide voting instructions?

A proxy that is signed and dated, but which does not contain voting instructions will be voted as follows:

•	“FOR” the election of each of the eighteen directors named in the Proxy Statement;

•	“FOR” the ratification of PricewatershouseCoopers LLP as BB&T’s auditors;

•	“FOR” the advisory vote to approve executive compensation;

•	“FOR” the amendment to BB&T’s Articles of Incorporation; and

•	“AGAINST” each of the shareholder proposals.

May I revoke my proxy?

The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

What effect do broker non-votes and abstentions have?

A broker or other nominee may generally vote your shares without instruction on routine matters, but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular “non-routine” proposal (such as Proposals 1 and 3-6) because your broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes, as well as abstentions, are not counted as votes for or against the proposal in question, and therefore will not affect the outcome of the vote.

How are the proxy materials delivered?

This year, BB&T is again following Securities and Exchange Commission (“SEC”) rules that allow for the delivery of proxy materials to our shareholders primarily through the Internet. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Shareholders who own shares directly in BB&T and not through a bank, broker or intermediary (“record holders”) will have proxy materials or the Notice of Internet Availability of Proxy Materials delivered directly to their mailing address or electronically if they have previously consented to that delivery method. Shareholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”) will have the proxy materials or the Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

How can I receive the proxy materials electronically?

We also provide shareholders the choice to receive our proxy materials electronically over the Internet instead of receiving paper copies through the mail. By choosing to have the proxy materials delivered electronically, you save BB&T the costs and environmental resources required in printing and mailing these materials. If you are a shareholder of record that received a paper copy of these proxy materials and would like to receive these materials electronically in the future, you may enroll for this service by following the instructions provided on the enclosed proxy card. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may register for electronic delivery of future proxy materials by following the instructions provided when you vote online at the Internet site address listed on your notice. We encourage each shareholder to access the proxy materials electronically using the Internet.

Who pays the costs of soliciting proxies?

All expenses incurred in this solicitation will be paid by BB&T. In addition to soliciting proxies by mail, over the Internet and by telephone, our directors, officers and employees, who are also referred to as associates, may solicit proxies on behalf of BB&T without additional compensation. We have engaged AST Phoenix Advisors to act as our proxy solicitor and have agreed to pay it approximately $12,500 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial holders and to obtain authorization for the execution of proxies. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

How will voting results be reported?

After the Annual Meeting of Shareholders, BB&T will report final voting results in a Current Report on Form 8-K filed with the SEC.

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of directors shall be not less than three nor more than twenty-five, as determined from time to time by the Board of Directors. BB&T’s Board of Directors is currently fixed at nineteen individuals, and will be reduced to eighteen effective as of the date of the Annual Meeting and the retirement of Mr. Allison, discussed below. Each of the eighteen nominees listed below for election as a director of the Corporation currently serves on the Board of Directors. The nominees, if elected, will each serve for a one-year term expiring at the Annual Meeting of Shareholders in 2015.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the eighteen nominees listed below as directors, unless authority to so vote is withheld. Although our Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of BB&T common stock represented by proxies will be voted for the election of a substitute nominee, designated by the Board, or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of BB&T common stock do not have cumulative voting rights in the election of directors.

A properly executed proxy marked “FOR ALL” of the eighteen nominees for director will be voted for each of the nominees. Marking the proxy card “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to the nominee(s) that you specify.

A candidate for election as a director of BB&T is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to our business, his or her experience in risk management, and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. Maturity of judgment and community leadership are important characteristics that members of the Board of Directors should possess. Each of the below-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Each nominee also brings a strong and unique background and set of skills to the Board of Directors, providing the Board of Directors, as a whole, competence and experience in a wide variety of areas. The names of the nominees for election to our Board of Directors, their principal occupations, and certain other information with respect to such nominees are set forth below.

ALLISON RETIREMENT

Recently, our former Chairman and Chief Executive Officer, John A. Allison IV, announced his retirement from BB&T’s Board of Directors, effective at the Annual Meeting. Mr. Allison presided over BB&T’s storied transformation into one of the largest—and highest performing—financial services companies in the nation. Under his leadership, BB&T grew to become the nation’s 14th largest financial holding company. Assets increased from approximately $275 million in 1971 when Mr. Allison’s career at BB&T began to $152 billion in 2008 when he retired as the chief executive officer. We thank Mr. Allison for his longstanding service and dedication to BB&T and wish him well in his future endeavors.

Nominees for Election as Directors for a One-Year Term Expiring in 2015

Jennifer S. Banner	Knoxville, TN

Board Committees: Audit (Chair)

Ms. Banner, 54, has been a BB&T director since 2003 and a Branch Bank director since 2013. She has served as President and Chief Executive Officer of SchaadSource, LLC (a real estate construction and development company) since 2006, Chief Executive Officer of Schaad Companies, LLC (a diversified holding company) since 2008 and Chief Executive Officer of Schaad Family Office, LLC (a diversified holding company) since 2012.

Ms. Banner brings to BB&T experience as a Chief Executive Officer and skills in public accounting, as well as financial industry, corporate governance and risk management experience from her prior service on the boards of directors of First Vantage Bank and First Virginia Banks, Inc. She currently serves as a director of the Federal Reserve Bank of Atlanta-Nashville Branch, where she received formal training in monetary policy, the banking system and macroeconomics. In addition, Ms. Banner has experience with community-oriented organizations and the construction and real estate development industries. Ms. Banner qualifies as an “audit committee financial expert” under SEC guidelines.

K. David Boyer, Jr.	Oakton, VA

Board Committees: Audit

Mr. Boyer, 62, has been a BB&T director since 2009 and a Branch Bank director since 2013. He has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (an information security consulting and software engineering firm) since 2004.

Prior to his election to the BB&T Board, Mr. Boyer served for over 11 years on Branch Bank’s local advisory board in Washington, D.C. This experience provided Mr. Boyer a thorough understanding of BB&T’s banking organization and its values and culture. Mr. Boyer has extensive experience with risk management, accounting and finance, as well as information technology services, information management, information assurance and anti-terrorism assistance services, and brings skills related to this experience to the BB&T Board.

Anna R. Cablik	Marietta, GA

Board Committees: Compensation Nominating and Corporate Governance (Chair) Public Company Directorships: Georgia Power Company since 2001

Ms. Cablik, 61, has been a BB&T director since 2004 and a Branch Bank director since 2013. She has served as the President of Anasteel & Supply Company, LLC (a reinforcing steel fabricator) since 1994 and as President of Anatek Inc. (a general contractor) since 1982.

Ms. Cablik brings entrepreneurial and business-building skills and experience to BB&T, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and experience to the BB&T Board. Additionally, as the owner and operator of a company, Ms. Cablik has over 20 years’ experience overseeing the preparation of financial statements and the review of accounting matters.

Ronald E. Deal	Hickory, NC

Independent Lead Director Board Committees: Executive (Chair) Risk

Mr. Deal, 70, has been a BB&T director since 1986 and a Branch Bank director since 2013. He has served as Chairman of Wesley Hall, Inc. (a furniture manufacturer) since 1990.

Mr. Deal has been a member of the BB&T Board for over 25 years and during that time he has helped guide BB&T through its transformation from a small North Carolina bank into one of the largest financial services institutions in the nation. Mr. Deal’s institutional knowledge and longstanding Board service make him a uniquely qualified member of the BB&T Board. He brings executive decision making skills and business acumen to BB&T from his service as the Chairman of Wesley Hall, a fourth generation family company manufacturing in the upper segment of the upholstered furniture market, which has successfully grown from around 30 employees to well over 250 employees during a time when the furniture industry has faced significant challenges.

James A. Faulkner	Dahlonega, GA

Mr. Faulkner, 69, has been a BB&T director since 2013 and a Branch Bank director since 2000. He is currently retired and previously served as a consultant to Branch Bank from 2000 through 2011.

Mr. Faulkner brings to BB&T significant financial services leadership, oversight and expertise stemming from his distinguished 49-year career in commercial banking, including serving as the top executive of Century South Banks from 1997 until it merged with BB&T in 2000. He has served as a director of four different public companies over a 26 year period, providing him with meaningful corporate governance perspective and experience. Mr. Faulkner’s long tenure on the Branch Bank board, where he is a member of the Trust Committee, and his consulting work with Branch Bank affords him valuable insight as to BB&T’s banking operations and its vision, mission, values and culture.

I. Patricia Henry	Stone Mountain, GA

Board Committees: Audit

Ms. Henry, 66, has been a BB&T director since 2013 and a Branch Bank director since 1999. She is currently retired and previously was the Director of Strategic Projects for Miller Brewing from 2005 to 2008.

Ms. Henry brings extensive risk management, strategic planning and organizational development experience and skills to the BB&T Board. At Miller Brewing, Ms. Henry became the first woman to hold a lead management post at a major U.S. brewery when she was named Plant Manager of the Eden, North Carolina, facility in 1995. In addition, Ms. Henry’s operational business background allows her to bring the perspective of a commercial client into BB&T’s boardroom. Her institutional knowledge and longstanding Branch Bank board service further qualify her to serve as a member of the BB&T Board.

John P. Howe III, M.D.	Washington, D.C.

Board Committees: Compensation (Chair) Nominating and Corporate Governance

Dr. Howe, 71, has been a BB&T director since 2005 and a Branch Bank director since 2013. He has served as President and Chief Executive Officer of Project HOPE (an international health foundation) since 2001.

Through his experience as the President and Chief Executive Officer of Project HOPE (Health Opportunities for People Everywhere), Dr. Howe brings to the BB&T Board experience and guidance on how a large institution successfully executes its vision and mission in the face of meaningful obstacles. Dr. Howe also has experience in finance through his role with Project HOPE and as the former President of the University of Texas Health Science Center at San Antonio for over 15 years. His finance experience qualifies him as an “audit committee financial expert” under SEC guidelines.

Eric C. Kendrick	Arlington, VA

Mr. Kendrick, 67, has been a BB&T director since 2013 and a Branch Bank director since 2003. He has served as the President of Mereck Associates, Inc. (a real estate management and development firm) since 1989. He is also President of Old Dominion Warehouse Corporation (a warehouse leasing and development firm) since 1991, President of Upton Corporation (a commercial property development company) since 1991 and President of Murteck Construction Company, Inc. (a general contractor) since 1991.

Mr. Kendrick brings to BB&T significant financial services industry experience and corporate governance perspective from his service on the boards of First Virginia Banks, Inc., where he served as a director from 1986 until it merged with BB&T in 2003, and Branch Bank, where he has served as director since 2003 and is currently a member of the Trust Committee. As a successful business leader, Mr. Kendrick also brings to the BB&T Board a high level of business acumen, as well as significant experience and valuable perspective from the construction and real estate development industries.

Kelly S. King	Winston-Salem, NC

Chairman Board Committees: Executive Risk

Mr. King, 65, has been a BB&T director since 2008 and a Branch Bank director since 1995. He has served as Chairman of BB&T since 2010; President and Chief Executive Officer of BB&T and Chairman and Chief Executive Officer of Branch Bank since 2009; and Chief Operating Officer of BB&T and Branch Bank from 2004 to 2008.

Mr. King has forged a lifetime of leadership experience with BB&T, devoting 30 of his 41 years of service to BB&T as a member of Executive Management. He has assumed leadership roles in commercial and retail banking, operations, insurance, corporate financial services, investment services and capital markets.

Mr. King is credited with leading BB&T to continued profitability and financial stability through the economic downturn beginning in 2008. His unwavering commitment to the company’s mission, vision and values has led to a nationally recognized associate volunteer program, called the Lighthouse Project.

Mr. King has served as the Fifth District representative on the Federal Advisory Council to the Board of Governors of the Federal Reserve System since January 2013 and on the Financial Services Roundtable since 2010. He previously served on the Board of the Federal Reserve Bank of Richmond from 2009 to 2011. Mr. King has also served as Chairman of the North Carolina Bankers Association board and as Vice-Chairman of the American Bankers Council.

In 2011, Mr. King was ranked #3 “Best CEO” by sell-side analysts in a study by Institutional Investor magazine. Since 2009, BB&T has led all U.S. banks in total awards for small business and middle market banking by Greenwich Associates.

Louis B. Lynn	Columbia, SC

Dr. Lynn, 65, has been a BB&T director since 2013 and a Branch Bank director since 2006. He has served as the President and Chief Executive Officer of ENVIRO AgScience, Inc. (a defense contractor and provider of construction, construction management, and landscape and design services) since founding the firm in 1985.

Dr. Lynn possesses valuable oversight skills and experiences gained in serving as the top executive of ENVIRO AgScience. He also brings to the BB&T Board government and private sector design and construction experience of sustainable energy efficient facilities. Dr. Lynn serves as an Adjunct Professor of Horticulture at Clemson University and has served on numerous boards and commissions relating to agriculture, higher education and business leadership. His familiarity with modern agricultural science and agribusiness imparts an important perspective to the Board, as does his service in the field of higher education. Dr. Lynn currently serves as Chair of the Trust Committee of the Branch Bank board.

Edward C. Milligan	Marietta, GA

Mr. Milligan, 69, has been a BB&T director since 2013 and a Branch Bank director since 2007. He is currently retired and previously was a consultant to Branch Bank from 2006 to 2009.

Mr. Milligan’s distinguished career in banking spans over four decades, beginning in 1967 at First National Bank of Atlanta, and moving up the ranks in a variety of leadership roles and management positions at several institutions, including serving as the top executive at Main Street Banks, Inc., until he ultimately became the Chairman of Main Street Banks, which merged with BB&T in 2006. Following the Main Street merger, Mr. Milligan was a consultant to Branch Bank until 2009. Mr. Milligan’s extensive experience in the financial services industry brings to BB&T a substantial banking skill set, including significant experience with respect to risk management, operations and credit quality, while his longstanding board service at Main Street Banks and Branch Bank, where Mr. Milligan has served as a director since 2007 and currently serves as a member of its Trust Committee, imparts corporate governance and supervisory skills.

Charles A. Patton	Hopewell, VA

Board Committees: Executive Risk

Mr. Patton, 57, has been a BB&T director since 2013 and a Branch Bank director since 1997. He has served as a consultant and manager of Patton Holdings, LLC (a real estate holding company) since 2007 and manager of PATCO Investments, LLC (emphasizing specialty lending and equity participations) since 1998.

Over the course of his extensive banking career, Mr. Patton has served in a variety of leadership positions, including as the President and Chief Executive Officer of Virginia First Savings Bank. As the top executive of Virginia First, he gained leadership, oversight and risk management skills, as well as financial industry and banking operations expertise, which are valuable as a director of BB&T. His long tenure on the Branch Bank board has imparted him with significant institutional knowledge about BB&T, while also providing corporate governance expertise. Mr. Patton also is a leader in his community, holding leadership positions in a variety of social and civic organizations in the Richmond, Virginia area.

Nido R. Qubein	High Point, NC

Board Committees: Executive Risk Public Company Directorships: La-Z-Boy Incorporated since 2006

Dr. Qubein, 65, has been a BB&T director since 1990 and a Branch Bank director since 2013. He has served as President of High Point University since 2005 and Chairman of Great Harvest Bread Company (a whole grain bread bakery franchising company) since 2001.

Dr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the country on how to position their enterprises and create successful leadership programs. During his 20+ year tenure on the BB&T Board, he has provided key leadership and made important contributions to the development and successful execution of BB&T’s strategy to be the “best of the best.” His many entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to BB&T.

Tollie W. Rich, Jr.	Cape Coral, FL

Board Committees: Compensation Nominating and Corporate Governance

Mr. Rich, 64, has been a BB&T director since 2013 and a Branch Bank director since 1998. He has been retired since 2000.

Mr. Rich brings valuable perspective to the BB&T Board by combining financial industry expertise with significant corporate governance and supervisory expertise. His banking career spans over 30 years, culminating with his service as an Executive Vice President, Chief Operating Officer and director of Life Savings Bank, FSB, which merged with Branch Bank in 1998, and subsequent service as a senior banking executive at Branch Bank. His extensive banking experience affords a deep understanding of banking operations and management, while his tenure on the Branch Bank board provides experience on corporate governance matters. Mr. Rich has a long-standing involvement with charitable and community organizations and presently utilizes his leadership skills on various civic and business association boards.

Thomas E. Skains	Charlotte, NC

Board Committees: Executive Risk (Chair) Public Company Directorships: Piedmont Natural Gas Company, Inc. since 2003 (Chair)

Mr. Skains, 57, has been a BB&T director since 2009 and a Branch Bank director since 2013. He has served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. since 2003.

Mr. Skains brings extensive leadership and strategic planning experience to BB&T through his experience leading a major natural gas utility in the Southeast. Mr. Skains also brings a wealth of corporate governance and risk management expertise gained through his role as the Chairman of the Board of Piedmont Natural Gas, a publicly traded corporation. His experience in the highly regulated natural gas industry is especially valuable given the high degree of regulation in the financial services industry. Mr. Skains has also served on a wide variety of boards for prominent civic and business associations, providing him with extensive community relations experience.

Thomas N. Thompson	Owensboro, KY

Board Committees: Audit

Mr. Thompson, 65, has been a BB&T director since 2008 and a Branch Bank director since 2013. He has served as President of Thompson Homes, Inc. (a home builder) since 1978 and as a member of the Kentucky House of Representatives since 2003.

As a member of the Kentucky legislature, including as the Chairman of the House Banking and Insurance Committee, Mr. Thompson provides BB&T with a unique perspective on risk management and the regulation of the financial services industry. Mr. Thompson also brings governance and community service skills and experience to the BB&T Board, having served as a director of various educational and community organizations.

Edwin H. Welch, Ph.D.	Charleston, WV

Board Committees: Compensation Nominating and Corporate Governance

Dr. Welch, 69, has been a BB&T director since 2011 and a Branch Bank director since 2013. He has served as President of the University of Charleston since 1989.

Dr. Welch joined BB&T’s Board after 11 years on Branch Bank’s local advisory board in Charleston, West Virginia. He brings his vast knowledge of economics, political science and education to the BB&T Board. He understands the need for an organization to grow and evolve, as well as the related challenges in implementing such growth. As President of the University of Charleston, he has led the institution through unprecedented growth and fundraising, doubling full-time student enrollment, redefining the university’s mission, transforming its academic program and adding graduate schools of pharmacy and business. Dr. Welch also led the creation of a central administrative computing company, Independent College Enterprise, Inc., which serves eight colleges and universities. In 2006, he received the inaugural Charles L. Foreman Award for Innovation in Private Higher Education from the Foundation for Independent Higher Education. Dr. Welch was given the 2007 YMCA Spirit of the Valley Award in recognition of his exemplary community service.

Stephen T. Williams	Winston-Salem, NC

Board Committees: Audit

Mr. Williams, 54, has been a BB&T director since 2007 and a Branch Bank director since 2013. He has served as President of A.T. Williams Oil Company (an operator of gas stations, convenience stores, restaurants and travel centers) since 1995 and as President and Chief Executive Officer of WilcoHess, LLC (an operator of gas stations, convenience stores, restaurants and travel centers) from 2001 through January of 2014.

In addition to the management and oversight skills and experiences gained in serving as the top executive of A.T. Williams Oil Company and WilcoHess, Mr. Williams has a unique perspective on the needs of customers within BB&T’s footprint through his experience with the daily operations of a chain of over 400 gas stations, convenience stores, restaurants and travel centers in Alabama, Georgia, Tennessee, Virginia, Pennsylvania and the Carolinas. In addition, Mr. Williams has gained experience in building ties between business and the local community through his involvement with community-oriented organizations such as the Winston-Salem Alliance. Mr. Williams also has extensive experience in finance and qualifies as an “audit committee financial expert” under SEC guidelines.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews BB&T’s corporate governance policies, practices and procedures to ensure that we meet or exceed the requirements of applicable laws, regulations and rules. In this regard, our ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders.

Director Independence

As a part of its listing standards, the New York Stock Exchange (“NYSE”) has adopted certain bright-line criteria that our Board of Directors considers when determining director independence. Under the NYSE rules, the Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with BB&T, including the potential for conflicts of interest, when determining director independence. To assist it in making determinations of independence, our Board of Directors has adopted categorical standards relating to director independence, which are contained in our Corporate Governance Guidelines. These standards for director nomination and qualification reflect, among other items, the NYSE independence requirements, other applicable laws and regulations related to director independence, and discuss certain relationships that the Board has determined do not affect a director’s independence. A link to our Corporate Governance Guidelines can be found in the section below entitled “Corporate Governance Materials.”

To assist the Board in its determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director using the foregoing standards and such other factors as the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of this evaluation process, the Nominating and Corporate Governance Committee considers each director’s occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with BB&T and its subsidiaries, certain charitable contributions, relationships considered by the Nominating and Corporate Governance Committee in accordance with our Related Person Transactions Policy and Procedures, and other relevant relationships, direct or indirect, that may affect the prospective or incumbent director’s independence. Banking relationships with BB&T or any of its subsidiaries (including deposit, investment, lending, fiduciary) that are conducted in the ordinary course of business on substantially the same terms and conditions as are otherwise available to nonaffiliated customers for comparable transactions are not considered material in determining independence.

After duly considering all such information, our Board of Directors has affirmatively determined that of the eighteen members of the Board, the following fifteen directors have no disqualifying material relationships with BB&T or its subsidiaries and are independent: Messrs. Boyer, Deal, Howe, Kendrick, Lynn, Milligan, Patton, Rich, Skains, Thompson, Welch and Williams, and Mmes. Banner, Cablik and Henry. The following three directors were deemed not independent due to certain disqualifying relationships with BB&T: Messrs. Faulkner, King and Qubein.

In assessing the independence of Thomas Skains, the Board considered his occupation as the Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. Branch Bank paid Piedmont Natural Gas approximately $247,000 in 2013, $159,000 in 2012 and $221,000 in 2011 for natural gas. Branch Bank also paid Georgia Natural Gas approximately $950 in 2013, $17,000 in 2012 and $46,000 in 2011 for natural gas. Piedmont Natural Gas owns a 15% security interest in South Star Energy, which does business as Georgia Natural Gas. Under SEC rules, these transactions do not constitute Related Person Transactions because they involve the rendering of services by a public utility, at rates or charges fixed in conformity with law or governmental authority.

In assessing the independence of Edward Milligan, the Board considered that Mr. Milligan’s son is currently employed as a land broker for NAI Brannen Goddard (“NAI”) in Atlanta, Georgia. In 2013, NAI provided real estate brokerage services for commercial real estate owned by Branch Bank in connection with the sale of a single foreclosed property, and Mr. Milligan’s son, as the listing agent, shared in the $28,800 commission received by NAI. The other Branch Bank property listings with NAI have been transferred to other brokerage firms.

Board Matching

On January 1, 2013, the membership of the BB&T Board was expanded to include all of Branch Bank’s board members as of that date, and vice-versa, resulting in the two boards having identical memberships. The decision was made to match the membership of these two boards to provide for transparency and information sharing between both boards, allowing for better risk management, provide for administrative efficiencies, and to take advantage of the talent and experience provided by the new members of each board. This structure is also in line with that of many of the financial services companies found in BB&T’s Peer Group.

As a consequence of matching boards, BB&T’s board increased in size to eighteen directors. While that number of board members is greater than the number we have maintained historically, we believe the addition of these directors provide us with certain advantages. Over the last several years, financial institutions have been subject to increased pressure, both economic and regulatory. The escalated requirements from regulators require an increasing demand on the time of our executive officers and board members. In response, we have expanded the number of board committees in recent years while also increasing the responsibilities of each committee. The relatively large size of our board has provided us an advantage when assigning an appropriate number of members to each committee in order to properly analyze and respond to increasingly complex developments, whether regulatory, economic or otherwise. The larger Board and committee size also allow for more effective challenge to proposals from management and directors and increases the diversity of views available to consider. The addition of independent directors from Branch Bank also aids in maintaining the requisite independence standards of the Audit, Compensation and Nominating and Corporate Governance committees.

Board Leadership Structure

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

The Board of Directors is led by the Chairman. BB&T’s bylaws provide that the Chairman will preside over each Board meeting and will perform such other duties as may be incident to the office of Chairman, such as establishing the agenda for Board meetings. The bylaws also provide that it is the responsibility of the Board of Directors to elect the Chairman. BB&T’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. BB&T’s Chairman and/or Chief Executive Officer is not permitted to serve as a member of any standing Board committee, other than the Executive Committee and the Risk Committee. BB&T’s Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

Kelly S. King, the Chief Executive Officer of BB&T, has served as Chairman of the Board of Directors since January 1, 2010. Mr. King succeeded John A. Allison IV as BB&T’s Chief Executive Officer on January 1, 2009, upon Mr. Allison’s retirement from BB&T. Prior to his retirement, Mr. Allison served as BB&T’s Chairman and Chief Executive Officer for nearly 20 years.

It is the Board’s current belief that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of BB&T and its shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages to BB&T:

•	the Chief Executive Officer is the director most familiar with BB&T’s business and industry and is best situated to lead discussions on important matters affecting the business of BB&T;

•	combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board and does not undermine the independence of the Board.

The Board also believes that BB&T’s strong performance under Messrs. Allison and King, especially in light of the financial crisis, demonstrates the effectiveness of its leadership approach. The Board evaluates its leadership structure as a part of its annual self-evaluation.

INDEPENDENT LEAD DIRECTOR

BB&T’s Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint a “Lead Director,” who is required to be an independent director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of BB&T. The Lead Director serves a two-year term, subject to election each year by the shareholders, and may serve for multiple successive terms at the discretion of the Board. As enumerated in BB&T’s Corporate Governance Guidelines, several of the Lead Director’s specific responsibilities are to:

•	organize and preside over executive sessions;

•	set the agenda for and lead executive sessions;

•	preside at all Board meetings at which the Chairman is not present (including executive sessions);

•	take responsibility for feedback to/engagement with the Chief Executive Officer on executive sessions;

•	suggest matters and issues for inclusion on the Board agenda;

•	work with the Chairman and committee chairs to ensure that there is sufficient time for discussion of all agenda items; and

•	facilitate teamwork and communication among the independent directors and the Chairman.

The Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. During 2013 and continuing in 2014, Ronald E. Deal has served as the Board’s Lead Director. The Board believes that each director, irrespective of that person’s independence status, committee service or other leadership responsibilities, effectively represents the interests of BB&T’s shareholders.

EXECUTIVE SESSIONS OF THE BOARD

Under our Corporate Governance Guidelines, non-management directors are required to meet in regular executive sessions of the Board of Directors at least three times per year and at such other times as it deems necessary or advisable. The Corporate Governance Guidelines also require independent directors to meet in executive session (without nonindependent directors present) at least once a year. It is the Lead Director’s responsibility to preside over the non-management and independent director executive sessions.

BOARD COMMITTEE OVERSIGHT

The Board has the following five committees: Executive, Risk, Audit, Compensation, and Nominating and Corporate Governance. Each committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants without consulting in advance, or obtaining the approval of, any BB&T officer or, in the case of a committee, the Board. Regularly scheduled executive sessions for only non-management directors are held for all committees. Additionally, each committee annually conducts a review and evaluation of its performance. The current charter of each committee is reviewed and reassessed annually by the applicable committee to determine its adequacy in light of any changes to applicable rules and regulations.

Board Committees, Membership and Attendance

Pursuant to our Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each director is required to be sufficiently familiar with the business of BB&T, including its strategy, financial statements, capital structure, business risks and competition, to facilitate active and effective participation in such meetings. In addition, each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members and the specific NYSE independence requirements for compensation committee members) and BB&T’s Corporate Governance Guidelines. See “Director Independence” above.

During 2013, the full Board of Directors held twelve meetings. Each of the directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2013 during the period for which he or she has been a director. All of our directors attended the Annual Meeting of Shareholders in 2013.

It is also anticipated that the Board committees will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for BB&T to comply with certain laws, regulations or corporate governance standards, as the same may be adopted, amended or revised from time to time. The current director nominees serving on each committee, the principal functions of each committee and the number of meetings held in 2013 are shown below. On February 25, 2014, Mr. Allison announced his retirement from the BB&T Board. During 2013, Mr. Allison served on the Executive and Risk Committees, and will continue to do so until the Annual Meeting, the effective date of his retirement. Please refer to “Corporate Governance Materials” below for the location of the committee charters.

Executive Committee Met four times in 2013
Members	Committee Responsibilities
Ronald E. Deal (Chair) Kelly S. King Charles A. Patton Nido R. Qubein Thomas E. Skains	• Authorized to exercise all powers of the Board between Board meetings. • May retain independent risk management, legal, accounting, or other advisers to the extent it deems necessary.

Risk Committee Met twelve times in 2013
Members	Committee Responsibilities
Thomas E. Skains (Chair) Ronald E. Deal Kelly S. King Charles A. Patton Nido R. Qubein

•    Reviews processes for identifying, assessing, monitoring and managing regulatory, credit, liquidity, market, operational, reputational and strategic risks.

•    Reviews and assesses the adequacy of BB&T’s risk management policies and procedures.

•    Receives periodic reports on, and reviews of, the Corporation’s risks, approves the Corporation’s risk management framework and periodically reviews and evaluates the adequacy and effectiveness of such framework.

•    Approves a statement or statements defining the Corporation’s risk appetite, monitors the Corporation’s risk profile and provides input to management regarding the Corporation’s risk appetite and risk profile.

•    Oversees management’s implementation and management of, and conformance with, the Corporation’s significant risk management policies, procedures, limits and tolerances.

Audit Committee Met eight times in 2013
Members	Committee Responsibilities
Jennifer S. Banner (Chair) K. David Boyer, Jr. I. Patricia Henry Thomas N. Thompson Stephen T. Williams

•    Assists the Board in its oversight of the integrity of the Corporation’s financial statements and disclosures.

•    Assists in oversight of BB&T’s internal control processes.

•    Monitors financial risks and exposures and reviews with management and the auditors the steps management has taken to monitor, minimize or control such risks or exposures.

•    Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation.

•    Evaluates the qualifications, performance and independence of, the independent registered public accounting firm.

•    Oversees BB&T’s internal audit function and receives regular reports from the internal auditor.

Compensation Committee Met six times in 2013

Members	Committee Responsibilities
John P. Howe III, M.D. (Chair) Anna R. Cablik Tollie W. Rich, Jr. Edwin H. Welch, Ph.D.

•Manages the duties of the Board related to executive compensation.

•Reviews and approves BB&T’s compensation philosophy and practices.

•Determines the compensation of the CEO and the highest levels of BB&T’s management.

•Recommends Board compensation and benefits for directors.

•Engages an independent compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes, short-term and long-term incentive compensation plans, and related compensation matters.

•Oversees BB&T’s short-term and long-term compensation plans and the NEO incentive compensation plans.

•Oversees risk management with respect to the design and administration of material incentive compensation arrangements.

•Responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive programs.

Nominating and Corporate Governance Committee Met five times in 2013

Members	Committee Responsibilities
Anna R. Cablik (Chair) John P. Howe III, M.D. Tollie W. Rich, Jr. Edwin H. Welch, Ph.D.

•Reviews and recommends the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis.

•Considers the performance of incumbent directors in determining nominations for re-election.

•Reviews qualified candidates for election as directors.

•Administers BB&T’s Related Person Transactions Policy and Procedures.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, board responsibilities, role of the independent lead director, retirement, meetings of non-management directors and board compensation.

Majority Voting

Last year our shareholders approved a non-binding shareholder sponsored proposal to amend our articles of incorporation to provide that director nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections. After considering the results of this shareholder vote, and after obtaining feedback from some of our largest shareholders on this issue, our Board of Directors has concluded that it is in the best interests of BB&T and its shareholders to amend our articles of incorporation to provide for majority voting in uncontested director elections, while retaining a plurality vote standard for contested elections. Proposal 4 contains BB&T’s proposal to adopt a majority voting standard and more details about the proposal can be found on page 74. If approved, BB&T intends to implement this standard beginning at the 2015 Annual Meeting of Shareholders.

Director Resignation Policy

Under the current Director Resignation Policy, any director nominee who receives a greater number of votes “withheld” than votes “for” such election shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. The Board will act on the Committee’s recommendation within 130 days following certification of the shareholder vote and will publicly disclose its decision within this 130 day timeframe. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation. If a director’s resignation is not accepted, the director will continue to serve for the remainder of his or her term.

Currently, pursuant to North Carolina law and BB&T’s bylaws, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified, or until his or her earlier resignation or removal. For this reason, if Proposal 4 (Majority Voting for Directors) is approved by shareholders, the Board will retain its current Director Resignation Policy to address the “holdover” issue, so that any director that does not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board pursuant to this Policy.

Codes of Ethics

We maintain a Code of Ethics for Associates, which has been approved by the Board of Directors, so that each associate of the Corporation and its subsidiaries understands the basic principles that govern BB&T’s corporate conduct and the conduct of its associates generally. We similarly maintain a Code of Ethics for Directors, also approved by the Board of Directors, which governs the conduct of BB&T’s directors generally. The Board also has adopted the Code of Ethics for Senior Financial Officers, which incorporates both the Code of Ethics for Associates and the Code of Ethics for Directors. For a copy of BB&T’s Codes of Ethics, please refer to “Corporate Governance Materials” below. Any future waivers or substantive amendments of the Codes of Ethics applicable to BB&T’s directors and certain of our executive officers will be disclosed on our website.

Communications with the Board of Directors

Any shareholder or other interested party desiring to contact the Board of Directors or any individual director serving on the Board (including any specific non-management director or the non-management directors as a group) may do so by written communication mailed to: Board of Directors (Attention: name of director(s), as applicable), care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board or the individually named director. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. The Corporate Secretary may elect not to forward summaries or copies of communications that the Corporate Secretary believes are business solicitations, resumes, abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence received by BB&T that is addressed to members of the Board and request copies of any such correspondence. Any director may request the Corporate Secretary to produce the original of such communication for his or her review.

Shareholder Engagement Program

BB&T’s shareholder engagement program is a formal and coherent system for engaging with BB&T’s shareholders, which includes building and maintaining relationships with its largest shareholders by percentage ownership of the Corporation. Each year, BB&T engages in dialogue with a number of these larger shareholders and generally focuses on corporate governance and executive compensation issues. BB&T believes that it is most productive to discuss governance and compensation issues well in advance of the months leading up to the Annual Meeting, which allows Executive Management and the Board to gather information about investor concerns and make educated and deliberate decisions that are balanced and appropriate for BB&T’s diverse shareholder base and in the best interests of the Corporation. BB&T believes that its shareholder engagement program allows it to better address the concerns of its shareholders and bring issues to the attention of Executive Management and the Board.

For example, following the 2013 Annual Meeting, after a shareholder proposal regarding majority voting in uncontested director elections received a majority of the votes cast, the Board instructed management to use the shareholder engagement program to obtain the input of BB&T’s largest shareholders on this important corporate governance issue. After factoring in shareholder input and carefully considering the Corporation’s and the shareholders’ best interests, the Board approved changes to BB&T’s Articles of Incorporation, pending shareholder approval, to provide for majority voting in uncontested director elections. See Proposal 4.

Some of our shareholders have also voiced concern recently over the ability of BB&T directors to pledge their shares of the Corporation’s stock. After careful deliberation, the Board approved changes to limit future share pledges by directors and members of Executive Management to those shares in excess of the individuals’ stock ownership requirements.

Additionally, the Board has responded to shareholder feedback on the subject of political contributions. Through our shareholder engagement efforts last year, we found that many of our shareholders would support website disclosure of our political contributions policy which clarifies the Board’s oversight role in this area, as an alternative to the recent shareholder proposals requesting detailed political disclosures. Accordingly, the Board approved our Statement of Political Activity, which is posted on our website and is described in more detail below.

Statement of Political Activity

The Board of Directors oversees BB&T’s political strategy, political contributions and lobbying expenses. BB&T periodically participates in policy debates on issues to support BB&T’s interests and sponsors employee political action committees, or PACs, which allow associates to pool their financial resources to support federal and state candidates who support effective legislation important to BB&T, its shareholders, clients and communities. However, it is BB&T’s policy not to use corporate funds to make contributions to political candidates, political parties or committees or political committees organized for the advancement of political candidates, including Super PACs or independent expenditure committees. In response to feedback we received during our shareholder engagement program in 2013, we have posted on our website a Statement of Political Activity which describes our oversight process for political contributions and political activity by the Corporation, including the activities of our Government Affairs Group. Please refer to “Corporate Governance Materials” below for its location.

Board Skills and Training Program

In 2013, the Board approved the Board Skills and Training Program (the “Training Program”). The Training Program formalizes and updates board training that has been provided to our directors for many years. The purpose of the Training Program is to provide a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board Committees. The Training Program is based on knowledge, skills and resources standards matrices developed for the Board and each Board Committee. These matrices identify basic and advanced skills necessary or desirable for service on the Board and Committees. Courses of general application are offered to the full Board while others are tailored to the specific requirements of the various Board Committees. The directors’ participation is considered by the Nominating and Corporate Governance Committee in its annual evaluation of directors’ performance.

Policy for Accounting and Legal Complaints

The Audit Committee has adopted a policy that governs the reporting of (a) associate complaints regarding accounting, internal accounting controls or auditing matters, and (b) evidence of (i) a material violation by the Corporation or any of its officers, directors, associates or agents, of federal or state securities laws, (ii) a material breach of fiduciary duty arising under federal or state law, or (iii) a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. We have engaged an independent service provider to receive and track all such complaints. Most of those verified complaints will be referred to BB&T’s General Counsel, who will be responsible for reviewing those complaints in accordance with the BB&T’s whistleblower procedures and reporting all relevant information regarding the nature of the complaint to the Audit Committee. Our General Counsel will investigate or cause to be investigated all matters referred pursuant to this policy and will maintain a record of such complaints that includes the tracking of the receipt of their referral, investigation and resolution. Generally, if such a complaint is raised by an attorney in our legal department, then the complaint will be referred to the Corporation’s General Auditor, who will assume the responsibility for investigating, recording and tracking the matter. The General Counsel (or the General Auditor, as the case may be) will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. The telephone number for reporting complaints as described in this section is 800-462-8392. Please refer to “Corporate Governance Materials” below for the location of BB&T’s Policy and Procedures for Accounting, Securities and Legal Violations.

Director Nominations

As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors for the Corporation. The Nominating and Corporate Governance Committee is charged with selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of BB&T and its shareholders.

A candidate for election as a director of BB&T is nominated to stand for election based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to some aspect of BB&T’s business, his or her experience in risk management, and the willingness to make the commitment of time and effort required of a BB&T director over an extended period of time. A director must be “financially literate,” as required by the Board, and should understand the intricacies of a public company. A director should possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors will be taken into consideration to assure that the overall composition of the BB&T Board is appropriate, such as occupational and geographic diversity and age. The Board has a goal, which is pursued through the Nominating and Corporate Governance Committee, to include members with diverse skills and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Corporate Governance Committee annually assesses the effectiveness of these factors in the director selection and nomination process.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with Article II, Section 10 of the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration. The written notice must include the following information about the nominee: (i) the nominee’s full name and residential address; (ii) the nominee’s age; (iii) the nominee’s principal occupation(s) during the past five years; (iv) the nominee’s previous and/or current memberships on all public company boards of directors; (v) the number and types of securities of the Corporation beneficially owned, if any, by the nominee; (vi) any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of BB&T; (vii) any bankruptcy filings of the nominee or any affiliate of the nominee; (viii) any criminal convictions of the nominee or any affiliate of the nominee; (ix) any civil actions or actions by the Securities and Exchange Commission or other regulatory agency against the nominee or an affiliate of the nominee whereby they were found to have violated any Federal or State securities law; and (x) a signed statement by the nominee consenting to serve as a director if elected. The written notice also must be submitted in accordance with the general procedures for shareholder nominations (including deadlines for the notice to be received by the Corporate Secretary), which are summarized under the caption “Other Matters—Proposals for 2015 Annual Meeting” below. Any shareholder desiring to recommend a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2015 Annual Meeting must do so in accordance with our policies and bylaws.

In addition to potential director nominees submitted by shareholders, the Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the Nominating and Corporate Governance Committee, in accordance with BB&T’s Corporate Governance Guidelines, reviews the background and qualifications of the nominee. The Nominating and Corporate Governance Committee reports, in writing, its recommendations concerning each director nominee to the Board. The Board then considers the Nominating and Corporate Governance Committee’s recommendations and finally selects those director nominees to be submitted by BB&T to shareholders for approval at the next annual meeting of shareholders. The Board may, as a part of its consideration, request that the Nominating and Corporate Governance Committee provide it with such information or materials pertaining to a director nominee as the Board deems appropriate to fully evaluate the qualifications of the nominee.

Risk Oversight

BB&T’s vision, mission and values are the foundation for BB&T’s risk management framework. The management of risk has always been an enterprise-wide initiative at BB&T. The Board oversees the risk management framework. Executive Management is accountable to the Board and shareholders for the design of the risk framework and risk outcomes. The Chief Risk Officer is designated by the Board and Executive Management to develop and oversee a fully integrated risk management framework while the stand-alone, Board-level Risk Committee enhances the Board’s risk oversight function.

The risk framework is organized into three lines of defense. Within these three lines of defense, every associate has a responsibility for managing risk. The first line of defense in the framework are the lines of business, which take risk. Those who are responsible for making the decisions concerning the operation of the functional groups within the lines of business are also responsible for management of the risk associated with the business operations. The managers of the various lines of business proactively identify and manage the inherent risk of their businesses. The second line of defense includes the risk oversight functions. The risk oversight and control functions identify, assess, measure, control, monitor and report on risks throughout the organization. The third line of defense is performed by the independent internal audit function. The third line of defense evaluates the design and effectiveness of the risk framework and the adherence of the Corporation to its risk-related policies, standards and procedures.

BB&T has established management-level enterprise wide risk committees that regularly review all risks and establish policies and risk principles for each risk. These risk committees provide management with a fully integrated view of all risk types, allowing Executive Management to manage and monitor the most significant risks at the committee level and provide ongoing risk reporting to the Board.

BB&T places significant emphasis on risk management and has a stand-alone Board-level Risk Committee which oversees risk reporting to the Board and functions as a significant part of our risk management framework. This committee was split off from the Executive Committee in 2013 and met twelve times last year, more than any other Board committee. Among other things, the Risk Committee approves statements defining the Corporation’s risk appetite, monitors the Corporation’s risk profile and provides input to management regarding the Corporation’s risk appetite and risk profile. The other key functions of the Risk Committee are listed in the section above entitled, “Board Committees, Membership and Attendance.”

Further, the Risk Committee receives from the Chief Risk Officer and the Enterprise Risk Manager, and other members of Executive Management, officers or associates, as appropriate, periodic reports on, and reviews of, our risk management framework, risk appetite, risk profile and risk management programs and their results. The Risk Committee is also responsible for the following:

•	Receiving periodic reports on the Credit Risk Review function of the Enterprise Risk Management Department.

•	Overseeing Executive Management’s implementation and management of, and conformance with, our significant risk management policies, procedures, limits and tolerances.

•

At least annually, approving significant changes, additions or deletions to our Risk Management Policy and recommending any such changes, additions or deletions to the Board for its review and approval.

•	Receiving and reviewing reports on, and reviewing and approving significant policies in, the following areas, which list is not intended to be exhaustive:

•	Funds management;

•	Capital planning and management;

•	Investment portfolios;

•	Liquidity management;

•	Loan and credit policies;

•	Loan portfolio performance and concentrations;

•	Asset/Liability management and market functions; and

•	Complex structured finance transactions.

•	Receiving such other reports, or reviewing and approving such other significant policies, as may be requested by the Board.

The BB&T Risk Management Organization is further expanded and strengthened through the designation of four Senior Risk Officers, or SROs. The Chief Commercial Credit Risk Officer, the Chief Retail Credit Risk Officer, the Chief Market and Liquidity Risk Officer, and the Chief Operational Risk Officer together are responsible for ongoing aggregation, integration, correlation and reporting of the risks across our organization. Key to this effort is a bottoms-up risk identification and disclosure process that begins with the first line of defense. This business risk assessment process allows the SROs to report risks horizontally across various lines of business to identify emerging risk themes and evaluate strategies to mitigate, reduce or avoid identified inherent risks. SROs communicate risks on a regular basis to enterprise level risk committees.

The Risk Committee will discuss with management, including the Chief Risk Officer, BB&T’s major risk exposures and review the steps management has taken to identify, monitor and control such exposures.

In addition to the Risk Committee’s role in the risk management process, the Audit Committee reviews, and discusses with the Chief Risk Officer, BB&T’s risk management policies. These discussions are designed to inform the Audit Committee about specific risk information and considerations as it fulfills its governance and oversight responsibilities. Such responsibilities include BB&T’s overall risk appetite evaluation process, which take into account quantitative information from stress testing and economic capital, informed judgments made using key performance indicators and key risk indicators, as well as a review of risks on the horizon.

COMPENSATION HOLDBACK/CLAWBACK

We maintain a pay-for-performance philosophy, which governs our incentive compensation programs. Our Compensation Committee administers all aspects of the executive compensation program as applicable to Executive Management, including with respect to risk management. For additional detail, please refer to “Risk Management” within Section 4 of the Compensation Discussion and Analysis.

At the direction of the Compensation Committee, management has established the management compensation committee as well as processes and controls for the design and evaluation of incentive plans utilized for associates outside of Executive Management. The management compensation committee is responsible for exercising authority to modify payments and impose or release “holdbacks” from incentive compensation arrangements, based on a risk review or regulatory requirements. The management compensation committee also has the authority to prescribe prospective changes to incentive compensation arrangements to ensure their balance, consistent with the BB&T’s safety and soundness. Risk and control functions are involved in the design, oversight and administration of the incentive compensation programs used by the Corporation.

For many years, we have employed risk balancing in the design of incentive programs. In 2011, we further strengthened the risk balancing of incentive program designs by permitting, at our sole discretion, the increase (only for associates outside of Executive Management) or reduction of incentives and bonuses based on risk outcomes. See “Compensation Clawbacks” and “Risk Scorecard” within Section 3 of the Compensation Discussion and Analysis.

Management Succession Planning

Management succession planning has for years been a priority of the Board of Directors. BB&T’s Corporate Governance Guidelines provide that the Board of Directors is responsible for ensuring that BB&T has developed an Executive Management succession plan, including procedures for CEO selection in the event of an emergency or the retirement of the CEO. This plan is reviewed and evaluated by the Board at least annually. The Lead Director leads the Board’s review and evaluation of BB&T’s Executive Management succession plan. As part of the plan, Mr. King makes available his recommendations and evaluations of potential successors, along with a review of any development plans of such individuals. This process establishes procedures for planning and responding to events involving an absence of the CEO, whether for short- or long-term, and allows the Board to exercise its judgment and discretion with regard to the selection of a new CEO.

Corporate Governance Materials

Description	Available on BB&T’s Website at
Corporate Governance Guidelines	http://www.bbt.com/assets/docs/pdf/bbt-com/about/investor-relations/corporate-governance/corporate-governance-guidelines.pdf
Board Committees and Charters	http://bbt.com/bbtdotcom/about/investor-relations/corporate-governance/board-committees.page
Policy and Procedures for Accounting, Securities and Legal Violations	http://www.bbt.com/assets/docs/pdf/bbt-com/about/investor-relations/corporate-governance/reports/policy-for-accounting-securities-and-legal-complaints.pdf
Codes of Ethics	http://bbt.com/bbtdotcom/about/investor-relations/corporate-governance/code-of-ethics.page
Statement of Political Activity	http://www.bbt.com/assets/docs/pdf/bbt-com/about/investor-relations/corporate-governance/reports/statement-of-political-activity.pdf

A shareholder also may request a copy of any of these documents by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

STOCK OWNERSHIP INFORMATION

The table below sets forth the beneficial ownership of BB&T common stock by all directors, the NEOs, all directors and executive officers of BB&T as a group and each person who is known to be the beneficial owner of more than five percent of our common stock as of February 19, 2014. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned and the address of each person is care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Applicable percentage ownership is based on 711,219,543 shares of BB&T common stock outstanding as of February 19, 2014.

Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Percentage of Common Stock
Directors and Executive Officers
John A. Allison IV (3)	647,811	(3)	951,634	*
Jennifer S. Banner	15,942		30,204	*
K. David Boyer, Jr.	6,368		8,512	*
Anna R. Cablik	8,992		34,661	*
Ronald E. Deal	42,414	(4)	43,324	*
James A. Faulkner	31,523	(5)	581	*
I. Patricia Henry	9,199		581	*
John P. Howe III, M.D.	8,450	(6)	36,381	*
Eric C. Kendrick	163,334	(7)	581	*
Kelly S. King	213,944	(8)	1,152,151	*
Louis B. Lynn	336		581	*
Edward C. Milligan	53,101		581	*
Charles A. Patton	63,481		581	*
Nido R. Qubein	119,172	(9)	42,550	*
Tollie W. Rich, Jr.	111,522		581	*
Thomas E. Skains	7,419	(10)	8,512	*
Thomas N. Thompson	544,569	(11)	22,387	*
Edwin H. Welch, Ph.D.	10,796	(12)	1,163	*
Stephen T. Williams	373,430	(13)	22,387	*
Daryl N. Bible	11,261		264,920	*
Ricky K. Brown	59,187	(14)	445,329	*
Christopher L. Henson	75,275	(15)	448,830	*
Clarke R. Starnes III	32,341		277,597	*
Directors and Executive Officers as a group (30 persons)	2,736,638	(16)	5,259,249	1.12%

Beneficial Owners Holding More Than 5%
Blackrock, Inc. (17) 40 East 52nd Street New York, NY 10022	40,768,079		—	5.73%

*	Less than 1%.
(1)	As reported to BB&T by the directors, Executive Officers, and includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs), affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to Executive Officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan, the BB&T Corporation Non-Qualified Defined Contribution, and Individual Retirement Accounts (IRAs).
(2)	Amount includes options to acquire shares of BB&T Common Stock that are or become exercisable within sixty days of February 19, 2014 and restricted stock units that will vest within sixty days of that date.
(3)	Amount includes 281,130 shares jointly owned with spouse with shared investment and voting powers and 195,770 shares held by spouse with sole investment and voting powers. Amount also includes 48,000 shares held in trusts by spouse as trustee for children with sole investment and voting power. On February 25, 2014 Mr. Allison announced his retirement from the Board, effective as of the date of the Annual Meeting.

(4)	Amount includes 31,960 shares held in a trust for which Mr. Deal, as co-trustee, shares investment and voting powers and 2,270 shares held by spouse with sole investment and voting powers.
(5)	Amount includes 5,900 shares pledged as security.
(6)	Amount includes 3,387 shares jointly owned with spouse with shared investment and voting powers.
(7)	Amount includes 123,023 shares pledged as security.
(8)	Amount includes 59,490 shares held by spouse with sole investment and voting powers.
(9)	Amount includes 13,641 shares held by spouse with sole investment and voting powers and 2,825 shares held by spouse, as custodian, for child with sole investment and voting powers.
(10)	Amount includes 4,919 shares jointly owned with spouse with shared investment and voting powers.
(11)	Amount includes 3,814 shares held by his son. Amount also includes 369,645 shares pledged as security.
(12)	Amount includes 2,371 shares held by spouse with sole investment and voting powers.
(13)	Amount includes 11,322 shares held by Mr. Williams as trustee in trusts for his children and 1,271 shares held by Mr. Williams, as custodian for his children. Amount also includes 355,728 shares pledged as security.
(14)	Amount includes 287 shares held by spouse with sole investment and voting powers.
(15)	Amount includes 6 shares held as custodian for minor children.
(16)	Amount includes an aggregate of 854,296 shares pledged as security.
(17)	Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 28, 2014, BlackRock beneficially owned 40,768,079 shares of Common Stock as of December 31, 2013, with sole voting power over 34,165,515 shares, shared voting power over no shares, sole dispositive power over 40,768,079 shares and shared dispositive power over no shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws, our directors and certain of our executive officers are required to report their beneficial ownership of BB&T common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC. We are required to report in this Proxy Statement any failure to timely file these reports that occurred in 2013. During 2013, there were four late filings for executive officers and directors of the Corporation: one for Cynthia A. Williams, one for William Rufus Yates, one for Ronald E. Deal, and one for Nido R. Qubein, each reporting a single transaction. To the best of our knowledge, all of the filing requirements were otherwise satisfied by our directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended. In making this statement, we have relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee has engaged PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the financial statements of BB&T and certain of our subsidiaries for the year 2014, and to report on the consolidated balance sheets, statements of income and other related statements of BB&T and its subsidiaries. Our shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP for 2014 as a matter of good corporate governance. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

FEES TO AUDITORS

The following table shows the aggregate fees billed to the Corporation for professional services by PricewaterhouseCoopers LLP for fiscal years 2013 and 2012:

	2013 ($)	2012 ($)
Audit Fees	7,494,000	6,865,000
Audit-Related Fees	4,759,000	2,212,000
Tax Fees	737,000	690,000
All Other Fees	5,185,000	289,000

Total	18,175,000	10,056,000

Audit Fees. This category includes fees billed for professional services for the integrated audits of the Corporation’s consolidated financial statements, including the audits of the effectiveness of our internal control over financial reporting, reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q, statutory audits or financial statement audits of subsidiaries, and comfort letters and consents related to SEC registration statements.

Audit-Related Fees. This category includes fees billed for assurance and related services that are reasonably related to the performance of the audit of the Corporation’s consolidated financial statements and effectiveness of internal control and are not reported under the audit fees items above. These services consist of fees for service organization control reports, other attestation engagements traditionally performed by the independent accounting firm, pre-implementation assessments of internal controls for a new enterprise resource planning system and related business processes, controls assessments as part of the Corporation’s regulatory reporting initiatives, and audits of the Corporation’s employee benefit plans.

Tax Fees. This category includes fees billed for professional services rendered, including tax compliance, tax planning, and tax advice.

All Other Fees. This category includes fees billed for professional advisory services provided in conjunction with the Corporation’s regulatory reporting initiatives, and advisory services related to the Company’s planned adoption of a new enterprise resource planning system, which were major new projects for 2013.

The Audit Committee considered the compatibility of the non-audit-related services performed by, and fees paid to, PricewaterhouseCoopers LLP in 2013 and the proposed non-audit-related services and fees for 2014 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP. During 2013 and 2012, PricewaterhouseCoopers LLP did not use any leased personnel in connection with the audit.

AUDIT COMMITTEE PRE-APPROVAL POLICY

Under the terms of its charter, the Audit Committee must pre-approve all services (including the fees and terms of such services) to be performed for us by our independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2013, all of the non-audit services provided by our independent registered public accounting firm were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of five directors, each of whom is independent, and operates under a charter adopted by the Audit Committee on January 28, 2014. The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Jennifer S. Banner and Stephen T. Williams each meet the requirements of an “audit committee financial expert” as defined by the SEC and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the applicable standards of the SEC and the NYSE. Jennifer S. Banner has been designated by the Board as the Corporation’s “audit committee financial expert.”

The primary duties and responsibilities of the Audit Committee are to monitor: (i) the integrity of the financial statements of the Corporation; (ii) the independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Corporation’s internal audit function and independent auditors; and (iv) the compliance by the Corporation with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter, our management is responsible for the internal controls and the financial reporting process and the independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent registered public accounting firm’s communications with the Audit Committee, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has considered whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

Jennifer S. Banner, Chair	Thomas N. Thompson
K. David Boyer, Jr.	Stephen T. Williams
I. Patricia Henry

PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S EXECUTIVE COMPENSATION PROGRAM

Since 2011, the Board has provided an annual shareholder advisory vote to approve the compensation of BB&T’s named executive officers (commonly known as a “say on pay” proposal). Every year, shareholders have overwhelmingly approved BB&T’s say on pay proposal, with over 90% of the votes cast in favor each year. This year, BB&T is again providing shareholders the opportunity to cast an advisory vote to approve BB&T’s pay-for-performance executive compensation program.

The Compensation Committee and the Board believe that BB&T’s executive compensation program, as described in the Compensation Discussion and Analysis and other sections of this Proxy Statement, reflects a pay-for-performance culture at BB&T that is rooted in our values. The Compensation Committee and the Board believe that the executive compensation program is well thought out, well designed and effective in that it aligns the interests of the executives with both the short-term and long-term interests of BB&T’s shareholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision on whether to approve of BB&T’s pay practices for our named executive officers, the Board asks that shareholders consider the following:

•	In 2013, we saw record income before taxes of $3.1 billion, an 11.9% increase over the prior year.

•	We continue to monitor and modify our variable compensation components for NEOs, and in 2013 introduced several important changes:

•	For 2013, the maximum level of achievement under the Annual Incentive Awards would generate a payout of 150% of the target award opportunity, as opposed to 200% in 2012.

•	For 2013 LTIP awards, the maximum level of achievement over the three-year performance period would generate a payout of 150% of the target award opportunity, as opposed to 200% in 2012.

•	Incentive stock awards now consist of a greater mix of restricted stock units (80%) relative to nonqualified stock options (20%), as compared to 60% and 40%, respectively for 2012.

•	2013 restricted stock unit awards have a new performance-based vesting component in addition to vesting ratably over a three year period.

•

Our executive compensation program is incentive-based and reflects a pay-for-performance culture. Approximately 87% of our CEO’s total compensation paid for 2013 was variable and tied to BB&T’s performance (including stock price performance).

•	The NEOs’ base salaries increased approximately 2%, in line with the salary pool provided for associates across the entire company.

•

For 2013, we adopted a risk scorecard which the Compensation Committee can use to adjust, if necessary, the short-term and long-term incentive compensation of each member of Executive Management in connection with negative risk outcomes.

•	We have broad language regarding compensation clawbacks, in effect making all awards subject to recoupment to the extent determined by the plan administrator.

•

We have long-standing stock ownership requirements in our Corporate Governance Guidelines, effectively aligning the interests of our NEOs with our shareholders and giving them a greater financial interest in our company.

We encourage you to review the complete description of our executive compensation programs provided in this Proxy Statement, including the “Compensation Discussion and Analysis” that begins on page 30 and the compensation tables and accompanying narratives.

The Board strongly supports BB&T’s executive pay practices and asks shareholders to support its executive compensation program through the following resolution:

“Resolved, that the shareholders approve BB&T’s overall executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S EXECUTIVE COMPENSATION PROGRAM.

COMPENSATION DISCUSSION AND ANALYSIS

Section 1—Executive Summary

In this Compensation Discussion and Analysis we describe our pay for performance executive compensation program and philosophy in the context of the 2013 compensation decisions related to the Chief Executive Officer and each of the other executive officers named in the 2013 Summary Compensation Table (each, an “NEO”). BB&T’s NEOs are:

Name	Title	Years of Service at BB&T
Kelly S. King	Chairman and Chief Executive Officer	41
Christopher L. Henson	Chief Operating Officer	29
Ricky K. Brown	Senior Executive Vice President and President, Community Banking	36
Clarke R. Starnes III	Senior Executive Vice President and Chief Risk Officer	31
Daryl N. Bible	Senior Executive Vice President and Chief Financial Officer	6

The Compensation Discussion and Analysis is organized into four sections:

1.	Executive Summary
2.	Components of Executive Compensation (page [38])
3.	BB&T’s Executive Compensation Process (page [48])
4.	Other Aspects of BB&T’s Executive Compensation Program (page [52])

You should read this Compensation Discussion and Analysis in conjunction with “Proposal 3—Vote on an Advisory Resolution to Approve BB&T’s Executive Compensation Program.”

BB&T Performance and Executive Compensation

BB&T is strong, profitable and more committed than ever to helping its shareholders, clients, communities and associates achieve economic success and financial security. We are the 9th largest U.S. financial services holding company by deposits in the U.S. with $183.0 billion in assets and market capitalization of $26.4 billion as of December 31, 2013. By staying true to the vision, mission and values, that have guided BB&T for over 140 years, we are well positioned for the opportunities in 2014 and beyond.

BB&T produced record operating results in 2013 while meeting the challenges of 2013 with a steadfast commitment to our values and an unwavering dedication to help our clients, associates, communities and shareholders be successful. Several of our notable business accomplishments during 2013 were:

•	Record income before taxes of $3.1 billion, an 11.9% increase over the prior year.

•	Strong total shareholder returns (“TSR”) of 32.5% and 15.5%, respectively, for the one- and three-year periods ending December 31, 2013.

•	Continued improvement in credit quality.

•	Growth in noninterest income driven by record revenues in the insurance, investment banking and brokerage, bankcard fees and merchant discounts, and trust and investment advisory lines of business.

•	Continued improvement in deposit mix and average cost.

•	Strong growth in all regulatory capital ratios throughout 2013.

Below are the Company performance metrics the Compensation Committee uses in our compensation plans. As the chart below indicates, in 2013, we have shown improvements in each of these key metrics used by the Committee to assess Company performance, as compared to 2012.

	2012	2013
EPS	$2.76	$2.88
ROA	1.16%	1.24%
ROCE	7.74%	9.63%

NEO PAY COMPOSITE

BB&T’s compensation practices for Executive Management, place an emphasis on variable and at-risk pay linked to the Corporation’s performance. Our CEO, and twelve of our other most senior executives responsible for setting policy and direction for the corporation, are referred to as “Executive Management.” Each of the NEOs is a member of Executive Management. The following graphs show the mix of compensation elements actually paid for 2013 to Mr. King and to the other NEOs averaged together. As illustrated in the charts below, for 2013, performance-based compensation or compensation that is variable and at-risk represented 87% of Mr. King’s pay and an average of 81% of the pay of our other NEOs.

*	Above percentages based upon the compensation figures shown in the 2013 Overall Compensation Table, presented in “Section 2–Components of Executive Compensation” in this Compensation Discussion and Analysis and not the Summary Compensation Table presented in “Compensation of Executive Officers.”

EMPHASIS ON LONG-TERM INCENTIVES

The Compensation Committee structures BB&T’s overall compensation program for Executive Management with an emphasis on long-term, performance-based compensation. The table below shows the short-term and long-term variable and at-risk compensation elements:

Short-Term Incentives	Long-Term Incentives
Annual Incentive Award	LTIP
Restricted Stock Units (“RSUs”)
Stock Options

The table below sets out the 2013 target award opportunities for the 2013 incentive awards (expressed as a percentage of base salary), and demonstrates the emphasis placed on long-term incentives:

	Short-Term Incentives(1)	Long-Term Incentives(2)
Kelly S. King	175%	440%
Christopher L. Henson	100%	275%
Ricky K. Brown	100%	275%
Clarke R. Starnes III	100%	248%
Daryl N. Bible	100%	248%

(1)	Comprised of Annual Incentive Award only.
(2)	Aggregate of LTIP, RSU and stock option award target opportunities.

2013 PERFORMANCE PAYOUTS

The following table summarizes the payouts generated under the compensation elements for performance periods that ended in 2013. Each of these elements is discussed in greater detail below in “Section 2—Components of Executive Compensation.”

Compensation Element	2013 Performance Results(1)	Payout Based on 2013 Performance Results
2013 Annual Incentive Awards	For 2013, BB&T achieved earnings per share, or EPS, of
$2.88 (versus a threshold of $2.57, a target of $2.85 and
maximum of $2.99) and return on assets, or ROA, of 1.24%,
	placing it in the 62 1/2 percentile of peer performance	114.88% of award opportunity
2011-2013 LTIP Awards	For the three-year period ending in 2013, BB&T achieved a return on common equity, or ROCE, of 9.63% (versus a target of 0.01% and maximum goal of 7.17%)	200% of award opportunity

(1)	For a reconciliation of adjustments that the Compensation Committee made for the purposes of certifying performance under BB&T’s compensation plans, please refer to Annex A to this proxy statement.

PERFORMANCE ADJUSTMENTS AND CONSIDERATIONS

The Compensation Committee monitors BB&T’s performance throughout the applicable performance period relative to BB&T’s outstanding performance-based awards. In early February, the Compensation Committee receives preliminary performance information in advance of its month-end meeting to certify BB&T’s performance for the most recently completed compensation plan year (or years, in the case of long-term plans). In doing so, the Compensation Committee historically has made adjustments to BB&T’s reported results, such as net income, (presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) to ensure that the applicable compensatory plans fairly compensate participants for core BB&T performance. The Compensation Committee similarly retains discretion to make adjustments to the reported performance of Peer Group members for awards that measure BB&T’s performance relative to the Peer Group. For a reconciliation of adjustments that the Compensation Committee made for the purposes of certifying 2013 performance under BB&T’s compensation plans, please refer to Annex A to this proxy statement. Unless otherwise indicated, discussions of 2013 performance for compensation purposes in this Proxy Statement include these adjustments made by the Compensation Committee.

Tax Litigation Charges

In connection with ongoing tax litigation with the IRS, BB&T took after-tax charges to earnings of $281 million and $235 million in the first and third quarters of 2013, respectively. The primary driver of the charges is a transaction referred to as “STARS,” which BB&T entered into in 2002. Several other financial services institutions entered into their own STARS transactions around this time. The Compensation Committee reviewed the historical impact of the STARS transaction on the compensation of Executive Management dating back to 2002 and determined that no current or former member of Executive Management received material financial benefits from the STARS transaction. Further, Mr. King is the only NEO who was a member of Executive Management in 2002. The Compensation Committee also considered that BB&T has appealed the court’s decision in its STARS case and that a different financial services institution obtained a favorable ruling in its STARS case against the IRS (a case with substantially similar facts and circumstances).

In light of these findings, the Compensation Committee authorized an adjustment to BB&T’s GAAP results in the amount of approximately $516 million to account for the impact of the tax litigation charges on earnings. After careful deliberation, the Compensation Committee determined that this type of adjustment was consistent with BB&T’s compensation philosophy of focusing NEO compensation on the Corporation’s core performance. The Compensation Committee typically makes adjustments to BB&T’s GAAP results so that the participants are compensated for BB&T’s core performance and are neither penalized nor rewarded for one-time charges, unusual gains, or similar non-core events. In authorizing the adjustment, the Compensation Committee noted that any future positive financial impact from the tax litigation (in the event BB&T is successful in its appeals) would be adjusted out for future performance periods to avoid an unfair windfall to compensation plan participants. For a presentation of adjustments that the Compensation Committee made for the purposes of certifying performance under BB&T’s compensation plans, please refer to Annex A to this proxy statement.

CCAR

The Compensation Committee also reviewed the Federal Reserve’s objection to BB&T’s CCAR capital plan in March 2013. The Committee considered that while the Federal Reserve objected to certain qualitative elements of its capital plan, the quantitative elements of the Corporation’s capital plan, including the Corporation’s capital strength, earnings, capital levels and financial condition, were not factors involved in the Federal Reserve’s objection. The Committee further considered that BB&T increased its dividend from $0.20 to $0.23 in January 2013, a 15% increase, and paid five dividends in 2013. The Committee also took into account that the Federal Reserve did not object to the continuation of BB&T’s dividend of $0.23 per share for 2013. Furthermore, the results of the Dodd-Frank stress test released by the Federal Reserve showed BB&T to have the strongest capital, lowest total loan losses and second highest pretax income among traditional banks. Also considered was the Federal Reserve’s non-objection of our revised capital plan submitted in June 2013. Based on this review, no adjustments were made to the NEOs’ compensation for 2013 by the Compensation Committee.

KEY CHANGES TO BB&T’S 2013 EXECUTIVE COMPENSATION PROGRAM

In each of the last three years, more than 90% of the votes cast by BB&T’s shareholders approved BB&T’s executive compensation program. Based on the results of these say on pay votes, interactions with shareholders through the shareholder engagement program and the Compensation Committee’s view that the program is achieving its goals, we believe our overall executive compensation program is performing effectively. Nonetheless, the Compensation Committee, in consultation with its independent compensation advisor, proactively made adjustments to the overall compensation program for 2013 to continue to improve upon the performance of our executive compensation program. The following are the key changes made in 2013:

•   NEO’s base salaries increased approximately 2%, in line with the salary pool provided for associates across the entire company.

›        Rationale - The Compensation Committee determined that the 2013 NEO base salaries were appropriately positioned relative to the Peer Group and therefore more substantial base salary increases were not warranted.

•   The “upside” was reduced for both the Annual Incentive Awards and the LTIP awards for the 2013-2015 LTIP cycle, which are payable in 2016.

•       The maximum level of achievement for the 2013 Annual Incentive Award was reduced to a payout of 150% of the target award opportunity, as compared to 200% for the 2012 Annual Incentive Awards.

•       Consistent with the changes to the Annual Incentive Awards, the 2013-2015 LTIP payout percentages also were reduced so that maximum performance generates a payment of 150% of the target award opportunity (as compared to 200% for 2012).

›        Rationale – These changes were influenced by feedback we received from our regulators and the Compensation Committee’s consideration of prudent risk management practices with respect to incentive compensation.

•   The individual target award opportunity for the 2013-2015 LTIP awards was increased by approximately one-third relative to the prior year LTIP awards. No changes were made to the 2013 Annual Incentive Award individual target award opportunity over 2012.

›        Rationale – The Compensation Committee determined that part of the foregone “upside” under the Annual Incentive Award and LTIP award should be replaced so as to maintain the overall positioning of NEO compensation relative to the Peer Group. The Compensation Committee ultimately replaced, on average, 42% of the aggregate lost “upside” under both awards by increasing the individual target award opportunity for the 2013-2015 LTIP, while making no change to the 2013 Annual Incentive Award individual target award opportunity. The Committee also considered it to be important to replace some of the “upside” given the significance of performance compensation in retaining our Executive Management team, including the NEOs. This allows overall NEO compensation to maintain its positioning against the Peer Group and reflects a strategic decision to emphasize to the NEOs the importance of achieving BB&T’s long-term performance goals relative to the Company’s short-term goals.

• Executive Management’s 2013 incentive stock awards consist of a combination of RSUs and nonqualified stock options, which is consistent with 2012. For 2013, the RSUs are given a heavier weighting relative to the stock options, with the 2013 RSUs constituting 80% of the equity award value to be delivered, as opposed to 60% for 2012.

›       Rationale – This change was influenced by feedback we received from our regulators expressing concern that stock options may encourage management decisions aimed at boosting short-term stock price gains at the expense of long-term performance. The Compensation Committee ultimately decided that it was prudent to reduce the overall weighting of stock options relative to RSUs and that this weighting was aligned with the compensation practices of our Peer Group.

• A performance-based vesting component was added to RSU awards for 2013 where BB&T must either maintain an investment grade credit rating or not post an annual loss for the performance period. If the performance criteria is not met once during the three-year period, 20% of the unvested portion of the award is subject to forfeiture.

›       Rationale – The Compensation Committee believes that linking the vesting of RSU awards to BB&T’s performance is an important risk management tool. This action is also consistent with regulatory preferences and Peer Group practices.

• The 2013 nonqualified stock options vest ratably on each of the first three annual anniversaries of the award, as opposed to ratable four-year vesting for the 2012 nonqualified stock option awards. Stock options now represent less than 10% of total target incentive compensation for our NEOs.

• The 2013 RSU awards vest ratably on each of the first three annual anniversaries of the award, as opposed to the 2012 RSUs which cliff vest on the fourth annual anniversary of the award.

›       Rationale – In light of the reduced stock option weighting and the addition of a performance component to restricted stock unit awards, the Compensation Committee believed that moving to a three-year vesting schedule for RSUs and stock options was appropriate and on par with Peer Group practices in this area.

• For 2013, BB&T adopted corporate and individual risk scorecards which show variances against BB&T’s intended risk appetites in all risk categories and presents by each individual Executive Manager the positive and negative risk outcomes that have influenced each risk category. The scorecard also includes recommended actions for significant negative outcomes. One hundred percent of each Executive Manager’s short-term and long-term compensation for 2013 is subject to potential adjustment based on BB&T’s risk review processes, which includes the risk scorecard.

›       Rationale – The Compensation Committee believes that the risk scorecard provides a formal structure to enable the Compensation Committee to systematically assess whether or not to adjust incentive compensation in light of negative risk outcomes. The Compensation Committee believes that this important risk management tool will further enhance the accountability of each member of Executive Management. This action is also consistent with regulatory preferences and Peer Group practices.

Compensation Philosophy

BB&T operates in the highly competitive financial services industry where the attraction and retention of talented executives is critical to its future success. For this reason, BB&T’s Compensation Committee has designed a total compensation program that is intended to be competitive with peer financial services institutions.

BB&T’s executive compensation philosophy is based on the following guiding principles:

•	compensation and reward systems are management tools to achieve positive business results;

•	total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has attained for the performance period;

•

total compensation opportunities are established relative to organizations with which BB&T competes for both talent and shareholder investment and at levels that enable BB&T to attract and retain executives critical to its long-term success; and

•	compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

Sound Compensation Governance Practices

The Compensation Committee administers BB&T’s compensation program for each of the NEOs. The Committee selects compensation elements that are performance-based and uses a variety of performance metrics that, on the whole, encourage the achievement of short-term and long-term shareholder value while enabling BB&T to retain its talented executives. The Committee also has implemented a number of sound governance practices into the compensation program that align the interests of the NEOs with shareholders. Notable items include:

•	over 87% of Kelly King’s, and approximately 81% of the other NEOs’ total compensation paid for 2013 is variable and tied to BB&T’s performance (including stock price performance);

•	cash and stock incentive award, with emphasis on stock-based awards;

•	reduced payout levels under the LTIP and Annual Incentive Award so that maximum performance generates a payment of 150% of the target award opportunity;

•	performance-based RSU grants;

•	decreased emphasis on stock option grants;

•	refusing to provide incentives that would provide payouts for negative returns;

•	no stock option repricings;

•	no dividends on unvested equity awards;

•	broad-reaching clawback policy, including use of the risk scorecard to adjust compensation for negative risk outcomes;

•	limited and restricted perquisites;

•	stock ownership requirements and prohibitions on hedging or speculative trading;

•	restrictions on the pledging of future shares of BB&T common stock by Executive Management and directors;

•	mandatory reduction of payments in connection with a change in control to the extent necessary to avoid any such payments being considered “excess parachute payments” under the tax code; and

•	no gross-up payments for excise taxes.

Role of Compensation Committee

The Compensation Committee administers BB&T’s compensation program for Executive Management, including each of the NEOs. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to:

•	reviewing and approving the compensation for the Chief Executive Officer, the remaining NEOs and other members of Executive Management;

•	selecting and approving the performance metrics and goals for all Executive Management compensation programs and evaluating performance at the end of each performance period; and

•	approving Annual Incentive Award opportunities, Incentive Stock Awards and LTIP award opportunities.

In making compensation decisions, the Compensation Committee uses several resources and tools, including the services of Compensation Advisory Partners, an independent compensation consultant that was retained by, and reports to, the Compensation Committee. The Committee also considers summary analyses of total compensation delineating each compensation element (“tally sheets”), risk scorecards provided by our Chief Risk Officer, competitive benchmarking and other analyses, as further described below.

Performance Metrics and Compensation

The Compensation Committee regularly considers a variety of BB&T performance metrics when evaluating compensation. The performance metrics generally fall into three categories: (1) growth metrics, (2) profitability metrics and (3) capital metrics. By assessing a variety of different metrics over short, medium and long-term periods, the Compensation Committee is able to obtain an overall and accurate assessment of BB&T’s performance against the Peer Group. Below are the metrics that the Compensation Committee regularly evaluates.

Growth Metrics	Return Metrics	Capital Metrics
è Earnings Per Share Growth è Loan Growth è Deposit Growth	è Net Interest Margin è Return on Assets è Return on Equity è Total Shareholder Return	è Tier 1 Common Ratio è Net Charge-Offs / Average Loans è Non-Performing Assets / Loans & Other Real Estate Owned

Among the return metrics the Compensation Committee evaluates is total shareholder return (“TSR”). TSR measures increases in stock price plus common stock dividend payments over a period of time and is a metric that has become increasingly popular with large shareholders in recent years. While the Compensation Committee considers TSR in assessing performance, the Compensation Committee believes that any evaluation of BB&T’s more recent TSR relative to the Peer Group should be considered in context. During the financial crisis, the stock price of lower performing banks was much more adversely impacted than that of stronger banks, like BB&T which retained more value for shareholders. Accordingly, the Compensation Committee believes that one- and three-year TSR metrics understate the performance of the better performing banks that have seen less decrease in share price as compared to those institutions that rebounded from a relatively lower share price than a stronger bank like BB&T.

After reviewing the various performance metrics presented above, the Compensation Committee determined that BB&T’s overall performance-based compensation program is appropriately compensating the NEOs relative to BB&T’s overall performance against the Peer Group.

Regulatory Considerations in Setting Compensation

For the past several years, the Federal Reserve has undertaken a horizontal review of compensation practices and incentive compensation at the largest financial institutions in the United States, including BB&T and its peers. In connection with this review, we have undertaken a thorough analysis of our compensation practices and plans. This analysis has looked at the risks intrinsic to the design and implementation of these plans as well as the reasonableness of each element of compensation. While BB&T has, for many years, focused its compensation philosophy on performance-based compensation, certain changes were made to current BB&T compensation programs primarily as a result of regulatory guidance in this area and efforts to balance risk. For example, NEOs are now evaluated on individual risk performance, which has been integrated into the NEO’s annual performance evaluation. In addition, changes to performance-based awards include reductions to maximum payout levels for the Annual Incentive Awards and LTIP awards, reduced emphasis on stock options, and adding a performance condition for vesting of RSUs granted to NEOs. The Compensation Committee believes these changes fit well within our compensation philosophy, and intends to continue to assess our pay practices to balance risks with our commitment to linking NEO pay to BB&T performance.

Compensation Program Changes for 2014

As part of its regular review of BB&T’s compensation program, the Compensation Committee has approved the following changes for 2014. The Compensation Committee expects to conduct a review of the BB&T compensation program relative to the Peer Group in 2014 and may make additional changes to the program (or awards) in furtherance of its commitment to provide a compensation program that is competitive, performance-based, risk balanced and shareholder aligned.

•	No base salary adjustments from 2013.

•

For the 2014 Annual Incentive Awards, the maximum level of achievement will be further reduced to generate a payout of 125% of the target award opportunity, as compared to 150% for the 2013 Annual Incentive Awards.

•

For the 2014-2016 LTIP award, the maximum payout percentage has been reduced so that maximum performance generates a payment of 125% of the target award opportunity (as compared to 150% for 2013-2015).

•	No increase to award opportunities for any of the compensation elements to offset the lost “upside” by the reductions to the maximum payout percentages for the Annual Incentive Award and LTIP.

•

Performance-based vesting was added to 2014 stock options awards, in addition to the 2014 RSU awards (in 2013, only RSUs had a performance-based vesting component). The performance-based vesting component of both the 2014 stock options and the 2014 RSUs provide that up to 100% of the unvested portion of the award is subject to forfeiture if the performance criteria is not met. The 2013 performance-based vesting component for RSUs applied only to 20% of the unvested portion of the award.

For additional details, please refer to our Current Report on Form 8-K filed on February 28, 2014.

Section 2—Components of Executive Compensation

Elements of Compensation

BB&T’s total annual compensation for the NEOs is comprised of base salary, Annual Incentive Awards, Incentive Stock Awards and LTIP awards. BB&T also provides pension and other broad-based retirement benefits, which are discussed in greater detail in “Section 4—Other Aspects of BB&T’s Executive Compensation Program.” The table below provides a summary of the principle components of BB&T’s executive compensation program.

Incentive Type	Compensation Element	What the Element Rewards	Key Features and Purpose
FIXED	Base Salary	Scope of leadership responsibilities, years of experience, expected future performance and contributions to BB&T.	Plays a relatively modest role in the overall pay package because BB&T believes executive compensation should be variable and based on performance. Provides the only element of certain compensation for our NEOs.

VARIABLE AND AT-RISK	Annual Incentive Awards	BB&T’s overall performance in 2013 based on achievement of specific earnings per share (weighted at 66.7%) and return on assets (weighted at 33.3%) goals.

Rewards annual performance based on goals that are expected to have a meaningful bearing on long-term increases in shareholder value. Payments are based solely on corporate performance.

Performance levels (threshold, target, maximum) are established relative to earnings expectations and BB&T’s performance relative to its Peer Group.

	Incentive Stock Awards (20% stock options and 80% restricted stock units)	Increases in BB&T’s stock price.

Designed to align NEO compensation with the shareholder goal of stock price appreciation.

Stock options vest ratably over three years.

Restricted stock units awards have both a 3-year service-based vesting component (ratable vesting on each of the first three annual anniversaries of the award) and a 3-year performance-based vesting component, with vesting determined on a stand-alone annual basis at the end of each year of the 3-year period. Dividends are not paid on restricted stock units.

	LTIP Awards	Achievement of superior three-year average return on common equity performance.	LTIP awards are designed to measure relative performance over three-year cycles. Each year begins a new three-year cycle. Payments are based on performance relative to BB&T’s Peer Group.

Overall Compensation

The table below shows actual NEO compensation paid for the 2013 performance year and illustrates how the Compensation Committee viewed NEO compensation in 2013. The table also shows total compensation for 2013 as compared to 2012. The principal differences between this table and the Summary Compensation Table are that the Summary Compensation Table reports the grant date fair value of restricted stock unit awards, the change in pension value and nonqualified deferred compensation earnings as well as all other compensation. The components included below are considered by the Committee when making compensation determinations.

2013 COMPENSATION OVERVIEW TABLE

		2013 Incentive Compensation Overview
		Annual Incentive	Option	Restricted Stock Unit	LTIP
Name	Salary(1) ($)	Award(2) ($)	Awards(3) ($)	Awards(3) ($)	(2011- 2013)(4) ($)	2013 Total ($)	2012 Total ($)
Kelly S. King	996,250	2,002,861	557,897	2,231,575	2,055,726	7,844,309	8,555,426
Christopher L. Henson	661,250	759,644	231,437	925,742	953,876	3,531,949	3,721,286
Ricky K. Brown	661,250	759,644	231,437	925,742	953,876	3,531,949	3,718,036
Clarke R. Starnes III	557,500	640,456	176,166	704,654	715,784	2,794,560	2,951,224
Daryl N. Bible	557,500	640,456	176,166	704,654	715,784	2,794,560	2,951,224

(1)	Reflects base salary paid for 2013.
(2)	Amounts reflect value of 2013 Annual Incentive Award, paid in March 2014.
(3)	Amounts reflect the value the Compensation Committee sought to deliver through the restricted stock unit and stock option awards granted in February 2013. No amounts are immediately available to the officer as the options and units vest over time. The exercise price of the options was equal to the stock price on the date of grant, and therefore, there was no intrinsic value on the date of grant. The recipient will only be able to realize future value for the stock options if BB&T’s stock price increases.
(4)	Amounts reflect value of 2011-2013 LTIP awards, paid in March 2014.

As seen in the table above, total compensation decreased in 2013 as compared to 2012. This is due in large part to the structure of BB&T’s compensation program, which is designed to award increased compensation to our CEO and other NEOs for improved performance, and reduce compensation when lower performance figures are achieved relative to the established performance goals.

The Compensation Committee believes it is important when looking at total compensation to exclude the effect of gains in pension plan value and deferred compensation, as those items are also affected by non-performance-based factors, such as years of service at BB&T. This is especially important for BB&T in light of the fact that four of the five NEOs have spent substantially all of their professional lives working for BB&T (41 years, in the case of the CEO) and have accordingly built up significant pension and other post-employment benefits in the course of this long and valuable service to the Company.

2013 Annual Base Salary

ANNUAL BASE SALARY HIGHLIGHTS

•	CEO base salary increased $15,000, or 1.52% from 2012.

•	Salaries of other NEOs increased between $10,000 and $15,000, or between 1.82% and 2.31% from 2012.

•	The increase in base salaries reflects desire to recognize the efforts of our NEOs in a manner consistent with the overall salary pool increases by BB&T associates.

•	Base salary represents approximately 13% of our CEO’s total compensation and approximately 19% of total compensation for our other NEOs.

In its review of base salaries for 2013, the Compensation Committee considered the independent compensation consultant’s review, which detailed the positioning of BB&T’s salaries for the NEOs as compared to similarly situated executives within the Peer Group. NEO salaries have historically been positioned at the median of the Peer Group, and the Compensation Committee determined that NEO base salaries were appropriately positioned relative to the Peer Group and therefore more substantial base salary increases were not warranted.

2013 BASE SALARY INCREASES

	2013 Base Salary(1) ($)	2012 Base Salary ($)	Increase ($)	Percentage Increase
Kelly S. King	1,000,000	985,000	15,000	1.52%
Christopher L. Henson	665,000	650,000	15,000	2.31%
Ricky K. Brown	665,000	650,000	15,000	2.31%
Clarke R. Starnes III	560,000	550,000	10,000	1.82%
Daryl N. Bible	560,000	550,000	10,000	1.82%

(1)	Effective as of April 1, 2013.

2013 Award Opportunities

AWARD OPPORTUNITY HIGHLIGHTS

•

BB&T’s variable compensation elements generate payments or awards based on an award opportunity, with variable performance payouts being made along a range based on “threshold,” “target” and “maximum” performance.

•	Award opportunities are expressed as a percentage of base salary.

•	Changes in 2013-2015 LTIP individual target award opportunity were made in consideration of reduced “maximum” payout levels for each of 2013 Annual Incentive Award and the 2013-2015 LTIP Award.

The NEOs’ respective award opportunities for the variable compensation elements are established by the Compensation Committee and are expressed as a percentage of the applicable NEO’s base salary. The table below displays the award opportunities for 2013 for the applicable compensation elements as compared to 2012.

The maximum payout level for each of the 2013 Annual Incentive and 2013-2015 LTIP awards was reduced from 200% in 2012 to 150% in 2013. This decision heavily factored in a preference expressed by our regulators that incentive compensation plan “upside” be reduced so as not to encourage potentially risky management decisions intended (in whole or in part) to achieve maximum payout levels. The Compensation Committee ultimately chose to reduce the “maximum” performance payout levels for the 2013 Annual Incentive and 2013-2015 LTIP Awards, but in doing so, felt that part of the foregone “upside” should be replaced so as to maintain the overall positioning of NEO compensation relative to the Peer Group. After consideration and deliberation, the Compensation Committee elected to replace approximately 42% of the aggregate lost “upside” under both awards by increasing the individual target award opportunity (expressed as a percentage of base salary) for the 2013-2015 LTIP awards by approximately one-third over 2012 levels, while making no change to the 2013 Annual Incentive Award individual target opportunity relative to the 2012 level. In reaching this decision, the Compensation Committee determined that it was appropriate and in the shareholders best interests to focus the NEOs on the achievement of ROCE (measured relative to the Peer Group) over the LTIP’s three-year performance period. The Compensation Committee further determined that although the 2013 Annual Incentive Award “upside” was substantially reduced, increasing the award opportunity for the Annual Incentive Award was unnecessary to maintain overall compensation positioning against the Peer Group and so as to not overstate the importance of BB&T’s short-term performance.

2012 V. 2013 TARGET AWARD OPPORTUNITIES(1)

	Annual Incentive Award		Incentive Stock Award		LTIP
	2012	2013	2012(2)	2013(3)	2012(4)	2013(5)
Kelly S. King	175%	175%	280%	280%	120%	160%
Christopher L. Henson	100%	100%	175%	175%	75%	100%
Ricky K. Brown	100%	100%	175%	175%	75%	100%
Clarke R. Starnes III	100%	100%	158%	158%	67%	90%
Daryl N. Bible	100%	100%	158%	158%	67%	90%

(1)	Expressed as a percentage of base salary.
(2)	Consists of 40% stock options and 60% restricted stock units.
(3)	Consists of 20% stock options and 80% restricted stock units.
(4)	The 2012 LTIP award relates to the 2012-2014 performance cycle, which is payable in 2015.
(5)	The 2013 LTIP award relates to the 2013-2015 performance cycle, which is payable in 2016.

Annual Incentive Award

ANNUAL INCENTIVE AWARD HIGHLIGHTS

•	Annual Incentive Awards are cash incentives based on the achievement of corporate performance goals established annually by the Compensation Committee.

•	2013 Annual Incentive Award goals were based on:

•	Earnings per share (EPS), weighted at 66.7%, and

•	Return on assets (ROA), weighted at 33.3%.

•	In 2013, maximum payout levels were reduced from 200% to 150%.

•	For EPS, threshold levels of performance were reduced to generate payouts at 25% of target, as compared to 50% in 2012.

•	For ROA, threshold levels of performance generate payouts at 50% of target, unchanged from 2012.

•	2013 Annual Incentive Awards paid out at 114.88% of aggregate award opportunity, based on BB&T’s 2013 performance.

PERFORMANCE METRICS → EPS AND ROA

Annual Incentive Award performance metrics refer to both BB&T’s earnings per share and return on assets. The Compensation Committee believes that these two corporate performance goals have a meaningful bearing on long-term increases in shareholder value and are valuable barometers for BB&T’s performance. Earnings per share growth has a strong long-term correlation with shareholder returns, which is the reason it is weighted at two-thirds. Return on assets also is correlated with long-term returns to shareholders and reflects the fundamental risk level and financial soundness of the business. The earnings per share measure and the return on assets measure are independent, meaning that if the earnings per share threshold was not achieved or exceeded, the executives could still receive a payment based solely on BB&T’s return on assets performance and vice versa.

In addition to the reductions to the overall maximum payout levels of the 2013 Annual Incentive Awards, the Compensation Committee also reduced the earnings per share threshold payout level relative to 2012. The Compensation Committee also made several changes to the way the threshold, target and maximum performance levels were established for the 2013 Annual Incentive Awards relative to 2012. Please refer to the table below. Together, these changes made it more difficult to achieve a threshold payment for the earnings per share metric for 2013 and reduced the potential payout in the event performance was achieved at the threshold level.

ANNUAL INCENTIVE AWARD – EPS CHANGES FOR 2013

	2012 Annual Incentive Award – EPS		2013 Annual Incentive Award – EPS
Level of Achievement	Payout as % of Award Opportunity	Method for Setting the Payout %	Payout as % of Award Opportunity	Method for Setting the Payout %
Threshold	50%	20% below target	25%	10% below target
Target	100%	Consensus Earnings Expectations	100%	Internal Profit Plan
Maximum	200%	20% above target	150%	5% above target

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Rationale - In light of expected difficult economic conditions for 2013 and the importance of earnings per share to shareholders, the Compensation Committee felt that 2013 earnings per share success would best be gauged by Executive Management’s ability to execute on its earnings plan within a relatively tight range of acceptable earnings outcomes.

•

The 2012 ROA performance range used a “band” concept, where the return on assets portion of the award funded within a band of performance, subject to adjustment within the band at the Compensation Committee’s discretion. For 2013, the Compensation Committee opted to return to a simpler formulation where BB&T’s actual performance relative to the Peer Group translates to the payout percentage on a simple interpolation basis (see the Return On Assets Performance chart, below).

›

Rationale - The 2012 decision to move to a performance “band” concept for return on assets purposes was intended to reinforce the Compensation Committee’s ability to exercise discretion. Upon reflection, the Compensation Committee found that it has always possessed the ability to exercise discretion to adjust incentive compensation. This was further bolstered by the adoption of the risk scorecard which provides a formal system to adjust incentive compensation (for all at-risk compensation elements) for negative risk outcomes.

Consistent with 2012, for return on assets purposes, BB&T’s performance was measured against its Peer Group on a current period basis, subject to adjustment at the Compensation Committee’s discretion. The Compensation Committee believes that measuring performance on a current period basis provides a more accurate measure of BB&T’s performance against its peers. For officers who are covered employees as determined by Internal Revenue Code (the “Code”) Section 162(m), the awards are paid out of a pool equal to 1.5% of BB&T’s 2013 pre-tax income. Any adjustment in an award to a covered employee will not cause any payment to the covered employee to exceed his/her share of the pool. The Committee retains the discretion to adjust awards based on business factors. For a more detailed description of the Annual Incentive Award 162(m) pool, please refer to “Tax Considerations” in Section 4.

2013 ANNUAL INCENTIVE AWARD RESULTS

The following tables illustrate the calculation of the aggregate payout under the Annual Incentive Awards at threshold, target and maximum performance levels and the actual amount of payments awarded under the plan for 2013.

EARNINGS PER SHARE PERFORMANCE (66.7% OF ANNUAL INCENTIVE AWARD)

	EPS Performance Measure	Payout as % of Award Opportunity
Threshold	$2.57	25%
Target	$2.85	100%
Maximum	$2.99	150%

Actual	$2.88	109.75%

RETURN ON ASSETS PERFORMANCE (33.3% OF ANNUAL INCENTIVE AWARD)

Level of Achievement	Percentile Performance BB&T ROA Relative to Peer Group ROA	Payout Percent of Participant’s Award Opportunity
Maximum	75th Percentile	150%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold		0%
Actual	62 1/2 Percentile	125.17%

2013 ANNUAL INCENTIVE AWARD PAYOUT CALCULATION

	Performance Level	Payout Ratio	Item Weight	Annual Incentive Award Payout
Earnings per share	$2.88	109.75%	66.7%	73.20%
Return on assets	1.24%	125.17%	33.3%	41.68%

Total				114.88	%(1)

(1)	The earnings per share and return on assets performance presented in this table includes adjustments to BB&T’s GAAP net income by the Compensation Committee. For additional detail regarding these adjustments, please refer to Annex A.

2013 ANNUAL INCENTIVE AWARD PAYMENTS

Name(1)	Threshold 2013 Annual Incentive Award Payments ($)	Targeted 2013 Annual Incentive Award Payments ($)	Maximum 2013 Annual Incentive Award Payments ($)	Actual 2013 Annual Incentive Award Payment ($)
Kelly S. King	290,282	1,743,438	2,615,156	2,002,861
Christopher L. Henson	110,098	661,250	991,875	759,644
Ricky K. Brown	110,098	661,250	991,875	759,644
Clarke R. Starnes III	92,824	557,500	836,250	640,456
Daryl N. Bible	92,824	557,500	836,250	640,456

(1)	The Annual Incentive Awards for the officers covered by Section 162(m) of the Code were paid from a pool based on BB&T’s 2013 income before taxes (pre-tax income). For a more detailed discussion of the Annual Incentive Award 162(m) Pool, please refer to “Tax Considerations” in Section 4.

Incentive Stock Awards

INCENTIVE STOCK AWARDS HIGHLIGHTS

•

2013 incentive stock awards for each NEO were composed of nonqualified stock options (20% of award) and restricted stock units (80% of award). Restricted stock unit awards were given a heavier weighting in 2013, as compared to 60% of the award in 2012.

•	2013 stock option awards vest ratably on each of the first three annual anniversaries of the award. In prior years, stock options vested ratably over a four-year period.

•

Several changes were made to the restricted stock unit awards. In 2012, restricted stock unit awards cliff vested on the fourth annual anniversary of the award. For 2013, the following changes were made:

•

RSUs have a three-year service-based vesting component (ratable vesting on each of the first three annual anniversaries of the award) and a three-year performance-based vesting component, with vesting determined on a stand-alone annual basis at the end of each year of the three-year period.

•

For the 2013 performance component to be satisfied, BB&T must either maintain an investment grade credit rating or not post an annual loss for the performance period. If the performance criteria are not met for a particular year, 20% of the unvested restricted stock units will be forfeited, subject to the satisfaction of the service-based vesting component, and the remaining restricted stock units would not be subject to future performance-based forfeitures.

•	Equity awards and stock ownership align NEO interests with those of BB&T’s shareholders.

The 2013 incentive stock awards were made under the shareholder-approved BB&T Corporation 2012 Incentive Plan (the “2012 Incentive Plan”). The 2012 Incentive Plan allows for equity-based awards to the NEOs, as determined by the Compensation Committee. Awards that may be granted by the Compensation Committee to the NEOs include incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, and phantom stock.

The NEOs received the following grants of stock options and restricted stock units in 2013 (the number of options or restricted stock units granted is determined by dividing the target amount of compensation to be delivered via the award by the value of each option or restricted stock unit, as applicable).

2013 INCENTIVE STOCK AWARDS

Name	Non-Qualified Stock Options (#)(1)	Delivered Value of Stock Options ($)(2)(3)	Restricted Stock Units (#)	Delivered Value of Restricted Stock Units ($)(2)(3)	Total Delivered Value of Options and RSUs ($)
Kelly S. King	101,806	557,897	74,188	2,231,575	2,789,472
Christopher L. Henson	42,233	231,437	30,776	925,742	1,157,179
Ricky K. Brown	42,233	231,437	30,776	925,742	1,157,179
Clarke R. Starnes III	32,147	176,166	23,426	704,654	880,820
Daryl N. Bible	32,147	176,166	23,426	704,654	880,820

(1)	The option exercise price for the 2013 awards is $30.08 per share, which was the closing price on the date of the grant February 26, 2013. For additional detail, please refer to “Compensation of Executive Officers—2013 Outstanding Equity Awards at Fiscal Year-End.”
(2)	The table reflects the value the Compensation Committee seeks to deliver in making the award. The 2013 stock option and restricted stock unit awards were granted on February 26, 2013. In the case of both stock options and restricted stock units, the number of options or units granted was determined by dividing the target amount of compensation by the estimated value of each equity award. For stock options, the award was valued based on the Black-Scholes value of the options ($5.48). For restricted stock units, the number of units awarded was based on the closing price of BB&T’s Common Stock on the grant date ($30.08).
(3)	In accordance with SEC rules, the value of the awards reported in the 2013 Summary Compensation Table is the fair value of the awards on the grant date. For stock options, the grant date fair value was the same as the value used by the Compensation Committee to determine stock option awards ($5.48). For restricted stock units, the grant date fair value of $26.75 was calculated by discounting the closing price of BB&T’s Common Stock on the grant date by the present value of the dividends that are expected to be forgone during the three-year vesting period. For the grant date fair value of the awards and a discussion of how BB&T computes the fair value, please refer to columns (d) and (e) of the 2013 Summary Compensation Table included in the “Compensation of Executive Officers” section below.

2013 RESTRICTED STOCK UNIT AWARDS

BB&T’s restricted stock awards are granted as units, with each unit relating to a contingent share of BB&T common stock that is not earned or issued until specific conditions are met. As described above, the restricted stock unit awards made in 2013 have a three-year service-based vesting component (ratable vesting on each of the first three anniversaries of the award) and a three-year performance-based vesting component. For retirement eligible individuals, restricted stock unit vesting is generally accelerated upon retirement. No dividends are paid on the shares underlying the restricted stock units until the units vest and shares are issued. The Compensation Committee determined that the restricted stock units’ three-year vesting schedule is generally consistent with Peer Group practices, whereas BB&T’s historical use of a four-year vesting period was on the longer end of the vesting range as compared to BB&T’s Peer Group. The Compensation Committee believes that the retentive features and perceived value of restricted stock units are enhanced in a volatile stock market, which the financial services industry recently has experienced. These considerations contributed to the decision to grant the 2013 incentive stock awards with a heavier proportion of restricted stock units (80%) to stock options (20%).

2013 STOCK OPTION AWARDS

Stock options historically have been an important part of BB&T’s equity program. The Compensation Committee believes that stock options are inherently performance-based and effectively align the interests of the recipients with those of the shareholders because stock options only have value if BB&T’s stock price increases relative to its stock price on the date of the award. BB&T’s 2013 stock option awards vest 33 1/3% per year on each of the first three anniversaries of the date of grant and expire on the ten year anniversary of the date of grant. For retirement eligible individuals, stock option vesting is generally accelerated upon retirement. The exercise price for each stock option grant in 2013, including each award to the NEOs, was the market closing price on the date of grant. The Compensation Committee determined that the stock options’ three-year vesting schedule is generally consistent with that of many peer companies and was appropriate given the reduced emphasis on stock options in 2013 compensation. With respect to the ten-year term of the stock options, the Compensation Committee believes that this length of time encourages recipients to focus on delivering long-term shareholder value over a relatively long horizon.

For additional discussion of changes to 2013 incentive stock awards, including additional rationale for such changes, please refer to “Key Changes to BB&T’s 2013 Executive Compensation Program” in Section 1 of the Compensation Discussion and Analysis.

LTIP Awards

LTIP HIGHLIGHTS

•	LTIP awards measure three-year performance cycles relative to BB&T’s Peer Group.

•	The performance metric is average return on common equity (ROCE) and LTIP awards are typically paid in cash.

•

Prior to 2012, the LTIP performance matrix was established with a “backward looking” model, where the performance ranges were established based on Peer Group performance for the most recently completed three-year period. Beginning with LTIP awards made in 2012 and continuing with the 2013 award, BB&T’s performance is measured against the Peer Group’s actual performance for the same three-year performance period (a “relative performance” model).

•	For the 2011-2013 LTIP award (paid in March of 2014), BB&T’s ROCE performance was measured against the Peer Group using the backward looking model.

•	For the 2011-2013 LTIP award (paid in March of 2014), BB&T’s ROCE performance was 9.63%, exceeding the maximum performance goal of 7.17% and generating a payment of 200% of target award opportunity.

•	For the 2013-2015 LTIP award (and consistent with the 2012-2014 LTIP award), BB&T’s ROCE performance will be measured against the Peer Group using the relative performance model.

•	For the 2013-2015 LTIP award, maximum payout levels were reduced from 200% to 150%, and the individual target award opportunity was increased to partially offset this loss of “upside.”

LTIP awards reward performance over three-year cycles. Each year begins a new three-year cycle. At the beginning of each three-year cycle, the Compensation Committee, after considering information from the independent compensation consultant’s most recent comprehensive review, determines the performance measures and payout range. The Compensation Committee believes that measuring ROCE over a three-year period provides a valuable measure of company performance over time.

LTIP awards are payable, in the Compensation Committee’s discretion, in the form of shares of BB&T common stock, cash or a combination of both. Since 1996, all LTIP awards have been paid to the NEOs in cash. The Compensation Committee believes that with approximately 64% of the NEOs’ long-term incentive compensation currently consisting of equity, it is appropriate to pay the LTIP awards in cash, rather than additional equity. This belief is bolstered by the substantial BB&T common stock holdings of each of the NEOs. The actual value of the LTIP award is calculated as follows:

Award Opportunity (as % of base salary)	X	3-Year Average Salary	X	Performance Scale Payout %

2011-2013 LTIP CYCLE (PAID IN MARCH 2014)

The 2011-2013 LTIP performance metrics set by the Compensation Committee are presented below. The historical target setting practice under the backward looking model would have resulted in the 2011-2013 LTIP award ROCE target being a negative rate of return in that the Peer Group’s median average ROCE for the three-year period ending December 31, 2010, was a negative number. The Compensation Committee consequently set the 2011-2013 LTIP target as a positive rate of return, effectively eliminating the payout range between threshold and target. The Compensation Committee believed that paying LTIP awards for anything less than a positive ROCE over the three-year measurement period was inconsistent with BB&T’s compensation philosophy.

2011-2013 LTIP CYCLE PERFORMANCE METRICS

	Average 3-year ROCE	Payout as % of Award Opportunity	Rationale(2)
Threshold	N/A	N/A	Eliminated because payouts for a negative rate of return are inconsistent with BB&T’s compensation philosophy
Target	0.01%	100%	Positive rate of return – Peer Group median was negative
Maximum	7.17%	200%	75th percentile of Peer Group ROCE

Actual(1)	9.63%	200%

(1)	For a reconciliation of adjustments that the Compensation Committee made for the purposes of certifying performance under BB&T’s compensation plans, please refer to Annex A.
(2)	Peer Group ROCE percentages are for the three-year period ending December 31, 2010, and were calculated in a manner that is generally consistent with BB&T’s ROCE calculations presented in Annex A.

2011-2013 LTIP CYCLE PAYMENTS

Name	Threshold($)	Target($)	Maximum($)	Actual LTIP Payment, Based on 2011-2013 Performance($)(1)
Kelly S. King	N/A	1,027,863	2,055,726	2,055,726
Christopher L. Henson	N/A	476,938	953,876	953,876
Ricky K. Brown	N/A	476,938	953,876	953,876
Clarke R. Starnes III	N/A	357,892	715,784	715,784
Daryl N. Bible	N/A	357,892	715,784	715,784

(1)	Under the approved formula, the actual payment is based on the actual average salary paid over the three-year performance cycle.

2013-2015 LTIP CYCLE (PAYABLE IN 2016)

Consistent with the 2012-2014 cycle, the Compensation Committee elected to measure ROCE performance relative to the Peer Group over the same period for the 2013-2015 cycle. The Committee determined that measuring performance on a current period basis (the relative performance model) provides a more accurate measure of BB&T’s performance against its peers. In addition to the reductions in the maximum payout levels of the 2013-2015 LTIP awards and the corresponding increase to the LTIP target award opportunity, the Compensation Committee made a relatively modest change to the way the threshold, target and maximum performance levels were established compared to the 2012-2014 LTIP:

•

The 2012-2014 LTIP ROCE performance range used a “band” concept, where the award funded based on performance within a band and payment was subject to downward adjustment of up to fifty points at the Compensation Committee’s discretion. For the 2013-2015 LTIP award, the Compensation Committee opted to return to a simpler formulation where BB&T’s actual performance relative to the Peer Group translates to the payout percentage on a simple interpolation basis (see the 2013-2015 LTIP Cycle Performance Metrics chart, below).

›

Rationale - The 2012 decision to move to a performance “band” concept was intended to reinforce the Compensation Committee’s ability to exercise discretion. Upon reflection, the Compensation Committee was comfortable that it has always possessed the ability to exercise discretion to adjust incentive compensation. This was further bolstered by the adoption of the risk scorecard which provides a formal system to adjust incentive compensation (for all at-risk compensation elements) for negative risk outcomes.

For additional discussion of changes to 2013-2015 LTIP awards, including the reduction of the maximum payout level, the corresponding increase to the award opportunity and the rationale for such changes, please refer to “Key Changes to BB&T’s 2013 Executive Compensation Program” in Section 1 of the Compensation Discussion and Analysis and “2013 Award Opportunities” in this Section 2 of the Compensation Discussion and Analysis.

2013-2015 LTIP CYCLE PERFORMANCE METRICS

Level of Achievement	Percentile Performance of BB&T ROCE Relative to Peer Group ROCE	Payout Percent of Participant’s Award Opportunity
Threshold	25th	50%
	30th	60%
	35th	70%
	40th	80%
	45th	90%
Target	50th	100%
	55th	110%
	60th	120%
	65th	130%
	70th	140%
Maximum	75th or greater	150%

Section 3—BB&T’s Executive Compensation Process

Compensation Philosophy

BB&T operates in the highly competitive financial services industry where the attraction and retention of talented executives is critical to its future success. For this reason, BB&T has designed a total compensation program that is intended to be competitive with peer financial services institutions.

BB&T’s executive compensation philosophy is based on the following guiding principles:

•	compensation and reward systems are management tools to achieve positive business results;

•	total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has attained for the performance period;

•

total compensation opportunities are established relative to organizations with which BB&T competes for both talent and shareholder investment and at levels that enable BB&T to attract and retain executives critical to its long-term success; and

•	compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

Role of Compensation Committee

The Compensation Committee administers BB&T’s compensation program for Executive Management, including each of the NEOs. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, among other things:

•	reviewing and approving the compensation for the Chief Executive Officer, the remaining NEOs and other members of Executive Management;

•	approving the performance metrics and goals for all Executive Management compensation programs and evaluating performance at the end of each performance period; and

•	approving Annual Incentive Award opportunities, Incentive Stock Awards and LTIP award opportunities.

In making compensation decisions, the Compensation Committee uses several resources and tools, including the services of Compensation Advisory Partners, an independent compensation consultant that is paid by, and reports to, the Compensation Committee, and summary analyses of total compensation delineating each compensation element (“tally sheets”), competitive benchmarking and other analyses, as further described below.

In addition, the Compensation Committee periodically receives reports from our Chief Risk Officer, regarding BB&T’s risk environment and risk management practices and from BB&T’s General Auditor, the head of BB&T’s internal audit function, regarding our internal controls. The purpose of these reports is to allow the Compensation Committee to evaluate our current risk environment and internal control positions relevant to incentive compensation, and to take these issues into consideration when determining incentive compensation.

The Chief Executive Officer also is involved in compensation determinations for other members of Executive Management (including compensation for each of the NEOs) and makes recommendations to the Compensation Committee on base salary and the other compensation elements. BB&T believes that the Chief Executive Officer is in the best possible position to assess the performance of the other members of Executive Management, and he accordingly plays an important role in the compensation setting process. However, decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its judgment, focusing primarily on the executive officer’s performance and BB&T’s overall performance, particularly in light of the business environment in which the results were achieved.

Compensation Consultant

COMPENSATION COMMITTEE CONSULTANT

The Compensation Committee engages an independent compensation consultant to conduct a review of the competitiveness and effectiveness of BB&T’s executive compensation program relative to market practices and business goals. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee and such Committee has the sole authority to approve the independent compensation consultant’s fees and other retention terms, including the authority to limit the amount of fees the independent compensation consultant may earn from other services provided to BB&T. For 2013, the Compensation Committee retained Compensation Advisory Partners to act as the committee’s independent compensation consultant. In this capacity, Compensation Advisory Partners provided an overview of our executive compensation programs and peer group analysis, a regulatory update, and corporate governance and best practice trends.

In retaining Compensation Advisory Partners, the Compensation Committee determined that, based on the information presented to it, Compensation Advisory Partners was independent and that its engagement did not present any conflicts of interest. In making this determination, the Compensation Committee noted that (a) Compensation Advisory Partners provides no other services to BB&T other than compensation consulting, (b) no personal or business relationships exist between Compensation Advisory Partners and members of BB&T’s Board or executive officers, (c) Compensation Advisory Partners and its consultants do not directly own any shares of BB&T stock, and (d) Compensation Advisory Partners maintains a written policy designed to avoid conflicts of interest that may arise. Compensation Advisory Partners also determined that it was independent from BB&T management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

Compensation Advisory Partners generally provided the following services:

•	reviewed BB&T’s total compensation philosophy for reasonableness and appropriateness;

•	reviewed overall compensation levels;

•	reviewed BB&T’s total executive compensation program and advised the Compensation Committee of plans or practices that may be changed to improve effectiveness;

•	provided market and peer data and recommendations on Executive Management compensation;

•	assisted BB&T in analyzing the risk impact of BB&T’s compensation practices;

•	reviewed public disclosure on compensation, including the draft Compensation Discussion and Analysis and related tables and compensation disclosures for the BB&T proxy statement; and

•	advised the Compensation Committee regarding the compensation of outside directors.

The advice rendered by Compensation Advisory Partners generally focuses on Executive Management; however, the consultant also provides guidance as to compensation issues that apply to associates who are eligible to participate in the same programs as the NEOs.

In order for Compensation Advisory Partners to provide effective advice to the Compensation Committee, it interacts with BB&T’s management from time to time. These interactions generally involve, among other things:

•	obtaining compensation and benefits data, as well as other relevant information that is not available from public sources;

•	working with management to understand the scope of the various executive jobs in order to provide accurate benchmarking; and

•	confirming with management so that factual and data analyses are accurate and up-to-date.

This process enables Compensation Advisory Partners to identify any areas where further research or analysis may be necessary. It also allows the compensation consultant to discuss any changes to the compensation program or refine recommendations before finalizing its reports to the Compensation Committee.

The total amount of fees paid to Compensation Advisory Partners for 2013 was approximately $164,171.

Competitive Analyses

The compensation structure for the NEOs emphasizes variable pay based on performance. BB&T generally compares each element of compensation against what it believes to be a reasonable grouping of publicly traded bank or financial services holding companies (identified below, the “Peer Group”) with the objective of targeting total compensation at a point that approximates the median of the Peer Group for each of the various compensation elements. The Compensation Committee factors in the views of Executive Management in selecting the Peer Group. The independent compensation consultant validates the selection. The Peer Group used for evaluating the NEOs’ compensation also is used for benchmarking BB&T’s performance. The Peer Group is evaluated annually, with the review conducted for 2013 resulting in the designation by the Compensation Committee of ten financial institutions as the Peer Group. In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the markets being served, asset size, and changes resulting from mergers or shifts in strategic direction. Financial institutions that are similar to BB&T in general lines of business and operations, and are approximately one-third to two times BB&T’s asset size may be considered for inclusion in the Peer Group. Companies with whom BB&T competes for talent are also considered. BB&T’s total assets place us in the top quartile of the Peer Group.

BB&T 2013 PEER GROUP

❖ Comerica	❖ PNC
❖ Fifth Third	❖ Regions
❖ Huntington	❖ SunTrust
❖ KeyCorp	❖ U.S. Bancorp
❖ M&T	❖ Zions

In addition to the external Peer Group analysis, the Compensation Committee also reviews the total compensation of the Executive Management team relative to one another. This practice is consistent with our compensation philosophy of rewarding our employees based upon their taking on greater responsibilities within the Company.

Responsible Equity Grant Practices

Generally, the timing of BB&T’s regular annual equity awards is determined months in advance of the actual grants in order to coincide with the regular February meetings of the Board and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board or the Compensation Committee, as the case may be. The exercise price for each stock option grant in 2013 was the market closing price on the date of grant. For the 2013 incentive stock awards, the Compensation Committee used the closing price of BB&T’s common stock on the grant date to determine the number of restricted stock unit awards. In addition, the 2012 Incentive Plan includes prohibitions on the direct and indirect repricing of stock options without shareholder approval.

BB&T is required to recognize the expense of all share-based awards (such as stock options and restricted stock units) in its income statement over the award’s minimum required service period. Over time, the restricted stock unit awards have been less costly to BB&T relative to the expense for the stock option awards.

Compensation Clawbacks

The Board believes that the current structure of BB&T’s incentive compensation recoupment practices are appropriate and effective and provide a balanced approach to risk management and properly align the interests of our Executive Management and shareholders. Our 2012 Incentive Plan and award agreements contain broad language regarding clawbacks and make all awards subject to recoupment to the extent determined by the plan administrator. Any and all amounts payable under the Plan or paid under the Plan are subject to clawback, forfeiture, and reduction to the extent determined by the administrator as necessary to comply with applicable law and/or policies adopted by BB&T.

The Board has reviewed the shareholder proposal we received regarding our current compensation recoupment practices (see Proposal 6), and believes that BB&T’s current clawback provisions already permit the Compensation Committee, as the 2012 Incentive Plan administrator, to take all of the recoupment actions requested by the proposal, and to go further than the proposal in many respects. The clawback provisions are interpreted broadly and include the ability of the administrator to seek recoupment of incentive compensation in cases where there has been a violation of law or BB&T policy by an executive that causes significant financial or reputational harm to BB&T.

In addition, both the restricted stock unit and stock option award agreements contain conditions that permit the award administrator to make certain changes to the awards if necessary or appropriate to improve the risk sensitivity of the awards or as directed by the Board of Governors of the Federal Reserve System. Such changes may include adjusting the award quantitatively or qualitatively based upon the risk the holder’s activities pose to BB&T or an affiliate; extending the restriction or vesting period of the award; adjusting the award for actual losses or other performance issues; or as otherwise required by the award administrator, the Federal Reserve Board, or the United States government to comply with any law, regulation, policy or similar requirement.

Risk Scorecard

For 2013, BB&T adopted a risk scorecard which the Compensation Committee can use to adjust, if necessary, the short-term and long-term incentive compensation of each member of Executive Management. The Risk Scorecard allows for evaluation of both corporate and individual results that can be compared to stated risk appetites in all risk categories. The risk scorecard presents, for each individual Executive Manager, the positive and negative risk outcomes that have influenced each risk category and includes recommended actions with respect to significant negative outcomes.

One hundred percent of each Executive Manager’s short-term and long-term compensation for 2013 is subject to potential adjustment based on BB&T’s risk review processes, which includes the risk scorecard. The Compensation Committee uses the risk scorecard in conjunction with the recommendations of the Chief Risk Officer, the CEO and the Committee’s own insight and evaluation. The risk scorecard was compiled and developed by BB&T’s Senior Risk Officers, with input from the Regulatory Risk and Compliance Officer and the Chief Corporate Communications Officer, and was reviewed by the independent compensation consultant, Compensation Advisory Partners.

The Compensation Committee believes that using this document to adjust short-term and long-term incentive compensation of Executive Management will be another mechanism, along with plan design features, to ensure that incentive compensation at the Executive Management level is risk balanced. The use of this risk scorecard has been discussed with our regulators as an additional way to conform to incentive compensation guidance and best practices.

Section 4—Other Aspects of BB&T’s Executive Compensation Program

In addition to the key components of BB&T’s executive compensation program described in Section 2 above, other significant policies, plans and factors influence executive compensation, including the compensation of the NEOs. These items provide meaningful value to members of Executive Management, including the NEOs, while at the same time promoting the retention of these highly valued executives and aligning their interests with those of the shareholders.

Stock Ownership Guidelines for Executive Management

The Compensation Committee believes that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes in BB&T over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value.

The table below summarizes the stock ownership guidelines for our NEOs. Each of our NEOs currently satisfies these guidelines.

Name	Stock Ownership Guidelines	Approximate Stock Value to be held Under Stock Ownership Guidelines(1)
Kelly S. King	5x Base Salary	$5,000,000
Christopher L. Henson	3x Base Salary	$1,995,000
Ricky K. Brown	3x Base Salary	$1,995,000
Clarke R. Starnes III	3x Base Salary	$1,680,000
Daryl N. Bible	3x Base Salary	$1,680,000

(1)	Under the stock ownership guidelines, all shares of BB&T common stock held or controlled by the individual are considered in determining compliance with the ownership requirement, including, but not limited to, direct holdings, shares in qualified and nonqualified individual account plans sponsored by the Corporation, and unvested restricted stock units and restricted shares (but not stock options) granted by the Corporation.

Risk Management

The Compensation Committee considers annually, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking. The goal of the Compensation Committee is to establish a compensation program designed to encourage prudent risk management and discourage inappropriate risk-taking by granting a diverse portfolio of compensation to the NEOs and other members of Executive Management that is expected to reward the creation of shareholder value over time. To help achieve this goal, the Compensation Committee considers the risk profile of the primary compensation elements. The Compensation Committee believes that because the base salaries of the NEOs and the other members of Executive Management are fixed in amount they do not encourage inappropriate risk-taking. In addition, a significant proportion of compensation provided to the NEOs and other members of Executive Management is in the form of equity awards that have performance and retention features that extend over a period of years. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to BB&T’s stock price and, because awards are subject to long-term vesting schedules, to help ensure that the NEOs and other members of Executive Management have significant value tied to long-term stock price performance. Also, LTIP awards are based on our performance over a three-year period, which encourages the NEOs to focus on long-term performance in addition to annual results, further reducing risk-taking that is likely to produce only short-term benefits and allowing sufficient time for risk outcomes to emerge.

The Compensation Committee is responsible for exercising authority to modify payments and impose or release “holdbacks” from Executive Management’s incentive compensation arrangements, based on a risk review or regulatory requirements. When determining incentive compensation and consistent with regulatory guidance, the Compensation Committee evaluates our current risk environment and internal control positions relevant to incentive compensation, and reviews the reports, including risk scorecards, provided by our Chief Risk Officer. The Compensation Committee also receives reports from BB&T’s General Auditor, the head of BB&T’s internal audit function, regarding the effectiveness of our overall system of internal controls. Please also refer to Section 3 for a discussion of the Compensation Committee’s broad clawback ability and the use of a risk scorecard to adjust compensation, if necessary, for negative risk outcomes.

In addition, and consistent with our compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, our Codes of Ethics and Insider Trading Policy prohibit all associates, including the NEOs, from speculative trading in BB&T common stock (including prohibitions on buying call options and selling put options for BB&T common stock) and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of BB&T common stock. BB&T’s Corporate Governance Guidelines contain a similar prohibition applicable to members of Executive Management and also prohibit members of Executive Management, including the NEOs, from entering into hedging strategies that protect against downside risk in BB&T common stock. Furthermore, our Corporate Governance Guidelines now limit pledging activity so that future share pledges by directors and members of Executive Management are limited to those shares in excess of each individual’s share ownership requirements.

Employment Agreements

BB&T uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are entered into with high-performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. All the NEOs have entered into employment agreements with BB&T. Each employment agreement with the NEOs includes provisions: (a) generally prohibiting the executive from competing against BB&T (or working for a competitor) if the executive leaves BB&T; (b) providing for payments if the executive is terminated by BB&T for other than “Just Cause” or if the executive voluntarily terminates his employment with BB&T for “Good Reason;” and (c) generally providing for payments under various termination scenarios following a “Change of Control.” These arrangements set compensation and benefits payable to the NEOs in certain termination and merger and acquisition scenarios, giving them some certainty regarding their individual outcomes under these circumstances. Specifically, BB&T believes the “Change of Control” provisions appropriately minimize the distraction of the NEOs in the event of a significant merger and acquisition scenario, allowing them to remain objective and focused on maximizing shareholder value. In addition, the noncompetition provisions are intended to protect BB&T from a competitive disadvantage if one of the NEOs leaves BB&T to work for a competitor. The Compensation Committee approves Executive Management’s initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in BB&T’s business environment.

The employment agreements with each member of Executive Management (which includes the NEOs) have terms of 36 months that automatically extend monthly by an additional month, absent contrary notice by either party. The term of any employment agreement ends when such NEO reaches age 65; provided, however, Mr. King’s employment agreement was amended in December 2012 to eliminate the age 65 automatic expiration of the term for his agreement. Information provided by the independent compensation consultant showed that providing a three-year contract term is a common practice within the financial services industry. The Compensation Committee believes that a three-year term provides appropriate incentives for retention, protections against unjustified terminations and is in line with other financial services companies. The employment agreements provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Code. Payments in excess of these limits are often referred to as “excess parachute payments,” and exceeding the Section 280G limits generally triggers an excise tax on the payments.

The employment agreements for each of the NEOs are described in greater detail under the section “Compensation of Executive Officers—Narrative to 2013 Summary Compensation Table” and the section “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control.”

Pension Plan

The NEOs participate in the BB&T Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit retirement plan for eligible associates, on the same basis as other similarly situated associates. The Pension Plan provides retirement benefits based on length of service and salary level prior to retirement with benefits increasing substantially as a participant approaches retirement. BB&T believes the retirement benefits provided by the Pension Plan are meaningful in their own right. Moreover, BB&T also views the Pension Plan as an important retention tool for the NEOs and other highly compensated associates in the later stages of their careers because the Pension Plan benefits could not easily be replicated upon the associate’s departure from the Corporation prior to retirement. The NEOs also participate in the BB&T Corporation Non-Qualified Defined Benefit Plan, which is an excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated associates, including the NEOs. The primary purpose of the BB&T Corporation Non-Qualified Defined Benefit Plan is to augment the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain tax limitations on the qualified plan. The Compensation Committee believes that the benefits under this supplemental plan, when added to the benefits under the Pension Plan, assure that BB&T will receive the executive retention benefits of the Pension Plan. The Compensation Committee believes that the overall retirement benefits provided to the NEOs are competitive with those provided by its Peer Group.

Perquisites Practices

The NEOs receive limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with BB&T’s overall compensation program. Executive Management, including the NEOs, do not receive perquisites such as personal club memberships or vacation houses or apartments. For additional detail on the perquisites provided to the NEOs, please refer to the section “Narrative to 2013 Summary Compensation Table—Perquisites.”

Other Employee Benefits

During 2013, BB&T maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible associates of BB&T. These plans consist of the following:

•

the BB&T Corporation 401(k) Savings Plan, which in 2013 permitted associates to contribute up to 50% of their cash compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with BB&T matching deferrals up to 6% of their compensation;

•

the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to augment the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Code (during 2013, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution of up to 6% of their compensation);

•	a medical plan that provides coverage for all eligible associates; and

•	certain other welfare benefits (such as sick leave, vacation, dental and vision coverage, etc.).

BB&T also provides disability insurance for the benefit of its associates (including each of the NEOs) which, in the event of disability, pays the associates 50% of the associate’s monthly compensation, subject to a cap of $35,000 per month. Under this program, associates may select greater disability coverage with a benefit that pays 60% of their monthly compensation; however, associates are required to pay the additional premium (over that already paid by BB&T to receive the standard 50% coverage) to receive this heightened level of coverage. If a member of Executive Management, including a NEO, became disabled and the insurance benefit was limited due to the monthly cap, BB&T would provide supplemental payments to the member of Executive Management to bring the monthly payment up to the selected coverage level.

The employee benefits for the NEOs discussed in this subsection are determined by the same criteria applicable to all BB&T associates. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits help keep BB&T competitive in attracting and retaining associates. BB&T believes that its employee benefits are generally on par with benefits provided by the Peer Group and consistent with industry standards.

Tax Considerations

SECTION 162(m)

In establishing total compensation for the executive officers, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer (“Covered Employees”) unless the compensation qualifies as performance-based.

BB&T’s compensation philosophy and policies are generally intended to comply to the extent the Compensation Committee determines appropriate with Section 162(m). In typical years, when establishing and administering BB&T’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Section 162(m). However, we retain the flexibility to pay compensation that is not eligible for such treatment if the Compensation Committee determines it is in the best interest of the Corporation to do so. For example, grantees who are Covered Employees, including the NEOs, of 2013 restricted stock unit awards earn a portion of the full fair market value of the BB&T shares represented by those awards each year during the three-year performance period of the awards if they remain employed by BB&T. The restricted stock unit awards made in 2013 will count toward the $1 million cap in compensation for the Covered Employees, and any such non-performance-based compensation over $1 million to the Covered Employees will not be deductible by BB&T. The Compensation Committee accepted this tax consequence because it determined that the benefits of the 2013 awards were in the best interests of the Corporation, even in light of the unavailability of the Section 162(m) deduction.

ANNUAL INCENTIVE AWARD 162(m) POOL AND 2013-2015 LTIP AWARDS

As discussed in Section 2 – Components of Executive Compensation, the Compensation Committee employed a performance-based compensation structure that is sometimes referred to as a “162(m) Pool,” and retained the ability to exercise negative discretion to reduce Annual Incentive Award payments to the Covered Employees.

Under the 162(m) Pool structure, the Annual Incentive Awards for the Covered Employees were paid from a 162(m) Pool equal to 1.5% of BB&T’s 2013 income before taxes (pre-tax income), pursuant to a percentage of the pool assigned, within the first 90 days of 2013, to each Covered Employee (48.1% for Mr. King, 18.2% for Mr. Henson, 18.2% for Mr. Brown, and 15.4% for Mr. Starnes). Under the 2012 Incentive Plan, each Covered Employee’s Annual Incentive Award payment was also subject to a $7.5 million cap on the size of each individual payment. Under the 162(m) Pool, the Compensation Committee can exercise negative discretion (but not upward discretion) in determining the actual Annual Incentive Award payment amounts to the Covered Employees. For 2013, the Compensation Committee approved in February 2014, through its exercise of negative discretion, actual Annual Incentive Award payment amounts to Covered Employees that were below each Covered Employee’s assigned percentage of the 162(m) Pool. Because the 2013 Annual Incentive Award awards to the Covered Employees were subject only to the negative discretion of the Compensation Committee to reduce potential awards payments, such awards are expected to qualify as “performance-based compensation” for Section 162(m) purposes and therefore should not be subject to the $1 million compensation deduction cap.

The 2013-2015 LTIP cycle awards similarly are expected to qualify as “performance-based compensation” for Section 162(m) purposes in that they are subject only to the negative discretion of the Compensation Committee to reduce potential payments. The Compensation Committee expects that the amounts paid, if any, to the Covered Employees in 2015 for the 2013-2015 LTIP awards will not be subject to Section 162(m)’s $1 million compensation deduction limit. The rules and regulations promulgated under Section 162(m) are complicated, however, and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that all amounts intended to comply with the requirements of Section 162(m) will so qualify.

Conclusion

BB&T and the Compensation Committee review all elements of BB&T’s compensation program for the NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. In designing the various elements of the total compensation program, BB&T has taken great care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short-term and long-term shareholder value while enabling BB&T to retain its talented executives. BB&T believes the total compensation for each NEO is reasonable and the components of BB&T’s compensation program for the NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for the NEOs is based on the financial performance of BB&T compared to both market medians and Peer Group performance. This practice links executive performance to the annual financial and operational results of BB&T and the long-term financial interests of the shareholders. BB&T further believes that the foregoing compensation philosophy is consistent with BB&T’s corporate culture and objectives and has served, and will continue to serve, as a reasonable basis for administering the total compensation program of BB&T, both for the NEOs and for all BB&T associates, for the foreseeable future.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board, which include the applicable NYSE standards. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

John P. Howe III, M.D., Chair	Tollie W. Rich, Jr.
Anna R. Cablik	Edwin H. Welch, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during some or all of 2013 were Anna R. Cablik, John P. Howe III, M.D., Edward C. Milligan, Charles A. Patton, Tollie W. Rich, Jr. and Edwin H. Welch, Ph.D. None of the individuals who served as a member of the Compensation Committee during 2013 were at any time officers or employees of BB&T or any of its subsidiaries or had any relationship with BB&T requiring disclosure under SEC regulations.

COMPENSATION OF EXECUTIVE OFFICERS

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Stock Awards(2)(3) ($)	Option Awards(4)(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kelly S. King	2013	996,250	1,984,529	557,897	4,058,587	4,040,976	355,386	11,993,625
Chairman and Chief Executive Officer	2012	979,813	1,406,466	1,097,389	4,832,151	3,153,580	238,935	11,708,334
	2011	960,688	1,230,906	941,471	2,594,312	1,602,109	128,989	7,458,475
Christopher L. Henson	2013	661,250	823,258	231,437	1,713,520	593,804	160,939	4,184,208
Chief Operating Officer	2012	639,750	573,950	447,820	1,961,987	1,282,681	121,101	5,027,289
	2011	606,750	555,282	424,725	1,180,185	782,916	71,274	3,621,132
Ricky K. Brown	2013	661,250	823,258	231,437	1,713,520	951,910	158,914	4,540,289
Senior Executive Vice President and President, Community Banking	2012	639,750	573,950	447,820	1,958,737	1,732,028	123,574	5,475,859
	2011	606,750	555,282	424,725	1,174,061	1,166,178	70,050	3,997,046

Clarke R. Starnes III	2013	557,500	626,646	176,166	1,356,240	867,220	129,045	3,712,817
Senior Executive Vice President and Chief Risk Officer	2012	539,375	436,890	340,879	1,559,651	1,173,461	110,203	4,160,459
	2011	505,625	417,778	319,553	969,751	686,256	57,803	2,956,766

Daryl N. Bible	2013	557,500	626,646	176,166	1,356,240	220,843	145,229	3,082,624
Senior Executive	2012	539,375	436,890	340,879	1,559,651	204,034	105,966	3,186,795
Vice President and Chief Financial Officer	2011	505,625	417,778	319,553	969,751	114,233	57,686	2,384,626

(1)	In accordance with SEC regulations, the listed positions are those held as of December 31, 2013.
(2)	The grant date fair value for each restricted stock unit award listed in column (d) is $26.75 for awards granted on February 26, 2013, $25.71 for awards granted on February 21, 2012, and $24.17 for awards granted on February 22, 2011. The amounts in column (d) reflect the dollar amount of fair value of the restricted stock unit grants received in each year. The assumptions used in the calculation of these amounts for awards granted in 2013, 2012, and 2011 are included in Note 10 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. As discussed in the Compensation Discussion and Analysis, the outstanding restricted stock units represented in column (d) remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award.
(3)	The grant date fair value of the restricted stock unit awards, and the corresponding number of restricted stock units for each of the last three years are as follows:

Name	Date of Grant	# of Restricted Stock Units	Grant Date Fair Value ($)
Kelly S. King	2/26/2013 2/21/2012 2/22/2011	74,188 54,705 50,927	1,984,529 1,406,466 1,230,906
Christopher L. Henson	2/26/2013 2/21/2012 2/22/2011	30,776 22,324 22,974	823,258 573,950 555,282
Ricky K. Brown	2/26/2013 2/21/2012 2/22/2011	30,776 22,324 22,974	823,258 573,950 555,282
Clarke R. Starnes III	2/26/2013 2/21/2012 2/22/2011	23,426 16,993 17,285	626,646 436,890 417,778
Daryl N. Bible	2/26/2013 2/21/2012 2/22/2011	23,426 16,993 17,285	626,646 436,890 417,778

As discussed in the Compensation Discussion and Analysis, the outstanding restricted stock units represented in column (d) remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award.

(4)	The grant date fair value for each stock option award listed in column (e) is as follows: 2013—$5.48; 2012—$6.07; and 2011—$7.45. The amounts in column (e) reflect the dollar amount of the fair value of the stock option grants received in each year. The assumptions used in the calculation of these amounts for awards granted in 2013, 2012, and 2011 are included in Note 10 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. As discussed in the Compensation Discussion and Analysis, the outstanding stock option awards represented in column (e) remain subject to vesting criteria and have value only to the extent BB&T’s common stock price on the date of exercise exceeds the exercise price of the option; accordingly the NEO may never receive any value from such award.
(5)	The grant date fair value of option awards to the NEOs with the corresponding number of stock options for each of the last three years are as follows:

Name	Date of Grant	# of Stock Options	Grant Date Fair Value ($)
Kelly S. King	2/26/2013 2/21/2012 2/22/2011	101,806 180,789 126,372	557,897 1,097,389 941,471
Christopher L. Henson	2/26/2013 2/21/2012 2/22/2011	42,233 73,776 57,010	231,437 447,820 424,725
Ricky K. Brown	2/26/2013 2/21/2012 2/22/2011	42,233 73,776 57,010	231,437 447,820 424,725
Clarke R. Starnes III	2/26/2013 2/21/2012 2/22/2011	32,147 56,158 42,893	176,166 340,879 319,553
Daryl N. Bible	2/26/2013 2/21/2012 2/22/2011	32,147 56,158 42,893	176,166 340,879 319,553

(6)	Column (f) contains Annual Incentive Award, short-term incentive plan (“STIP”) and LTIP payments, as indicated in the following table. STIP awards were the annual cash performance-based awards that were in place prior to the Annual Incentive Awards, which commenced in 2012. Payments under each award occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant.

	2013 Information ($)		2012 Information ($)		2011 Information ($)
Name	2013 Annual Incentive Award	2011-2013 LTIP	2012 Annual Incentive Award	2010-2012 LTIP	2011 STIP	2009-2011 LTIP
Kelly S. King	2,002,861	2,055,726	2,817,549	2,014,602	1,787,119	807,193
Christopher L. Henson	759,644	953,876	1,051,237	910,750	902,965	277,220
Ricky K. Brown	759,644	953,876	1,051,237	907,500	902,965	271,096
Clarke R. Starnes III	640,456	715,784	886,301	673,350	752,471	217,280
Daryl N. Bible	640,456	715,784	886,301	673,350	752,471	217,280

(7)	The amounts listed in column (g) are attributable to changes in the present value of the benefits under the BB&T Corporation Pension Plan and the BB&T Corporation Non-Qualified Defined Benefit Plan, as applicable, for each of the NEOs. The benefits the NEOs, including Mr. King, receive are calculated in the same manner as all plan participants. Mr. King’s increase in 2014 relative to prior years is primarily driven by his years of service, age and compensation. Due to Mr. King’s long tenure, he receives the maximum credit for years of service under the plans. Additionally, Mr. King is now age 65 and would receive his retirement benefits immediately upon retirement. Consistent with all plan participants, the calculations for these benefits generally reference the highest levels of compensation over a five-year consecutive period in the ten-year period before retirement. Mr. King has now been in the CEO role for five years, and his calculations therefore factor in compensation at the CEO level.
(8)	The detail relating to “All Other Compensation” for 2013 found in column (h) to the Summary Compensation Table is set forth in the “Narrative to 2013 Summary Compensation Table”, which follows.

NARRATIVE TO 2013 SUMMARY COMPENSATION TABLE

The following narrative focuses on NEO compensation for 2013. For a discussion that focuses on compensation for 2012 and 2011, please refer to the proxy statements for the annual meeting of shareholders that occurred on April 23, 2013 and April 24, 2012, respectively. Copies of prior years’ proxy statements are available for review on the SEC’s website at www.sec.gov.

All Other Compensation. The detail relating to the “All Other Compensation” for 2013 found in column (h) to the 2013 Summary Compensation Table is as follows:

COMPONENTS OF ALL OTHER COMPENSATION

Name	401(k) Match(a) ($)	NQDC Match(b) ($)	Perquisites(c) ($)
Kelly S. King	15,300	334,542	N/A
Christopher L. Henson	15,300	142,094	N/A
Ricky K. Brown	15,300	141,899	N/A
Clarke R. Starnes III	15,300	111,729	N/A
Daryl N. Bible	15,300	111,729	18,200

(a)	BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan on behalf of the applicable NEO.
(b)	BB&T’s matching contribution to the BB&T Corporation Non-Qualified Defined Contribution Plan on behalf of the applicable NEO.
(c)	Pursuant to SEC rules, we have not reported perquisites to NEOs where the value of the perquisites, in aggregate, is less than $10,000. The types of perquisites provided are discussed in the following narrative under the heading “Perquisites.”

Compensation Program. As indicated in the 2013 Summary Compensation Table, salary as a percentage of total annual compensation (set forth in column (i) of the 2013 Summary Compensation Table) for each of the NEOs in 2013 were as follows: Mr. King—8.3%; Mr. Henson—15.8%; Mr. Brown—14.6%; Mr. Starnes—15.0%; and Mr. Bible—18.1%.

Perquisites. In 2013, BB&T provided the NEOs with perquisites related to: (a) a residential security system which was provided by BB&T; (b) a cash benefit adjustment pursuant to an election to opt out of BB&T’s group term life insurance coverage; (c) spousal participation in limited corporate events, including travel for the same and (d) occasional use of sports tickets. Mr. Bible moved in 2013 and approximately $17,500 of Mr. Bible’s reported total is comprised of the installation and monitoring of a residential security system at his new primary residence.

Change in Pension Value and Non-Qualified Deferred Earnings. For information regarding the formula for calculation of the pension values, see the discussion included in the “Narrative to 2013 Pension Benefits Table” below. Eligible associates are permitted to defer a percentage (up to 50% in 2013) of their cash compensation under the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless otherwise limited by Code Section 409A. Plan participants may select from deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered in the BB&T Corporation 401(k) Savings Plan with the exception that no deemed investments in BB&T common stock are permitted. Participants make an election upon entering the plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines.

401(k) Plan. The BB&T Corporation 401(k) Savings Plan (the “401(k) Plan”) is maintained to provide a means for most associates of BB&T and its subsidiaries to defer and save a percentage (up to 50% in 2013, subject to IRS limitations) of their annual cash compensation on a pre-tax basis for retirement. The 401(k) Plan provides for BB&T to match 100% of a participant’s deferrals up to 6% of his or her compensation. Our contributions to each of the NEOs during 2013 under the 401(k) Plan are included under the “All Other Compensation” column in the 2013 Summary Compensation Table above.

Employment Agreements. We and our wholly owned subsidiary, Branch Bank, have entered into employment agreements with each member of Executive Management, including each NEO. The employment agreements generally provide a 36 month term that is automatically extended monthly for an additional month, absent contrary notice by either party. The term of any employment agreement ends when such NEO reaches age 65; provided, however, Mr. King’s employment agreement was amended in December 2012 to eliminate the age 65 automatic expiration of the term for his agreement. The employment agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that BB&T or Branch Bank may from time to time extend to its similarly situated officers. During the term of the employment agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of BB&T and Branch Bank, pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that BB&T or Branch Bank may from time to time extend to its officers.

The employment agreements for the NEOs provide that, under certain circumstances upon leaving the employment of BB&T and Branch Bank, the executive may not compete in the banking business, directly or indirectly, against the Corporation, Branch Bank and their affiliates. This prohibition generally precludes the NEO from working for a direct competitor with a banking presence within the continental United States. Additionally, the employment agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any our depositors or customers or our affiliates or inducing any of our associates to terminate their employment with BB&T or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective until the one-year anniversary of the NEO’s termination. These noncompetition provisions generally are not effective if the NEO terminates employment after a “Change of Control.” For a discussion of the potential payments that would be provided to each of the NEOs under their respective employment agreements in the event of such NEO’s termination, including in connection with a Change of Control of the Corporation, and a discussion of the terms “Just Cause” and “Change of Control,” please refer to the “Potential Payments Upon Termination or Change of Control” section below. For a further discussion of the employment agreements of our NEOs, please see “Employment Agreements” within Section 4 of the Compensation Discussion and Analysis.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) (3) (4)			Estimated Future Payouts Under Equity Incentive Plan Awards (5)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Kelly S. King
Stock Options	2/26/2013								101,806	$30.08	$557,897
Restricted Stock Units	2/26/2013					14,837		59,351			$1,984,529
Annual Incentive Award	2/26/2013	$290,282	$1,743,438	$2,615,156
2013-2015 LTIP(1)	2/26/2013	$825,987	$1,651,973	$2,477,960
Christopher L. Henson
Stock Options	2/26/2013								42,233	$30.08	$231,437
Restricted Stock Units	2/26/2013					6,155		24,621			$823,258
Annual Incentive Award	2/26/2013	$110,098	$661,250	$991,875
2013-2015 LTIP(1)	2/26/2013	$343,092	$686,183	$1,029,275
Ricky K. Brown
Stock Options	2/26/2013								42,233	$30.08	$231,437
Restricted Stock Units	2/26/2013					6,155		24,621			$823,258
Annual Incentive Award	2/26/2013	$110,098	$661,250	$991,875
2013-2015 LTIP(1)	2/26/2013	$343,092	$686,183	$1,029,275
Clarke R. Starnes III
Stock Options	2/26/2013								32,147	$30.08	$176,166
Restricted Stock Units	2/26/2013					4,685		18,741			$626,646
Annual Incentive Award	2/26/2013	$92,824	$557,500	$836,250
2013-2015 LTIP(1)	2/26/2013	$260,126	$520,251	$780,377
Daryl N. Bible
Stock Options	2/26/2013								32,147	$30.08	$176,166
Restricted Stock Units	2/26/2013					4,685		18,741			$626,646
Annual Incentive Award	2/26/2013	$92,824	$557,500	$836,250
2013-2015 LTIP(1)	2/26/2013	$260,126	$520,251	$780,377

(1)	LTIP awards are a component of the 2012 Incentive Plan. LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation Committee. However, since 1996, awards have been paid only in the form of cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table. When the threshold, target and maximum payments were established in 2013 for the LTIP, such payments were based on each executive’s base salary for 2013 with assumptions made for increases in base salary for subsequent years in the performance cycle. The actual payment will be based on the actual average salary over the three-year performance cycle. For a discussion of the LTIP target opportunities, please see the Compensation Discussion and Analysis.
(2)	The amounts shown in column (c) reflect the minimum payment level possible under the applicable award. For the Annual Incentive Award, the minimum payment is 16.65% of the target amount, which is presented in column (d). For the LTIP, the minimum payment is 50% of the target amount, which is presented in column (d). Please see the Compensation Discussion and Analysis for additional details on the LTIP's structure.
(3)	The amounts shown in column (d) reflect the target payment level under the applicable award. Please see the Compensation Discussion and Analysis for additional detail on the structure of the LTIP’s and Annual Incentive Award.
(4)	The amounts shown in column (e) reflect the maximum payment level possible under the applicable award. For the Annual Incentive Award and the LTIP, the maximum payment is 150% of the target amount, which is presented in column (d). Please see the Compensation Discussion and Analysis for additional detail on the structure of the LTIP’s and Annual Incentive Award.
(5)	If the performance criteria applicable to 2013 restricted stock unit awards are not met once during the three-year vesting period, 20% of the unvested portion of the award is subject to forfeiture. Accordingly and pursuant to SEC rules, 20% of the 2013 restricted stock unit award is shown under column (g), with the remaining 80% presented under column (i).
(6)	In accordance with the 2012 Incentive Plan, the option exercise price is the closing price of BB&T Common Stock on the date of grant.
(7)	This column reflects the grant date fair value, computed in accordance with SEC rules, of stock options and restricted stock units granted in 2013.

NARRATIVE TO 2013 GRANTS OF PLAN-BASED AWARDS TABLE

For a discussion of the awards presented in the 2013 Grants of Plan-Based Awards table and the material terms of the awards, please refer to “Section 2—Components of Executive Compensation” of the Compensation Discussion and Analysis.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Name	Exercisable (#)	Unexercisable (#)
(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)		(i)
Kelly S. King	87,727			36.68	2/24/2014	78,376	(6)	2,924,992	14,837	(11)	553,717
	125,000			38.64	2/22/2015	49,662	(7)	1,853,386
	116,290			39.73	2/21/2016	169,369	(8)	6,320,851
	126,294			44.15	2/20/2017	50,927	(9)	1,900,596
	162,415			34.29	2/26/2018	54,705	(10)	2,041,591
	18,108	68,108	(1)	16.88	2/24/2019	59,351	(11)	2,214,979
	123,046	41,016	(2)	27.75	2/23/2020
	63,186	63,186	(3)	27.73	2/22/2021
	45,197	135,592	(4)	30.09	2/21/2022
	0	101,806	(5)	30.08	2/26/2023
Christopher L. Henson	8,938			36.68	2/24/2014	24,881	(6)	928,559	6,155	(11)	229,705
	38,768			38.64	2/22/2015	21,756	(7)	811,934
	34,887			39.73	2/21/2016	74,199	(8)	2,769,107
	52,362			44.15	2/20/2017	22,974	(9)	857,390
	73,295			34.29	2/26/2018	22,324	(10)	833,132
	5,405	21,622	(1)	16.88	2/24/2019	24,621	(11)	918,856
	53,906	17,969	(2)	27.75	2/23/2020
	28,505	28,505	(3)	27.73	2/22/2021
	18,444	55,332	(4)	30.09	2/21/2022
	0	42,233	(5)	30.08	2/26/2023
Ricky K. Brown	9,455			36.68	2/24/2014	23,356	(6)	871,646	6,155	(11)	229,705
	38,768			38.64	2/22/2015	21,510	(7)	802,753
	34,887			39.73	2/21/2016	73,361	(8)	2,737,833
	52,362			44.15	2/20/2017	22,974	(9)	857,390
	73,295			34.29	2/26/2018	22,324	(10)	833,132
	5,813	20,297	(1)	16.88	2/24/2019	24,621	(11)	918,856
	53,296	17,766	(2)	27.75	2/23/2020
	28,505	28,505	(3)	27.73	2/22/2021
	18,444	55,332	(4)	30.09	2/21/2022
	0	42,233	(5)	30.08	2/26/2023
Clarke R. Starnes III	5,308			36.68	2/24/2014	17,417	(6)	650,002	4,685	(11)	174,844
	7,673			38.64	2/22/2015	15,800	(7)	589,656
	7,329			39.73	2/21/2016	53,714	(8)	2,004,606
	36,635			44.15	2/20/2017	17,285	(9)	645,076
	46,642			34.29	2/26/2018	16,993	(10)	634,179
	0	15,135	(1)	16.88	2/24/2019	18,741	(11)	699,414
	39,147	13,049	(2)	27.75	2/23/2020
	21,446	21,447	(3)	27.73	2/22/2021
	14,039	42,119	(4)	30.09	2/21/2022
	0	32,147	(5)	30.08	2/26/2023
Daryl N. Bible	101,902			36.22	1/31/2018	17,417	(6)	650,002	4,685	(11)	174,844
	44,293			34.29	2/26/2018	15,800	(7)	589,656
	0	15,135	(1)	16.88	2/24/2019	53,714	(8)	2,004,606
	39,147	13,049	(2)	27.75	2/23/2020	17,285	(9)	645,076
	21,446	21,447	(3)	27.73	2/22/2021	16,993	(10)	634,179
	14,039	42,119	(4)	30.09	2/21/2022	18,741	(11)	699,414
	0	32,147	(5)	30.08	2/26/2023

(1)	Stock options vest at the rate of 20%/year, with vesting dates of 2/24/2010, 2/24/2011, 2/24/2012, 2/24/2013 and 2/24/2014.
(2)	Stock options vest at the rate of 25%/year, with vesting dates of 2/23/2011, 2/23/2012, 2/23/2013 and 2/23/2014.
(3)	Stock options vest at the rate of 25%/year, with vesting dates of 2/22/2012, 2/22/2013, 2/22/2014 and 2/22/2015.
(4)	Stock options vest at the rate of 25%/year, with vesting dates of 2/21/2013, 2/21/2014, 2/21/2015 and 2/21/2016.

(5)	Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/26/2014, 2/26/2015 and 2/26/2016.
(6)	Restricted stock units vest 100% on 2/24/2014; market value as of 12/31/2013 was $37.32 per share.
(7)	Restricted stock units vest 100% on 2/23/2014; market value as of 12/31/2013 was $37.32 per share.
(8)	Restricted stock units vest 100% on 6/22/2015; market value as of 12/31/2013 was $37.32 per share.
(9)	Restricted stock units vest 100% on 2/22/2015; market value as of 12/31/2013 was $37.32 per share.
(10)	Restricted stock units vest 100% on 2/21/2016; market value as of 12/31/2013 was $37.32 per share.
(11)	Performance-based restricted stock units vest at the rate of 33 1/3% year, with vesting dates of 2/26/2014, 2/26/2015 and 2/26/2016, subject to the satisfaction of a performance-based vesting condition at the end of each year. If the performance criteria applicable to restricted stock unit awards are not met once during the three-year vesting period, 20% of the unvested portion of the award is subject to forfeiture. Accordingly and pursuant to SEC rules, 20% of the restricted stock units are shown under column (h), with the remaining 80% presented under column (f). For the 2013 fiscal year, the Compensation Committee determined that the performance criteria had been met.

OPTION EXERCISES AND STOCK VESTED IN 2013(1)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kelly S. King	150,000	2,467,005	N/A	N/A
Christopher L. Henson	81,081	1,329,991	N/A	N/A
Ricky K. Brown	75,371	1,237,924	N/A	N/A
Clarke R. Starnes III	25,540	448,567	N/A	N/A
Daryl N. Bible	60,540	825,360	17,037	516,172

(1)	SEC rules require that this table include information for option exercises and stock award vestings that occurred during 2013. This table presents gross share amounts, without accounting for cashless exercises or shares withheld upon vesting for payment of taxes.
(2)	Based on the $30.56 closing price of BB&T’s common stock on January 30, 2013, and $29.89 on February 25, 2013, the trading day immediately prior to the vesting dates.

2013 PENSION BENEFITS(1)

Name	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kelly S. King	Q	35	1,384,105	0
	NQ	35	17,699,705	0
Christopher L. Henson	Q	29	604,742	0
	NQ	29	3,548,819	0
Ricky K. Brown	Q	35	951,346	0
	NQ	35	5,423,836	0
Clarke R. Starnes III	Q	32	704,879	0
	NQ	32	2,951,534	0
Daryl N. Bible	Q	6	125,119	0
	NQ	6	527,740	0

(1)	The 2013 Pension Benefits table shows the estimated present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2013.
(2)	Q = BB&T Corporation Pension Plan.
NQ = BB&T Corporation Non-Qualified Defined Benefit Plan.
(3)	Each plan limits the years of credited service to a maximum of 35 years. Mr. King and Mr. Brown respectively have 41 and 36 years of service to BB&T.

NARRATIVE TO 2013 PENSION BENEFITS TABLE

We maintain the BB&T Corporation Pension Plan (the “Pension Plan”) and the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 13 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2013, and filed with the SEC on February 26, 2014. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Pension Plan is a tax-qualified defined benefit pension plan for eligible associates. Most associates of BB&T and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Our contributions to the Pension Plan are computed on an actuarial basis. No participant contributions are permitted. A participant’s annual normal retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation plus .5% of the participant’s final average compensation in excess of Social Security covered compensation, multiplied by the number of years of creditable service completed up to a maximum of 35 years. A participant’s final average compensation is his or her average annual cash compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years in which he or she receives compensation that produces the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is an excess benefit plan designed to provide supplemental pension benefits for certain highly compensated associates, including the NEOs, to the extent that their benefits under the Pension Plan are curtailed due to IRS compensation and benefit limitations. Benefits under the Non-Qualified Defined Benefit Plan are included in the table above.

Early Retirement. Mr. King and Mr. Brown have met the requirements for early retirement under the Pension Plan and the Non-Qualified Defined Benefit Plan; Mr. Henson, Mr. Starnes and Mr. Bible currently are not eligible for early retirement. Associates with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If an associate begins pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2013 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2013 ($)(1)	BB&T Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2013 ($)(4)
Kelly S. King	334,542	334,542	37,058	0	5,996,350
Christopher L. Henson	244,822	142,094	194,068	0	1,783,040
Ricky K. Brown	141,899	141,899	5,922	0	1,012,718
Clarke R. Starnes III	130,701	111,729	81,126	0	742,940
Daryl N. Bible	248,538	111,729	257,356	0	1,225,668

(1)	Executive contributions were based on each NEO’s deferral elections and the salaries and Annual Incentive Award and LTIP payments received by each NEO in 2013.
(2)	This column represents BB&T’s matching contributions credited to the accounts of the NEOs during 2013 in respect of the NEO’s contributions. These values are also reflected in the “All Other Compensation” column of the 2013 Summary Compensation Table.
(3)	This column reflects earnings or losses on plan balances in 2013. Earnings may increase or decrease depending on the performance of the elected deemed investment options. These earnings are not above-market or preferential and thus are not reported in the 2013 Summary Compensation Table.
(4)	This column represents each NEO’s year-end balance under the Non-Qualified Defined Contribution Plan. These balances include the NEO’s and BB&T’s respective contributions that were included in the summary compensation tables in previous years. Amounts in this column include earnings that were not previously reported in the summary compensation table because they were not above-market or preferential earnings.

NARRATIVE TO 2013 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”) is an excess benefit plan that provides supplemental benefits to certain highly compensated associates, including the NEOs, to the extent that their benefits under the 401(k) Plan are curtailed due to the application of certain IRS benefit and compensation limitations. During 2013, eligible associates were permitted to defer up to 50% of their cash compensation under the Non-Qualified Defined Contribution Plan, with certain participants, including each NEO, eligible to receive a matching contribution up to 6% of his or her compensation. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may select deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered under the 401(k) Plan with the exception that no deemed investments of BB&T common stock are permitted. Participants make an election upon entering the Non-Qualified Defined Contribution Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. The Non-Qualified Defined Contribution Plan also provides participants in our incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

Potential Payments Upon Termination or Change of Control

The potential payments to the NEOs pursuant to existing plans and arrangements in the event of their termination or a change of control at December 31, 2013 are shown in the table below. As discussed in the “Compensation Discussion and Analysis,” BB&T has entered into employment agreements with each member of Executive Management, including each of the NEOs. Several of the important provisions of these employment agreements are discussed in the “Compensation Discussion and Analysis” and the “Narrative to 2013 Summary Compensation Table,” both above, including the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the employment agreements.

	Vested and Accrued Benefits(1)(2) ($) (a)	Other than Just Cause or for Good Reason(1) ($) (b)	Change of Control(1)(3) ($) (c)
Kelly S. King
Cash Payments	n/a	8,012,474	8,012,474
Pension and Supplemental Retirement Benefits	21,077,837	n/a	n/a
LTIP Payments(4)	3,377,484	n/a	n/a
Acceleration of Equity(6)	21,918,122	n/a	n/a
Welfare Benefits(7)	n/a	17,963	17,963
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	0

Total	46,373,443	8,050,437	8,050,437

Christopher L. Henson
Cash Payments	n/a	7,869,713	7,869,713
Pension and Supplemental Retirement Benefits	4,959,281	n/a	n/a
LTIP Payments(4)(5)	n/a	1,499,543	1,022,605
Acceleration of Equity(6)	n/a	8,941,778	8,941,778
Welfare Benefits(7)	n/a	18,351	18,351
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	(14,434,130)

Total	4,959,281	18,349,385	3,438,317

	Vested and Accrued Benefits(1)(2) ($) (a)	Other than Just Cause or for Good Reason(1) ($) (b)	Change of Control(1)(3) ($) (c)
Ricky K. Brown
Cash Payments	n/a	7,859,963	7,859,963
Pension and Supplemental Retirement Benefits	7,730,869	n/a	n/a
LTIP Payments(4)	1,499,543	n/a	n/a
Acceleration of Equity(6)	8,815,385	n/a	n/a
Welfare Benefits(7)	n/a	18,351	18,351
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	(4,319,835)

Total	18,045,797	7,898,314	3,578,479

Clarke R. Starnes III
Cash Payments	n/a	6,351,454	6,351,454
Pension and Supplemental Retirement Benefits	4,185,463	n/a	n/a
LTIP Payments(4)(5)	n/a	1,128,002	770,111
Acceleration of Equity(6)	n/a	6,574,958	6,574,958
Welfare Benefits(7)	n/a	18,351	18,351
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	(11,047,867)

Total	4,185,463	14,092,765	2,687,007

Daryl N. Bible
Cash Payments	n/a	6,351,454	6,351,454
Pension and Supplemental Retirement Benefits	1,133,816	n/a	n/a
LTIP Payments(4)(5)	n/a	1,128,002	770,111
Acceleration of Equity(6)	n/a	6,574,958	6,574,958
Welfare Benefits(7)	n/a	18,351	18,351
Outplacement Benefits	n/a	20,000	20,000
Reduction per Employment Agreement(8)	n/a	n/a	(11,545,214)

Total	1,133,816	14,092,765	2,189,660

(1)	The figures included in column (a) represent accrued and vested amounts that are generally owed to the NEOs upon termination of employment. As such, these figures should be added to the compensation amounts included in column (b) or (c) to reflect the total payments upon the particular method of termination or change of control. Messrs. King and Brown are retirement eligible, which results in accelerated vesting of certain benefits and awards upon the end of employment, as discussed in the following narrative.
(2)	Termination for “Just Cause” does not trigger the payment of LTIP awards or acceleration of equity. Therefore, the amounts shown in column (a) for LTIP payments and acceleration of equity would not be paid if the NEO was terminated for “Just Cause.”
(3)	If a NEO other than Mr. King terminates or is terminated without “Just Cause” or dies within 12 months after a “Change of Control,” the NEO is entitled to severance and other payments and benefits triggered by the NEO’s termination of employment. As a result of Mr. King’s December 2012 employment agreement amendment, severance will be payable to Mr. King following his termination without “Just Cause” or by Mr. King for “Good Reason” within 24 months after a “Change of Control.”
(4)	The amount shown in column (a) or (b), as applicable, includes projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2013, assuming that the Corporation’s performance criteria are met at 100% of the NEO’s target opportunity and such payment being prorated through the date of the termination date. The actual payment would be subject to the Corporation’s meeting the performance criteria set out by the award, with the actual payment occurring at the end of the applicable performance period and prorated through the date of termination.
(5)	The amount shown in column (c), includes target payment for the 2011-2013 LTIP cycle and projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2013, with the Corporation’s performance deemed attained at 100% of the NEO’s target opportunity as of the date of the Change of Control, and such payment being prorated through the date of the Change of Control.
(6)	The value presented includes the portion of unvested “in the money” stock options at market close on the last trading day of 2013 (i.e., stock options with an exercise price that is less than the $37.32 closing price of BB&T’s Common Stock on December 31, 2013).

(7)	Amounts include life and medical benefits to be paid under the applicable employment agreement.
(8)	The amount reflects the reduction to the NEO’s incremental payment so that such payment is not deemed an “excess parachute payment” under Code Section 280G, as amended.

NARRATIVE TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Corporation’s compensation programs, including stock-based plans and retirement and other broad-based employee benefit plans. Certain of these benefits and awards are fully vested, and each of the NEOs would generally receive all of their vested benefits and awards if their employment with the Corporation ends. Additionally, as of December 31, 2013, each of Messrs. King and Brown are over 55 years of age, have more than 10 years of service with the Corporation and are “retirement eligible,” and therefore, upon the end of their employment with the Corporation each would generally be entitled to accelerated vesting of outstanding unvested equity awards, pro rata LTIP payments through their date of termination, and the full balance of their respective retirement accounts. To the extent that the vesting of any performance-based awards was subject to acceleration in accordance with a NEO qualifying as “retirement eligible,” payments under the awards would generally remain subject to the Corporation’s actual performance and Code Section 409A’s six-month waiting period. Any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility and years of service) would be forfeited upon termination.

The Corporation and Branch Bank have the right under the employment agreements to terminate each NEO’s employment at any time for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience). If the Corporation or Branch Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the employment agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Termination for Other than Just Cause. If a NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the officer will be entitled (subject to any required six-month delay) to receive monthly payments of cash compensation (including salary and bonuses) equal to one-twelfth of the highest annual amount of such compensation over the past three years, for officers other than Mr. King, and the officer will also receive employee welfare benefits, including health care, and outplacement services, for the full three-year term (or, for officers other than Mr. King, until age 65 if that is a shorter period). For Mr. King, the amount of severance benefits due, if any, is determined by reference to Mr. King’s average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation.

In addition, if any of the NEOs’ employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s). The receipt by any of the NEOs of payments and other benefits under his employment agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable employment agreement, which are described above under the heading “Narrative to 2013 Summary Compensation Table—Employment Agreements” and any required six-month delay.

Voluntary Termination for Good Reason. The NEOs have the right to terminate their employment voluntarily at any time for “Good Reason” (which is generally defined to include a reduction in the NEO’s status, duties, salary or benefits). If a NEO voluntarily terminates his employment for “Good Reason,” the NEO will be entitled to receive the termination compensation and the other benefits described above under “Termination for Other than Just Cause.”

Change of Control. The employment agreements of NEOs, other than Mr. King, provide that if a NEO’s employment is terminated by the NEO or the Corporation for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” of the Corporation, the NEO will be entitled to receive the termination compensation and the other benefits described above under Column (c) in the table above. However, in the event of a termination in connection with a “Change of Control,” the NEO generally will not be required to comply with the noncompetition and nonsolicitation provisions of the applicable employment agreement. Mr. King’s employment agreement, as amended in December 2012, requires, in reference to the foregoing, that a termination by Mr. King be a termination for “Good Reason” or that a termination by the Corporation or Branch Bank be without “Just Cause” in order for Mr. King to receive such compensation and benefits.

A “Change of Control” is generally deemed to have occurred under the employment agreements if: (a) any person or group acquires 20% or more of the voting securities of the Corporation; (b) during any two-year period, persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board of Directors; (c) the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the transaction being held by persons who were shareholders of the Corporation immediately prior to the transaction; (d) the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or (e) any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control. In addition, for the NEOs other than Mr. King, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her employment agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists.

COMPENSATION OF DIRECTORS

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
(a)(1)	(b)	(c)	(d)	(e)
John A. Allison IV	100,500	58,873	—	159,373
Jennifer S. Banner	105,000	58,873	—	163,873
K. David Boyer, Jr	88,500	58,873	—	147,373
Anna Cablik	104,500	58,873	—	163,373
Ronald E. Deal	114,000	58,873	—	172,873
James A. Faulkner	82,500	58,873	—	141,373
I. Patricia Henry	90,000	58,873	—	148,873
John P. Howe III, M.D.	109,500	58,873	—	168,373
Eric C. Kendrick	84,000	58,873	—	142,873
Louis B. Lynn	87,500	58,873	—	146,373
Edward C. Milligan	90,000	58,873	—	148,873
Charles A. Patton	102,000	58,873	—	160,873
Nido R. Qubein	102,000	58,873	500	161,373
Tollie W. Rich, Jr.	85,500	58,873	—	144,373
Thomas E. Skains	114,000	58,873	—	172,873
Thomas N. Thompson	84,000	58,873	—	142,873
Edwin H. Welch, Ph.D	94,500	58,873	—	153,373
Stephen T. Williams	88,500	58,873	—	147,373

(1)	Kelly S. King is not included in this table because during 2013 he was an employee of the Corporation and therefore received no compensation for his service as a director. The compensation received by Mr. King as an employee of the Corporation is shown in the 2013 Summary Compensation Table above. John A. Allison IV has retired from the Board, effective as of the Annual Meeting.
(2)	In February 2013, each then serving non-employee director received 2,327 restricted stock units with a grant date fair value of $25.30 for each unit. The amounts in column (c) reflect the grant date fair value for restricted stock unit awards for the fiscal year ended December 31, 2013. The assumptions used in the calculation of these amounts for awards granted in 2013 are included in Note 10 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. In 2013, directors received only restricted stock unit grants.

(3)	The outstanding stock options and restricted stock units held by each director as of December 31, 2013 were as follows:

Name	Stock Options (#)	RSUs (#)
John A. Allison IV	1,136,817	5,402
Jennifer S. Banner	28,842	5,402
K. David Boyer, Jr.	7,506	5,046
Anna R. Cablik	33,299	5,402
Ronald E. Deal	41,962	5,402
James A. Faulkner	—	2,327
I. Patricia Henry	—	2,327
John P. Howe III, M.D.	35,019	5,402
Eric C. Kendrick	—	2,327
Louis B. Lynn	—	2,327
Edward C. Milligan	—	2,327
Charles A. Patton	—	2,327
Nido R. Qubein	41,188	5,402
Tollie W. Rich, Jr.	—	2,327
Thomas E. Skains	7,506	5,046
Thomas N. Thompson	21,025	5,402
Edwin H. Welch, Ph.D.	—	4,072
Stephen T. Williams	21,025	5,402

The outstanding stock options and restricted stock units consist of stock options that were granted to directors in 2005, 2006, 2007, 2008, 2009, 2010 and 2011, as well as unexercised stock options that were received prior to 2005 as a result of a director deferring all or a portion of his or her fees into the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan. The outstanding stock options and restricted stock units for Mr. Allison consist of options granted to him while he was an employee of Branch Bank (through December 2008) and the annual grants to directors in 2009, 2010, 2011, 2012 and 2013. Totals do not include stock options that expired on December 31, 2013.
(4)	Consists of a $500 contribution to the Nido Quebin Associates scholarship fund.

NARRATIVE TO 2013 DIRECTOR COMPENSATION TABLE

Effective January 1, 2013, the membership of our Board of Directors was expanded to include all of the Board members of Branch Banking and Trust Company as of that date, and vice-versa, resulting in the two Boards having identical memberships. The director compensation shown in the table above reflects total compensation paid to each director for service on the Board of BB&T and Branch Bank. Each non-management director listed above is compensated for his or her role as joint members on the Boards of BB&T and Branch Banking and Trust Company.

In 2013, each of our non-management directors received a $60,000 annual retainer, $70,000 in restricted stock units granted under the terms of the 2012 Incentive Plan and $1,500 for each board and assigned committee meeting attended by the director. A retainer fee of $15,000 was paid to the chair of each of the Audit Committee, the Compensation Committee and the Risk Committee, and a retainer fee of $10,000 was paid to the chair of the Nominating and Corporate Governance Committee for service during 2013. Ronald A. Deal, received a $15,000 retainer fee for his service as our Lead Director, in lieu of $10,000 fee he would have received as chair of the Executive Committee. A director who is also an employee of BB&T or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors. In addition, the chair of the Trust Committee of Branch Bank, Mr. Louis B. Lynn, was paid a $5,000 retainer fee.

Director Equity Awards. Historically, the Board of Directors has provided equity awards to its non-management members as a way of further aligning the interests of the Board with those of the shareholders. For non-employee directors serving during 2013, the Board approved approximately $70,000 in the value of equity-based compensation, with 100% of the compensation issued in the form of restricted stock units. The calculation for compensation to be delivered to the Board is the same as for our associates, including our NEOs. For more detail on how these amounts are calculated, please see “Incentive Stock Awards” within Section 2 of the Compensation Discussion and Analysis.

BB&T’s 2013 restricted stock unit awards made to members of the Board vest 25% per year on each of the first four annual anniversaries of the date of grant. Each restricted stock unit relates to a contingent share of BB&T common stock that is not earned or issued until the vesting criteria are met.

If a non-employee director’s board service is terminated due to retirement, disability or death, all options and restricted stock units granted to the director become fully vested (and exercisable, in the case of options) as of the date of retirement, disability or death. All such options may be exercised in whole or in part over the remaining term of each such option, and all such restricted stock units would be issuable as shares of BB&T common stock. If board service is terminated for any other reason, then all vested options on the date of termination would be exercisable by the former director for a period of thirty days after the date of termination, and all unvested options and restricted stock units outstanding as of the date of termination would be forfeited.

In the event that we experience a change of control, all outstanding, unvested options granted to non-employee directors would become fully vested and exercisable pursuant to the terms of each such option. Similarly, upon a change of control, all unvested restricted stock units would become fully vested and a corresponding number of shares of BB&T common stock would be issuable to each director holding such restricted stock units.

Non-Employee Directors’ Deferred Compensation Plan. We maintain the BB&T Amended and Restated Non-Employee Directors’ Deferred Compensation Plan, which was originally adopted in 1997, and later amended in 2005 (the “Directors’ Plan”). The Directors’ Plan includes the Deferred Compensation Sub-Plan which permits participating non-employee directors to defer 50% or 100% of their retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2013, nine of our non-employee directors participated in the Deferred Compensation Sub-Plan.

Prior to amendments to the Directors Plan in 2005, non-employees directors were permitted to also defer compensation under a Stock Option Sub-Plan. Under the Stock Option Sub-Plan, non-employee directors were permitted to make an election to defer, prior to the start of the year in which fees were to be earned, 50% or 100% of their retainer fees, meeting fees, or both, and apply that percentage toward the purchase of options to acquire BB&T common stock. Options granted under the Stock Option Sub-Plan prior to 2005 may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. On December 31, 2013, two of our non-employee directors held, in the aggregate and subject to the Stock Option Sub-Plan, options to acquire 13,112 shares of BB&T common stock at an average weighted exercise price of $28.08 per share.

Stock Ownership Guidelines. BB&T requires non-employee directors to maintain an amount of common stock equal to 4x his or her annual retainer. For purposes of calculating stock ownership, all shares of BB&T common stock held or controlled by the individual are considered, including, but not limited to, direct holdings, shares in qualified and nonqualified individual account plans sponsored by the Corporation, and unvested restricted stock units or restricted shares (but not stock options) granted by the Corporation. All non-employee directors are expected to meet this ownership requirement by the later of (i) five years following the adoption of these guidelines in December 2011 or his or her initial appointment as a director, or (ii) such period of time as it may take to reach the ownership requirement threshold by continuously holding those shares or restricted stock units granted by BB&T pursuant to its equity compensation arrangements.

Consulting Agreements. Mr. Deal and Dr. Qubein have executed consulting agreements with BB&T to provide business development consulting services for a period of ten years following their retirement. Each will receive a sum equal to the annual retainer paid to our directors in effect at the time they begin such service. Such directors have agreed not to serve as directors of, or advisers to, businesses that compete with BB&T and its subsidiaries during the time they serve as our consultants. Payments made to Mr. Deal and Dr. Qubein under their respective consulting agreements will not begin until after retirement from the BB&T Board.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of our directors, members of Executive Management, including our NEOs, and their affiliates are customers of our bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and do not involve more than the normal risk of collectability or present other features unfavorable to the lenders.

Related Person Transactions

Pursuant to our Related Person Transactions Policy and Procedures, it is our policy to enter into or ratify Related Person Transactions only when the Board, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of BB&T and its shareholders. Under this written policy, any Related Person Transaction shall be consummated or shall continue only if the Nominating and Corporate Governance Committee (or the Chair, acting pursuant to delegated authority) approves or ratifies the transaction.

The term “Related Person Transaction” generally means a transaction where the amount involved exceeds $120,000 and in which a Related Person has a direct or indirect interest. A “Related Person” generally means (a) a director, director nominee or executive officer of the Corporation; (b) a person who is known to be the beneficial owner of more than five percent of any class of the Corporation’s common stock; and (c) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner. Each of the transactions described under this caption are “Related Person Transactions” and have been approved and ratified in accordance with the Corporation’s Related Person Transactions Policy.

Consulting Resources and Services, Inc. We have entered into a consulting services contract with Consulting Resources Services, Inc., a consulting firm owned by the children of Nido R. Qubein, a director, under which Consulting Resources and Services, Inc., formerly known as Creative Services, Inc., advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate associate training materials and programs. Consulting Resources and Services, Inc., was paid approximately $405,000 under this contract in 2013. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Consulting Resources and Services, Inc., will continue to provide consulting services to us in 2014 under the terms of its existing contract.

WilcoHess LLC. Branch Bank has a contract to rent space for ATM machines from WilcoHess LLC, a leading operator of travel plazas and convenience stores in the southeastern United States (currently, there are approximately 168 such ATMs). Stephen T. Williams, a director, was the President and Chief Executive Officer of WilcoHess from 2001 through January of 2014 when A.T. Williams Oil Company, for which Mr. Williams serves as the President and is the majority owner, sold its interests in WilcoHess and Mr. Williams stepped down from his WilcoHess positions. For 2013, Branch Bank paid WilcoHess approximately $454,000 pursuant to the terms of the ATM rental contract. Branch Bank expects to continue renting ATM space from WilcoHess for 2014 under the terms of this contract. Mr. Williams is no longer affiliated with WilcoHess.

See also “Consulting Agreements” above, under the “Narrative to 2013 Director Compensation Table,” each of which constitutes a Related Person Transaction.

PROPOSAL 4—AMENDMENTS TO ARTICLES OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

The Board of Directors has adopted and recommends that shareholders approve amendments (the “Amendments”) to BB&T’s Restated Articles of Incorporation, as amended (the “Articles”), to implement a majority voting standard for the election of directors in uncontested elections. Annex B, attached to this Proxy Statement, shows the changes to the Articles if the Amendments are approved.

The North Carolina Business Corporation Act (the “Act”) Section 55-7-28 (Voting for directors; cumulative voting) provides that, unless otherwise specified in a company’s articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting in which a quorum is present. The Articles do not specify the voting standard required in director elections, so BB&T directors are currently elected by a plurality vote. Under plurality voting, director nominees receiving the greatest number of votes “for” election (although not necessarily a majority) are elected as directors.

In 2011, BB&T implemented a Director Resignation Policy designed to address concerns regarding a director potentially being elected while receiving a majority of “withheld” votes. Pursuant to this policy, if a director nominee in an uncontested election receives a greater number of votes “withheld” with respect to his or her election than votes “for” his or her election, then that director nominee is required to offer his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee (excluding the nominee in question, if applicable) then considers the resignation offer and makes a recommendation to the Board of Directors as to whether to accept the director’s resignation. Within 130 days following certification of the shareholder vote, the Board of Directors makes a final determination as to whether to accept the director’s resignation. An uncontested election would generally be defined as any election of directors in which the number of candidates for election as directors does not exceed the number of directors to be elected.

At BB&T’s 2013 Annual Meeting of Shareholders, our shareholders approved an advisory proposal to amend the Articles to provide that director nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders in uncontested elections, with a plurality vote standard retained for contested director elections (i.e., elections where there are more director nominees than the number of directors to be elected). Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Shareholders will also be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

After careful consideration of the results of this shareholder vote, and after obtaining feedback from several of its largest shareholders on this issue, BB&T’s Board of Directors determined it is in the best interests of BB&T and its shareholders to provide for majority voting in uncontested director elections. The Board of Directors continues to believe that the plurality vote standard should continue to apply in contested director elections. If a majority vote standard is used in a contested election, fewer candidates could be elected to the Board of Directors than the number of authorized board seats if too many directors receive more “against” than “for” votes. Therefore, the Amendments allow for majority voting in uncontested director elections while retaining plurality voting in contested director elections.

Currently, pursuant to North Carolina law and BB&T’s bylaws, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified, or until his or her earlier resignation or removal. Therefore, as contemplated in the shareholder approved advisory proposal, BB&T will retain the Director Resignation Policy to address the “holdover” issue if an incumbent director nominee receives less than a majority of votes “for” election.

If approved by BB&T’s shareholders, the Amendments will become effective upon the filing of Restated Articles of Incorporation with the North Carolina Secretary of State. BB&T would make such a filing promptly after the annual meeting. The new majority voting standard would then be applicable to an uncontested election of directors at BB&T’s 2015 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4 — AMENDMENTS TO OUR ARTICLES OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS.

PROPOSAL 5—SHAREHOLDER PROPOSAL REQUESTING REPORTS WITH RESPECT TO BB&T’S POLITICAL CONTRIBUTIONS AND RELATED POLICIES AND PROCEDURES

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01803-5201, beneficial owner of 1,150 shares of BB&T common stock, has submitted the following proposal. This proposal will be voted on only if properly presented at the annual meeting. The Board of Directors recommends a vote “AGAINST” this proposal. The text of the proposal as it was provided by the proponent, and without corrections, follows.

Resolved, that the shareholders of BB&T Corporation (“BB&T” or “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the amounts that the Company has paid or incurred in connection with influencing legislation; participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and attempting to influence the general public, or segments thereof, with respect to elections, legislative matters or referenda.

The report should include (a) contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities and (b) the portions of any dues or other payments that are made to a tax-exempt organization for an expenditure or contribution that, if made directly by the Company, would not be deductable under section 162(e)(1) of the Internal Revenue Code. The report should identify each recipient, the amount paid to each, and the purpose of any contribution or expenditure.

Stockholder Supporting Statement

As long-term shareholders of BB&T, we support transparency and accountability in corporate spending on lobbying and political activities. The expenditures upon which we seek a report are those that Congress has said do not warrant a deduction as an ordinary and necessary business expense, namely, lobbying, participation in the political system by supporting or opposing candidates for office, and trying to influence the general public or segment thereof as to elections, legislative matters or referenda. This includes payments to third parties, including trade associations and other tax-exempt groups, which payments are used for expenditures that would not be deductable if made by the company itself.

Disclosure is consistent with public policy and we believe, in the best interest of the company and its shareholders. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. Moreover, publicly available data does not provide a complete picture of the Company’s lobbying or political expenditures. Thus the Company’s payments to trade associations for these purposes and undisclosed and unknown, as are any payments to tax-exempt groups that work to influence legislation and political campaigns, as well as public opinion that could affect legislation or elections.

The sums involved can be significant. A 2010 Blumberg story reported that several health insurers donated $86.2 million to the U.S. Chamber of Commerce in 2009-10 for advertisements, polling and grassroots events to drum up opposition to health care reform legislation. A former Federal Election Commission chairman described this figure as “breathtaking”.

We believe that the shareholders need improved disclosure in order to fully evaluate the use of corporate assets on these activities. Thus, we urge you to vote FOR this critical governance reform.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENT’S PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

As a financial holding company whose subsidiaries provide a complete range of financial services, including banking, lending, insurance, trust and wealth management solutions, BB&T is extensively regulated under federal and state laws and regulations. Changes in the current regulatory environment for financial institutions may substantially impact the manner in which the Corporation and its subsidiaries operate and create value for shareholders. For this reason, the Board believes that active participation in the legislative process is in the best interests of the Corporation and our shareholders. To document its oversight and governance of BB&T’s political activities, the Board of Directors has adopted a Statement of Political Activity, which can be found on our website at http://www.bbt.com/assets/docs/pdf/bbt-com/about/investor-relations/corporate-governance/reports/statement-of-political-activity.pdf. The decision to adopt the Statement of Political Activity was directly influenced by feedback we received during our shareholder engagement program in 2013.

As provided by the Statement of Political Activity, the Board of Directors oversees BB&T’s political strategy, political contributions and lobbying expenses. BB&T periodically participates in policy debates on issues to support the Corporation’s interests and sponsors employee political action committees, or PACs, which allow associates to pool their financial resources to support federal and state candidates who support effective legislation important to BB&T, its shareholders, clients and communities. However, it is BB&T’s policy not to use corporate funds to make contributions to political candidates, political parties or committees or political committees organized for the advancement of political candidates, including Super PACs or independent expenditure committees. All contributions to the PAC are voluntary, and any associate who contributes to the PAC may request a contribution by the PAC to a political candidate or another PAC. Decisions regarding political contributions are ultimately subject to the oversight of the board of directors for each PAC, based on the best interests of BB&T.

As required by law, all contributions by BB&T sponsored PACs are reported on a periodic basis to the Federal Election Commission and appropriate state election authorities. In addition, BB&T is required to comply with federal and state laws and regulations regarding the disclosure of certain lobbying activities. All such disclosures of BB&T’s political activities are publicly available, with certain information posted online by the Federal Election Commission. BB&T’s participation in certain business and trade organizations supports a range of purposes including education, professional development, charitable outreach, and political advocacy. The political or lobbying portions of those organizations’ expenditures are subject to public reporting as required by law and regulations. The Board believes that, in light of BB&T’s policy prohibiting the use of corporate funds for political contributions, the fact that BB&T already provides all legally required disclosures regarding political contributions and the fact that much of this information is already publicly available, this proposal is duplicative and unwarranted, and would cause the Corporation to expend unnecessary time and resources without providing any additional benefit to shareholders.

In addition, the same shareholder placed a proposal virtually identical to this one in the proxy statements for each annual meeting that was held from 2010 to 2013. The Board recommended then, as it does now, a vote against those proposals. Each of the last four years, BB&T’s shareholders firmly voted against these proposals, demonstrating shareholders’ strong repudiation of this type of proposal and support for the Board’s position on this topic. However, in light of the increasing interest from our shareholders involving the political contribution policy of BB&T, the Board felt that adopting the Statement of Political Activities would benefit the Corporation and shareholders by publicly formalizing the Board’s oversight and governance of political spending. Accordingly, the Board believes that the reports called for by this proposal are unnecessary and unwarranted and urges shareholders to vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

PROPOSAL 6—SHAREHOLDER PROPOSAL RELATING TO RECOUPMENT OF INCENTIVE COMPENSATION

The following proposal has been submitted by the Comptroller of the City of New York, as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System (collectively, the “Systems”). The Systems are the beneficial owners of 2,969,774 shares of BB&T common stock. The address of the proponent is the City of New York, Municipal Building, One Centre Street, Room 629, New York, NY 10007-2341. This proposal will be voted on only if properly presented at the 2014 Annual Meeting of Shareholders. The Board of Directors recommends a vote “AGAINST” this proposal. The text of the proposal as it was provided by the proponent, and without corrections, follows.

RESOLVED, that shareholders of BB&T Corporation (“BB&T”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt an incentive compensation recoupment policy (the “Policy”) to provide that the Committee will (a) review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a violation of law or BB&T policy, that causes significant financial or reputational harm to BB&T and (ii) the senior executive either committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclosure to shareholders the circumstances of any recoupment, and of any Committee decision not to pursue recoupment in instances that meet criteria (i) and (ii). The Policy should mandate that the above recoupment provisions be included in all future incentive plans and award agreements.

“Recoupment” includes (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted to an executive over which BB&T retains control. The Policy should operate prospectively, so as not to affect any compensation paid, awarded or granted before it takes effect.

Supporting Statement

As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We agree with former GE general counsel Ben Heineman Jr. that recoupment policies with business-related misconduct triggers are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http://blogs.law.harvard.edu/corpgov/2010/08/13/making-sense-out-of-clawbacks/)

Currently, BB&T does not disclose a comprehensive recoupment, or “clawback”, policy and its 2012 Incentive Plan provides for clawbacks only as necessary to comply with applicable law and/or policies. While the 2012 Plan also grants the Committee authority “to specify in an Agreement that a Participant’s rights, payments, and/or benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events,” including conduct “detrimental to the business or reputation of BB&T or any Affiliate,” the Committee did not include such an express provision to that effect in Award Agreements subsequently issued under the 2012 Plan.

We view BB&T’s current provisions as too weak. First, they do not on their face explicitly provide for the clawback of incentive compensation for misconduct. Second, neither the 2012 Plan nor any Award Agreement authorizes a clawback against any executive who does not personally commit misconduct. We think there are circumstances in which more senior executives should be held financially accountable for a supervisory failure. Our proposal gives the Committee discretion to decide whether recoupment is appropriate in particular circumstances.

Finally, shareholders cannot monitor enforcement without full disclosure on recoupment decisions, which BB&T’s current provisions do not require. We are sensitive to privacy concerns, and urge BB&T to adopt a policy that does not violate privacy expectations (subject to laws requiring fuller disclosure).

We urge shareholders to vote for this proposal.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPONENT’S PROPOSAL IS NOT IN THE BEST INTERESTS OF BB&T AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

The Board believes that the current structure of BB&T’s compensation programs and incentive compensation recoupment practices are appropriate and effective and provide a balanced approach to aligning the interests of our senior executives and shareholders. Our 2012 Incentive Plan and award agreements filed under that Plan contain broad language regarding clawbacks. Specifically, the Plan provides that the Plan Administrator retains the right at all times to decrease or terminate all awards and payments under the Plan. In addition, any and all amounts payable under the Plan or paid under the Plan are subject to clawback, forfeiture, and reduction to the extent determined by the Administrator as necessary to comply with applicable law and/or policies adopted by BB&T. Furthermore and as discussed earlier, we have adopted the practice of utilizing a risk scorecard, which the Compensation Committee can use to adjust the short-term and long-term incentive compensation of each member of Executive Management. The risk scorecard provides the Compensation Committee, for each individual Executive Manager, the positive and negative risk outcomes that have influenced each risk category and includes recommended actions with respect to significant negative outcomes.

We have carefully considered this proposal and the current clawback language contained in our Plan and award agreements. We have also considered the Compensation Committee’s ability to adjust compensation through the risk scorecard process and concluded that our clawback authority is broad, appropriately flexible and covers substantially all of the recoupment actions requested by the proposal. We further believe that by not being limited to specific acts of misconduct, our ability to recoup compensation is broader than the proposal in many respects.

In addition, Section 954 of the Dodd-Frank Act mandates that the SEC adopt rules related to the recoupment of executive compensation. The SEC has not yet adopted the required clawback rulemaking. Rather than adopt clawback provisions that may ultimately vary from the SEC’s interpretation of Section 954, the Board has determined that a broad clawback provision, like that in the 2012 Incentive Plan, is appropriate and in the best interests of BB&T and our shareholders. Once these rules have been finalized, the Board will reexamine its current policies and determine whether changes are needed.

The proposal also calls for us to report on the results of any deliberations about whether to recoup compensation from a senior executive. The Board believes that such a report is unnecessary and inappropriate. Decisions to disclose information, taking into account applicable legal requirements, the desire of investors to receive information, confidentiality and commercial considerations, and other matters, are properly made on a case-by-case basis. Mandating a report would deprive the Board of the ability to exercise judgment and discretion with respect to the disclosure of potentially sensitive information.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

OTHER MATTERS

Proposals for 2015 Annual Meeting of Shareholders

Under SEC Rule 14a-8, any shareholder desiring to make a proposal to be included in the notice for the 2015 Annual Meeting of Shareholders and related proxy materials must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina, and be received by no later than [November 12,] 2014, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in the Corporation’s proxy statement.

Additionally, under BB&T’s bylaws, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the Corporation’s proxy statement, the shareholder must give timely notice in writing to the Secretary of the Corporation at least 120 days, but no more than 150 days (no earlier than [October 13, 2014 and no later than November 12, 2014]), in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting.

Article II, Section 10 of the bylaws provides that, as to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder of record who intends to present the proposal and of all beneficial owners, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the Corporation beneficially owned by the shareholder of record and such beneficial owners and the nature of such ownership; (iii) a description of the business proposed to be introduced to the meeting of shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owners may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal. As used above, “beneficial ownership” or “beneficially own” means the power, directly or indirectly, through any contract, understanding or other arrangement, to exercise voting or investment discretion with respect to shares of any class of capital stock, including, but not limited to, through any derivative position, hedge, swap, securities lending arrangement or other transaction or arrangement relating to any class of capital stock.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under Article II, Section 10(b) of the bylaws and applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Delivery of Future Meeting Materials

To reduce the expenses of delivering duplicate proxy materials to shareholders, we are relying upon SEC rules that permit us to deliver only one set of applicable proxy materials to multiple shareholders who share an address, unless we receive contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T common stock. Any shareholder sharing such an address who does not receive an individual proxy statement and annual report may write or call BB&T’s transfer agent as specified below and receive the materials at no cost. For future meetings, a shareholder may request separate copies of our proxy statement and annual report or request that we only send one set of these materials if the shareholder is receiving multiple copies, by telephoning our transfer agent at 1-800-213-4314 or writing the transfer agent at: Computershare Trust Company N.A., P.O. Box 43078, Providence, Rhode Island, 02940-3078. If your shares are held in “street name,” you may contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061.

Any shareholder may obtain a copy of BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the financial statements and financial statement schedules), without charge by contacting Computershare, at the address above.

Other Business

As of the date of this proxy statement, the Board does not know of any other matter to be presented for consideration at the 2014 Annual Meeting of Shareholders, other than the items referred to in the proxy statement. In the event that any other matter requiring a vote of the shareholders is properly brought before the meeting for shareholder action, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Kelly S. King

Chairman and Chief Executive Officer

Dated: March [    ], 2014

ANNEX A – NON-GAAP FINANCIAL MEASURES

Adjustments to Net Income

As previously described, for the purposes of certifying BB&T’s performance under BB&T’s compensation plans, the Compensation Committee typically makes adjustments to BB&T’s GAAP results to ensure that the participants are compensated for BB&T’s core performance. For 2013, the Compensation Committee made adjustments to BB&T’s GAAP net income, as set forth in the tables below (“Adjusted Net Income”). Typically, the Compensation Committee adjusts BB&T’s GAAP net income for gains or losses on sales/purchases of business, merger-related and restructuring charges and similar non-core performance items, on an after-tax basis. These adjustments are made so that participants are compensated for BB&T’s core performance and are neither penalized nor rewarded for one-time charges, unusual gains, or similar non-core events. To the extent practicable, the Compensation Committee also makes similar adjustments to the reported performance of Peer Group members for awards that measure BB&T’s performance relative to the Peer Group.

The adjustments for 2013 impact the Annual Incentive Award’s performance metrics, earnings per share and return on assets, and the three-year average ROCE for LTIP purposes. BB&T derives each of these non-GAAP performance metrics from its Adjusted Net Income, which is a non-GAAP financial measure, and accordingly, each of these adjusted financial measures is determined by methods other than in accordance with GAAP.

The adjusted earnings per share and return on assets measures are each calculated in the same manner as their GAAP counterparts, except that Adjusted Net Income for the applicable performance metric is substituted for its GAAP counterpart in each calculation. Please refer to the adjustments table and accompanying narratives for additional detail on the ROCE calculations and GAAP reconciliation.

2013 ADJUSTED NET INCOME FOR ANNUAL INCENTIVE AWARD

	Net Income Adjustments ($ in millions)
	Return on Assets Measure	Earnings Per Share Measure
2013 GAAP Net Income(1)	1,729	—
2013 GAAP Net Income Available to Common Shareholders(1)	—	1,562
Compensation Committee Approved Adjustments
Securities (Gains)/Losses(2)	—	(51)
Tax litigation charges	516	516
Gain on sale of business	(31)	(31)
Merger-related and restructuring charges, net	46	46

Adjustments Subtotal	531	480
Tax Effect of Adjustments(3)	(6)	13

Adjusted Net Income	2,254	2,055

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate earnings per share performance as this reflects income attributable to each share of common stock. The Compensation Committee uses GAAP net income for return on assets performance because the return on assets metric measures relative Peer Group performance.
(2)	Adjustments for securities (gains)/losses are made only for the EPS component of the Annual Incentive Award because the EPS component measures only BB&T performance and does not reference Peer Group results.
(3)	GAAP net income includes the effect of applicable taxes. The Compensation Committee’s approved adjustments are pre-tax items. Accordingly, the tax effect of the adjustments has been deducted to accurately reflect the impact of the adjustments on net income.

2013 ANNUAL INCENTIVE AWARD PERFORMANCE METRICS

Performance Metric	GAAP Performance Metric	Performance Metric Calculated Using Adjusted Net Income
Earnings per share(1)	$2.19	$2.88
Return on assets(2)	0.95%	1.24%

(1)	Represents earnings per share calculated using weighted average number of diluted common shares.
(2)	Represents the return on assets calculated using daily average total assets.

BB&T’s 2011-2013 LTIP award references BB&T’s three-year ROCE performance. BB&T derives this non-GAAP performance metric from its GAAP net income available to common shareholders for each year of the performance period. The adjustments include the items detailed in the table below.

LTIP ADJUSTMENTS

	Return on Common Equity Measure ($ in millions)
	2013	2012	2011
GAAP Net Income Available to Common Shareholders(1)	1,562	1,916	1,289
Compensation Committee Approved Adjustments
Tax litigation charges	516	—	—
Gain on sale of business	(31)	—	—
Merger-related and restructuring charges, net	46	68	16

Adjustments Subtotal	531	68	16
Tax Effect of Adjustment	(6)	(25)	(6)

Adjusted Net Income	2,087	1,959	1,299

GAAP Average Shareholders’ Equity	21,890	19,477	17,267
Preferred stock	(2,443)	(920)	n/a
Noncontrolling interest	(50)	(56)	(59)

Average Common Shareholders’ Equity	19,397	18,501	17,208

GAAP ROCE	8.06%	10.35%	7.49%
GAAP 3-year average ROCE	8.63%
Adjusted ROCE	10.76%	10.59%	7.55%
Adjusted 3-year average ROCE	9.63%

(1)	The Compensation Committee uses GAAP net income available to common shareholders to calculate return on common equity performance as this reflects income attributable to common equity.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

ANNEX B – AMENDMENTS TO ARTICLES OF INCORPORATION

Amended language is included below and deleted language is indicated by strike-outs.

PROPOSED AMENDMENTS TO ARTICLE V OF THE

RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF BB&T CORPORATION

The proposed amendments to the Articles would, if approved, amend Article V of the Articles to read as follows:

ARTICLE V

~~The number and term of directors of the Corporation shall be fixed by or in accordance with the Bylaws.~~ Each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article V: (a) a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director; provided that neither abstentions nor broker non-votes will be deemed to be votes “for” or “against” a director’s election; and (b) a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected and the excess number is the result of a timely nomination by a shareholder or shareholders in accordance with Article II, Section 10 of the Bylaws, as determined by the Secretary of the Corporation as of the close of the applicable notice of nomination period set forth in said Article II, Section 10. The number and term of directors of the Corporation and the filling of any vacancy occurring in the Board of Directors shall be fixed by or in accordance with the Bylaws.

B-1

ATTENDING THE ANNUAL MEETING
Date and Time:	11:00 A.M. Eastern Daylight Time on Tuesday, April 29, 2014

Location:	Embassy Suites, 460 North Cherry Street, Winston-Salem, NC 27101
Who May Attend:

•    Record holders: Shareholders who own shares of BB&T common stock directly and not through a bank, broker or intermediary.

•    Beneficial holders: Shareholders whose shares of BB&T common stock are held for them by banks, brokerages or other intermediaries.

•    Authorized representatives of entities who are beneficial holders of BB&T common stock.

Required Documentation:

In addition to a valid photo ID or other satisfactory proof of identification, the following materials must be presented in order to be admitted to the Annual Meeting:

•    Record holders: The top portion of your proxy card will serve as an admission ticket.

•    Beneficial holders: Evidence of your ownership includes (1) a notice regarding the availability of proxy materials, (2) the top portion of a voting instruction form or (3) a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holders’ shares and that confirms the beneficial holders’ ownership of those shares.

•    Authorized representatives of beneficial holders: Must present a letter from the record holder certifying the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.

Prohibited Items:

•    The use of cameras (including cellular phones or PDAs with photographic and/or video recording capabilities), recording devices and other electronic devices, cellular phones or PDAs is strictly prohibited.

•    Knives, firearms, any item that could be used as a weapon and any other device or instrument that may be potentially disruptive are strictly prohibited.

Admissions:

•    BB&T representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on BB&T’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the Annual Meeting.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 28, 2014.
Vote by Internet
• Go to www.envisionreports.com/BBT
• Follow the steps outlined on the secured website.
• To sign up for electronic delivery of future meeting materials, please follow the instructions to enroll in this service.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone telephone.
There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Election of Directors — The Board of Directors recommends a vote FOR ALL nominees listed.	+
1. The election of eighteen directors, each for a one-year term expiring at the 2015 Annual Meeting of Shareholders.

01 - Jennifer S. Banner	05 - James A. Faulkner	09 - Kelly S. King	13 - Nido R. Qubein	17 - Edwin H. Welch, Ph.D.
02 - K. David Boyer, Jr.	06 - I. Patricia Henry	10 - Louis B. Lynn	14 - Tollie W. Rich, Jr.	18 - Stephen T. Williams
03 - Anna R. Cablik	07 - John P. Howe III, M.D.	11 - Edward C. Milligan	15 - Thomas E. Skains
04 - Ronald E. Deal	08 - Eric C. Kendrick	12 - Charles A. Patton	16 - Thomas N. Thompson

☐	Mark here to vote FOR ALL nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐
		11	12	13	14	15	16	17	18
		☐	☐	☐	☐	☐	☐	☐	☐

B	Management Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2014.	☐	☐	☐	3.	To vote on an advisory resolution to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote.	☐	☐	☐
4.	To vote on an amendment to BB&T’s Articles of Incorporation to implement a majority voting standard in uncontested director elections.	☐	☐	☐

C	Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 5 and 6.

		For	Against	Abstain			For	Against	Abstain
5.	To vote on a shareholder proposal requesting reports with respect to BB&T’s political contributions and related policies and procedures, if properly presented at the Annual Meeting.	☐	☐	☐	6.	To vote on a shareholder proposal regarding recoupment of incentive compensation to senior executives, if properly presented at the Annual Meeting.	☐	☐	☐

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

ADMISSION TICKET

PLEASE DETACH BELOW AND BRING WITH YOU IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

VOTE BY INTERNET OR TELEPHONE
24 Hours a Day—7 Days a Week
It’s Fast and Convenient

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and BB&T’s Annual Report on Form 10-K

are available at: www.envisionreports.com/BBT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BB&T CORPORATION	+
ANNUAL MEETING APRIL 29, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints Kelly S. King, Christopher L. Henson and Robert J. Johnson, Jr., or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Embassy Suites, 460 North Cherry Street, Winston-Salem, NC 27101, on Tuesday, April 29, 2014 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as stated on the reverse side hereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED:

•	“FOR ALL” OF THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1;
•	“FOR” PROPOSALS 2, 3 AND 4; AND
•	“AGAINST” PROPOSALS 5 AND 6.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

THE TOP PAGE OF THE PROXY CARD SERVES AS YOUR ADMISSION TICKET TO THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

D	Non-Voting Items

Change of Address — Please print new address below.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please insert date of signing. Sign exactly as the name appears on the reverse. Where stock is issued in two or more names, all names should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+
IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.